Form 10-K, Exhibit 13
period 2009-12-31
FSB Community Bankshares Inc
filed 2010-03-29
CIK 1389797

EXHIBIT 13

PORTIONS OF
ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

Our results of operations depend primarily on our net interest income.  Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities and other interest-earning assets (primarily cash equivalents), and the interest paid on our interest-bearing liabilities, consisting primarily of savings accounts, NOW accounts, money market accounts, time deposits and borrowings.  Our results of operations also are affected by our provision for loan losses, other income and other expense. Other income consists primarily of fees and services charges from deposit products, fee income from our financial services subsidiary, realized gains on sale of loans and securities, loan servicing fees, earnings on Bank owned life insurance, and miscellaneous other income.  Other expense consists primarily of salaries and employee benefits, occupancy expense, equipment expense, electronic banking, data processing costs, mortgage fees and taxes, advertising, directors fees, FDIC premium expense, audit and tax services, and other administrative expenses.

Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, government policies and actions of regulatory authority.

In 2009 we had net income of $68,000 compared to net income of $25,000 in 2008.  Our financial performance in 2009 resulted primarily from an increase in net interest income, and an increase in other income, partially offset by an increase in other expense and the provision for loan losses. The increase in net interest income reflects growth in interest-earning assets and a reduced cost of funds, partially offset by decreased asset yields primarily due to a lower interest rate environment.  In 2009, we were able to increase other income due to an increase in deposit account service fees, a realized gain on sale of mortgage-backed securities, a gain on sale of loans due to increased secondary market mortgage loan sales, and an increase in other income with additional residential mortgage loan fees, partially offset by a decrease in revenue from our financial services subsidiary in 2009 compared to 2008. In 2009, the Company substantially increased secondary market mortgage sales with the increased volume of refinances and purchase home mortgage activity in this low interest rate environment to help mitigate our exposure to interest rate exposure in a rising rate environment. In 2008, the Company recorded an other-than-temporary impairment charge in the Company’s investment in Federal Home Loan Mortgage Corporation (“Freddie Mac”) common stock with none recorded in 2009. The increase in other expense in 2009 compared to 2008 was primarily attributable to increased FDIC premium expenses due to an increased cost of deposit insurance premiums imposed by the FDIC on all depository institutions at a significantly higher assessment rate, along with a second quarter 2009 special assessment, to help mitigate the effects of recent bank failures on the Deposit Insurance Fund. There was a decrease in income taxes with a tax benefit in 2009 compared to a tax expense in 2008.

At December 31, 2009, we held investment securities totaling $81.6 million. We do not have any mortgage-backed securities collateralized by sub-prime mortgages; Freddie Mac or Fannie Mae preferred stock; trust preferred securities; or common stock of other banks.  The emphasis on prudent lending standards and active management of customer relationships is proven by the exceptional credit quality of the Company’s loan portfolio.  The Bank continues to realize healthy deposit growth with success in attracting low-cost core deposits, as well as moderate time deposit increases reflective of the confidence and trust that our community continues to place in the Bank in the challenging economy.

Critical Accounting Policies

Critical accounting policies are defined as those that involve significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. We believe that the most critical accounting policies upon which our financial condition and results of operations depend, and which involve the most complex subjective decisions or assessments, are our policies with respect to our allowance for loan losses, other-than-temporary impairment of investment securities, and deferred tax assets.

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

Other-Than-Temporary-Impairment of Investment Securities. When the fair value of a held to maturity or available-for-sale security is less than its amortized cost basis, an assessment is made at the balance sheet date as to whether other-than-temporary impairment (“OTTI”) is present.

The Company considers numerous factors when determining whether a potential OTTI exists and the period over which the debt security is expected to recover.  The principal factors considered are (1) the length of time and the extent to which the fair value has been less than amortized cost basis, (2) the financial condition of the issuer (and guarantor, if any) and adverse conditions specifically related to the security industry or geographic area, (3) failure of the issuer of the security to make scheduled interest or principal payments, (4) any changes to the rating of a security by a rating agency, and (5) the presence of credit enhancements, in any, including the guarantee of the federal government or any of its agencies.

For debt securities, OTTI is considered to have occurred if (1) the Company intends to sell the security, (2) it is more likely than not the Company will be required to sell the security before recovery of its amortized cost basis, or (3) if the present value of expected cash flows is not sufficient to recover the entire amortized cost basis.

In determining whether OTTI has occurred for equity securities, the Company considers the applicable factors described above and the intent and ability of the Company to retain its investment in the issuer for the period of time sufficient to allow for any anticipated recovery in fair value.

For debt securities, credit-related OTTI is recognized in income while noncredit-related OTTI on securities not expected to be sold is recognized in other comprehensive income (loss).  Credit-related OTTI is measured as the difference between the present value of an impaired security’s expected cash flows and its amortized cost basis.  Noncredit-related OTTI is measured as the difference between the fair value of the security and its amortized costs less any credit-related losses recognized.  For securities classified as held to maturity, the amount of OTTI recognized in other comprehensive income (loss) is accreted to the credit-adjusted expected cash flow amounts of the securities over future periods.  For equity securities, the entire amount of OTTI is recognized in income.

Deferred Tax Assets.  The deferred tax assets and liabilities represent the future tax return consequences of the temporary differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled.  As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Business Summary

Our business has traditionally focused on originating one-to-four family residential real estate mortgage loans and home equity lines of credit for retention in our portfolio, and offering retail deposit accounts insured by the Federal Deposit Insurance Corporation in our primary market area consisting of Monroe County and the surrounding upstate New York counties of Livingston, Ontario, Orleans and Wayne.  However, in the low interest rate environment experienced throughout 2009, management decided to sell a considerable number of fixed- rate loans originated, retaining the servicing on these loans.  The sale of these loans help the Bank to control interest rate risk.  The decrease in the portfolio mortgage loans outstanding in 2009 compared to 2008 has resulted in decreased loan interest income as well as lower yields on the loan portfolio due to a lower interest rate environment.  The increase in investment securities in 2009 compared to 2008 has resulted in increased investment securities interest income, despite lower yields in the investment securities portfolio.  The yield on interest earning assets decreased by 67 basis points to 4.77% for the year ended December 31, 2009 from 5.44% for the year ended December 31, 2008, while the cost of liabilities decreased 71 basis points to 2.82% at December 31, 2009 from 3.53% for the year ended December 31, 2008.   Decreased short term interest rates have lowered our cost on deposits and borrowings, despite a slightly higher yield on borrowings, at a faster rate than our long-term loans and investments, providing positive results in our net interest income in 2009.  Our average interest rate spread increased to 1.95% for the year ended December 31, 2009 from 1.91% for the year ended December 31, 2008, and our average net interest margin decreased to 2.26% for the year ended December 31, 2009 from 2.30% for the year ended December 31, 2008.  Decreases in the net interest margin were primarily due to the substantial decrease in average loan balance and downward re-pricing of the Bank’s loan portfolio in a declining rate environment in 2009.  If the Federal Reserve continues to maintain its target for Federal Funds Rate at 0.0%-0.25% throughout 2010, the decreased market rates will have a downward effect on yields in both interest-earning assets and interest-bearing liabilities.

Our loans receivable, net, decreased $19.3 million during 2009 to $116.4 million at December 31, 2009 from $135.7 million at December 31, 2008. In 2009, we originated $29.0 million in loans, primarily one-to-four-family residential mortgages.  A considerable number of the fixed-rate loan refinances and home purchases in 2009 were sold in order to address and improve our interest rate risk position.  We sold $13.9 million of our fixed-rate residential mortgage originations on a servicing-retained basis.  The Bank sold these loans at a net gain of $58,000 and expects to realize servicing income on these loans as long as these loans have outstanding balances.  Based on market conditions in 2010, we intend to continue to sell, on a selective basis, a portion of our fixed-rate residential mortgage loans.

Deposits increased $29.0 million to $156.5 million at December 31, 2009 from $127.5 million at December 31, 2008.  Deposits increased at all branches of Fairport Savings Bank. Our Irondequoit branch deposits increased $5.9 million, our Penfield branch increased by $3.9 million, our Fairport branch increased by $2.2 million, and our newest branch in Webster that opened in September 2009 grew to $17.0 million at December 31, 2009. In 2009, we were successful in attracting lower cost transaction deposits through our no fee checking account program, and Money Market and savings account advertising promotions.  We were also able to increase our certificates of deposits by offering market competitive rates as long as the customer has a checking account at the Bank.  In 2010, we intend to continue to grow our deposits with competitive products and pricing, excellent customer service and targeted marketing activities.

With the substantial deposit growth in 2009, we were able to replace $7.1 million in long-term and $3.8 million in short-term borrowings, consisting of FHLB advances, with lower cost retail deposits from $45.5 million at December 31, 2008 to $34.6 million at December 31, 2009.  Additionally, we deployed some of the funds received from loan sales to increase our securities available for sale by $31.6 million, from $43.9 million at December 31, 2008 to $75.5 million at December 31, 2009.

Our net income increased to $68,000 for the year ended December 31, 2009, from $25,000 for the year ended December 31, 2008. This was attributable to an increase in the net interest income, an increase in other income, and a decrease in income taxes, partially offset by an increase in other expense and the provision for loan losses.

Business Strategy

Our business strategy is to operate as a well-capitalized community bank that is dedicated to providing exceptional personal service to our customers.  We will continue to focus our efforts to be the primary provider of financial services to families and individuals in our market area.

We intend to continue an overall effort to strengthen our branch presence throughout eastern Monroe County in areas we project can grow within a reasonable amount of time and contribute to our strategy of profitable growth.  In September of 2009, we submitted an application with the Office of Thrift Supervision to establish a wholly-owned mortgage broker subsidiary in order to provide a wider array of residential loan products to a larger customer base within our markets.  We expect to receive approval from all applicable regulatory agencies and begin supplementing our services and product offerings through Fairport Mortgage Corp. during the second quarter of 2010.

Our business strategy is to grow and improve our profitability by:

●	Continuing to emphasize the origination of residential real estate loans;

●	Operating as a community-oriented retail financial institution with branch expansion primarily in eastern Monroe County, New York;

●	Continuing to manage our interest rate risk;

●
Aggressively marketing our core deposits; increasing our share of lower-cost checking accounts, cross selling our deposit products, and enhancing transaction convenience with wider ATM access at no cost to the customer;

●	Maintaining high asset quality;

●	Increasing non-interest revenues; and

●	Cost control of operating expenses.

We believe that these strategies will guide our business and provide shareholder value as we continue to grow our branch network.  We intend to continue to pursue our business strategy,   subject to changes necessitated by future market conditions and other factors.  We intend to focus on the following:

●
Retail-Oriented Community Financial Institution.  Fairport Savings Bank was established in Fairport, New York in 1888 and has been operating continuously since that time. We are committed to meeting the financial needs of the communities we serve and we are dedicated to providing personalized quality service to our customers. We believe that we can be more effective than many of our competitors in serving our customers because of the ability of our senior management to promptly and effectively respond to customer requests and inquiries. We intend to open one or two new branch offices in Monroe County in the next three to five years, depending on market conditions and as opportunities present themselves.

●
Managing Our Interest Rate Risk. To improve our interest rate risk, in recent years we have reduced the fixed-rate loan originations added to our loan portfolio by selling select fixed rate mortgages in the secondary market, investing a portion of funds received from loan payments and repayments in shorter-term and intermediate term, liquid investment securities and securities classified as available for sale including US Government Agency and  mortgage-backed securities, emphasizing the marketing of our passbook, savings and checking accounts, money market accounts and increasing the duration whenever possible of our certificates of deposit, and longer duration Federal Home Loan Bank borrowings.

If short-term interest rates remain low in 2010, we expect a decrease in our cost of funds on deposits and borrowings, which would positively affect our interest bearing liabilities as our certificates of deposit and borrowings mature and reprice at a lower cost to us.  We have $65.3 million in certificate of deposit accounts (including individual retirement accounts) that are scheduled to mature during 2010.  If we retain these deposits, it will most likely be at a lower cost to us than their current contractual rate.

●
Emphasizing Residential Real Estate Lending.  Historically, we have emphasized the origination of one-to-four family residential loans within Monroe County and the surrounding counties of Livingston, Ontario, Orleans and Wayne. As of December 31, 2009, 90.2% of our loan portfolio consisted of one-to-four family residential loans, and 99.9% of our loan portfolio consisted of loans secured by real estate. We intend to continue to emphasize originating loans secured by residential real estate. If both the prime rate and the treasury rates stay at current interest rate levels, this will continue to have a decreasing effect on the loan yields in 2010.

●
Maintaining High Asset Quality. We believe that our high asset quality is a result of conservative underwriting standards, the diligence of our loan collection personnel and the stability of the local economy.  At December 31, 2009, our ratio of non-performing loans to total loans was 0.02%.  At December 31, 2009, our ratio of allowance for loan losses to non-performing loans was 1600.0% and our ratio of allowance for loan losses to total loans was 0.32%.  Because 99.9% of our loans are secured by real estate, and our level of non-performing loans has been low in recent periods, we believe that our allowance for loan losses is adequate to absorb the probable losses inherent in our loan portfolio. The Bank continues not to be involved in, and has no exposure to, sub-prime or Alt-A lending activities.  Management continues to actively monitor the performance of the loan portfolio during these difficult economic times.

Comparison of Financial Condition at December 31, 2009 and 2008

	At December 31, 2009	At December 31, 2008
	(In thousands)
Selected Financial Condition Data:

Total assets	$214,443	$196,135
Cash and cash equivalents	5,965	3,173
Securities available for sale	75,483	43,925
Securities held to maturity	6,098	7,289
Loans, net	116,372	135,713
Deposits	156,510	127,522
Federal Home Loan Bank advances	34,590	45,481
Stockholder’s equity	20,350	20,041

	For the Year Ended December 31,
	2009	2008
	(In thousands)
Selected Operating Data:

Interest and dividend income	$9,565	$10,159
Interest expense	5,031	5,862
Net interest income	4,534	4,297
Provision for loan losses	28	24
Net interest income after provision for loan losses	4,506	4,273
Other income	677	453
Other expense	5,138	4,657
Income before income taxes	45	69
Provision (benefit) for income taxes	(23)	44
Net income	$68	$25

	At or For the Year Ended December 31,
	2009	2008

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets	0.03%	0.01%
Return on average equity	0.33%	0.12%
Interest rate spread (1)	1.95%	1.91%
Net interest margin (2)	2.26%	2.30%
Efficiency ratio (3)	98.60%	98.04%
Other income to average total assets	0.33%	0.24%
Other expense to average total assets	2.50%	2.42%
Average interest-earning assets to average interest-bearing liabilities	112%	113%

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.05%	0.07%
Non-performing loans as a percent of total loans	0.02%	0.11%
Allowance for loan losses as a percent of non-performing loans	1600.0%	236.3%
Allowance for loan losses as a percent of total loans	0.32%	0.25%

Capital Ratios:
Total risk-based capital (to risk-weighted assets)	20.75%	20.52%
Tier 1 leverage (core) capital (to adjusted tangible assets)	7.80%	8.47%
Tangible capital (to tangible assets)	7.80%	8.47%
Tier 1 risk-based capital (to risk-weighted assets)	20.30%	20.09%
Average equity to average total assets	9.92%	10.42%

Other Data:
Number of full service offices	4	3

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents other expense divided by the sum of net interest income and other income.

Total Assets.  Total assets increased $18.3 million, or 9.3%, to $214.4 million at December 31, 2009 from $196.1 million at December 31, 2008, reflecting increases in cash and cash equivalents, securities classified as available for sale, Bank Owned Life Insurance (“BOLI”), prepaid FDIC premium, and other assets, partially offset by decreases in net loans receivable and securities classified as held to maturity.  Cash and cash equivalents increased by $2.8 million, or 88.0% to $6.0 million at December 31, 2009 from $3.2 million at December 31, 2008. Securities available for sale increased by $31.6 million, or 71.8% to $75.5 million at December 31, 2009 from $43.9 million at December 31, 2008, primarily due to purchases of $102.0 million, net of maturities of $59.9 million, $5.3 million in mortgage-backed securities sales, $4.8 million in mortgage-backed securities principal repayments, $769,000 net amortization of premium and discounts, and a $328,000 increase in the fair value of securities available for sale. The significant increase in securities available for sale is primarily the result of management’s decision to sell a significant portion of the long-term fixed-rate residential mortgage loans originated and redeploying these funds into available for sale securities.  The Bank purchased $3.0 million of BOLI in 2009 to offset a portion of the cost of general employee benefits with increased cash surrender value.  The Bank’s prepaid FDIC premium increased by $771,000, or 3504.5%, to $793,000 at December 31, 2009 from $22,000 at December 31, 2008.  Other assets increased by $681,000, or 188.6% to $1.0 million at December 31, 2009 from $361,000 at December 31, 2008 as a result of a $633,000 increase in principle receivable on FHLMC mortgage-backed securities at December 31, 2009.  Premises and equipment, net, increased $248,000, or 10.7%, to $2.6 million at December 31, 2009 from $2.3 million a year earlier due to additional furniture, fixtures and equipment with the new Webster branch that opened in September 2009.

Net loans receivable decreased $19.3 million, or 14.3% to $116.4 million at December 31, 2009 from $135.7 million at December 31, 2008, primarily as a result of mortgage loan sales in the secondary market.  The Company has prudently decided to actively sell fixed-rate residential mortgage loans, both new originations and refinances, into the secondary market as an interest rate risk strategy in 2009.  The Company sold $13.9 million in fixed-rate residential loans in the twelve months ended December 31, 2009.   The mortgage loans sold and serviced increased by $11.4 million to $16.8 million as of December 31, 2009 compared to $5.4 million as of December 31, 2008.  One-to-four-family residential mortgage loans decreased to $105.0 million at December 31, 2009 from $123.9 million at December 31, 2008.  Securities held to maturity decreased $1.2 million or 16.3% to $6.1 million at December 31, 2009 from $7.3 million at December 31, 2008,  due to $1.2 million of principal repayments on mortgage-backed securities.  Federal Home Loan Bank of New York stock decreased by $426,000, or 18.4% to $1.9 million at December 31, 2009, from $2.3 million at December 31, 2008 with the redemption of stock due to less FHLB borrowings in 2009.

Deposits and Borrowings. Total deposits increased $29.0 million, or 22.7% to $156.5 million at December 31, 2009 from $127.5 million at December 31, 2008.  The increase in our deposits reflected a $21.7 million increase in interest bearing transaction accounts, an increase of $468,000 in non-interest checking accounts, and a $6.8 million increase in certificates of deposit, including individual retirement accounts.  The $21.7 million increase in interest bearing transaction accounts included an increase of $1.6 million in interest-bearing checking accounts, an increase of $6.9 million in Money Market accounts, and an increase of $13.2 million in savings accounts.  Virtually all of the savings deposit growth was attributable to the Webster branch grand opening promotional special. Certificates of deposit (including our individual retirement accounts) increased $6.8 million to $94.1 million at December 31, 2009 from $87.3 million at December 31, 2008, reflecting the success of offering competitive rates for these types of deposits products. In 2009, we were successful in increasing balances and the number of no fee checking accounts by promoting additional service charge free ATM access, as a strategy to increase our lower cost deposits. With the significant deposit growth in 2009, we were able to replace $10.9 million in combined long-term and short-term borrowings from the Federal Home Loan Bank of New York to $34.6 million at December 31, 2009 from $45.5 million at December 31, 2008, with lower cost retail deposits.

Stockholders’ Equity. Stockholders’ equity increased $309,000 to $20.4 million at December 31, 2009 from $20.0 million at December 31, 2008.  The increase resulted from net income of $68,000, a $24,000 increase from committed ESOP shares, and a $217,000 unrealized gain in securities available for sale, net of taxes.  The Bank’s capital ratios continue to classify Fairport Savings Bank as a well capitalized bank, the highest standard of capital rating as defined by the bank’s regulators.

Comparison of Operating Results for the Years Ended December 31, 2009 and 2008

General.  Net income of $68,000 for the year ended December 31, 2009 is an increase in earnings of $43,000 from net income of $25,000 for the year ended December 31, 2008.  The year over year net income improvement of $43,000 was primarily attributable to an increase in net interest income of $237,000, an increase in other income of $224,000, a decrease in the provision for income taxes of $67,000, partially offset by a $481,000 increase in other expense and a $4,000 increase in provision for loan losses.

Interest and Dividend Income.  Total interest and dividend income decreased $594,000 or 5.8%, to $9.6 million for the year ended December 31, 2009 from $10.2 million for the year ended December 31, 2008. The interest and dividend income decrease resulted from a 67 basis point decrease in the overall yield on interest earning assets to 4.77% for 2009 from 5.44% for 2008 reflecting decreases in market interest rates in a lower interest rate environment partially offset by a $13.8 million increase in average interest-earning assets.

Interest income on loans, including fees, decreased $620,000, or 8.2%, to $7.0 million for 2009 from $7.6 million for 2008, reflecting a decrease in the average balance of loans to $123.0 million for 2009 from $130.3 million for 2008, and a 16 basis point lower average yield.  The average yield on loans decreased to 5.67% for 2009 from 5.83% for 2008, reflecting decreases in market interest rates on loan products primarily in a lower interest rate environment. Interest income on investment securities increased $83,000 to $1.4 million in 2009 from $1.4 million in 2008.  The average balance of investment securities increased $15.3 million, or 53.6%, to $43.8 million from $28.5 million, while the average yield on investment securities decreased to 3.28% from 4.75%. Interest income on mortgage-backed securities increased $43,000 to $1.1 million in 2009, from $1.1 million in 2008.   The average balance of mortgage-backed securities increased $4.2 million, or 17.5%, to $28.2 million from $24.0 million, and the average yield on mortgage-backed securities decreased 53 basis points to 4.06% in 2009 from 4.59% in 2008. Interest income on federal funds sold decreased by $100,000, to $6,000 for 2009 from $106,000 for 2008.  The average balance of federal funds sold increased by $1.6 million for the year, while the average yield decreased by 259 basis points to 0.11% for 2009 from 2.70% for 2008.

Total Interest Expense.  Total interest expense decreased $831,000, or 14.2%, to $5.0 million for the year ended December 31, 2009 from $5.9 million for the year ended December 31, 2008. The decrease in total interest expense resulted from a 71 basis point decrease in the average cost of interest-bearing liabilities to 2.82% for 2009 from 3.53% for 2008, as a result of lower market interest rates paid on deposits and less interest paid in FHLB borrowings expense, despite a slightly higher yield, partially offset by a $12.5 million increase in the average balance of interest-bearing liabilities.

Interest expense on deposits decreased $729,000, or 17.6%, to $3.4 million for 2009 from $4.1 million for the prior year period. The decrease resulted primarily from a 90 basis points decrease to 2.43% in the weighted average rate we paid on deposits for 2009 from 3.33% for 2008. We decreased rates on deposits in response to decreases in competitive market interest rates in response to lower interest rates in 2009.  The average balance in transaction accounts, traditionally our lower cost of deposit accounts, increased by $13.3 million to $46.6 million at December 31, 2009 from $33.3 million at December 31, 2008, with a decrease in average cost of transaction accounts by 27 basis points to 1.15% in 2009 from 1.42% in 2008.  Additionally, the average balance of certificates of deposit, including individual retirement accounts, traditionally our higher yielding deposit cost, increased by $2.7 million to $93.8 million in 2009 from $91.1 million in 2008, despite a decrease in the cost of certificates of deposit accounts by 97 basis points to 3.06% in 2009 from 4.03% in 2008.

At December 31, 2009, we had $65.3 million of certificates of deposits, including individual retirement accounts, which are scheduled to mature during 2010.  Based on current market interest rates, we expect that the cost of these deposits will decrease; however with additional growth projected in deposits necessary to fund projected mortgage loan growth in 2010, we expect our deposit interest expense to increase in 2010.

Interest expense on short-term and long-term Federal Home Loan Bank advances decreased $102,000, or 5.9%, to $1.6 million for 2009 from $1.7 million for the year ended December 31, 2008. The decreased interest expense was caused by a $3.5 million decrease in our average balance of short-term and long-term Federal Home Loan Bank advances totaling $38.1 million at December 31, 2009 compared to $41.6 million for 2008, despite an increased cost of these funds from 4.14% to 4.26%.

Net Interest Income.  Net interest income increased $237,000, or 5.5%, to $4.5 million for the year ended December 31, 2009 from $4.3 million for the year ended December 31, 2008. The increase in net interest income was primarily attributable to a 4 basis point increase in our interest rate spread to 1.95% for 2009 from 1.91% for 2008, despite a decrease in our net interest margin of 4 basis points to 2.26% for 2009 from 2.30% for 2008. The increase in our interest rate spread was the result of an increase in interest income with increased interest earning assets and decreased interest expense on deposits, partially offset by decreased yields from interest earning assets.  The net interest margin decrease of 4 basis points was the result of higher yielding assets primarily loans, being replaced by lower yielding investments as part of management’s interest rate risk strategy to replace its longer term fixed-rate loans with shorter term securities. While these short-term market interest rates (which we use as a guide to price our deposits) have decreased, longer-term market interest rates (which we use as a guide to price our longer-term loans) have also decreased. In 2009, rates on our deposits and borrowings re-priced downward faster than the rates on our long-term loans and investments, resulting in a reduction in our cost of funds and positively impacting our interest rate spread which had a positive effect on our profitability.  Interest expenses decreased as a result of lower market interest rates being paid on all deposit accounts and we experienced lower FHLB advance expense with a lower volume of borrowings replaced by lower cost deposits.

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

Based on our evaluation of the above factors, we recorded a $28,000 provision for loan losses for the year ended December 31, 2009 compared to a $24,000 provision for loan losses for the year ended December 31, 2008.  The rationale for an increase in 2009 was the result of additional general provisions deemed necessary due to a weaker economy in 2009. The allowance for loan losses was $368,000, or 0.32% of loans outstanding, at December 31, 2009 compared to $345,000, or 0.25% of net loans outstanding, at December 31, 2008.  In 2009, we had a $5,000 loss on a short sale of a delinquent loan that was charged to the allowance for loan losses.

Other Income.  Other income increased by $224,000, or 49.4%, to $677,000 for 2009 from $453,000 for 2008.  The increase was primarily attributable to an increase in service fee income, an increase on realized gain on sale of securities, an increase in realized gain on sale of loans, an increase in BOLI income, and an increase in other income, partially offset by a decrease in fee income from Oakleaf Services Corporation, our subsidiary that offers non-deposit investment products such as annuities, insurance and mutual funds to our customers.  Service fee income increased by $52,000 or 25.9% to $253,000 from $201,000, primarily due to an increase in checking account service fees associated with overdraft protection fees.  Gain on sale of loans increased $43,000 or 286.7% to $58,000 from $15,000 in 2008.  There was a $92,000 gain on sale of securities available for sale in 2009 with no such gains in 2008.  We recorded $13,000 in BOLI earnings in 2009, with the purchase of BOLI in November of 2009.  Other income increased $59,000 of 38.8% to $211,000 from 152,000 in 2008 primarily due to additional loan fees recorded with additional refinance and home purchases this year.  The higher mortgage fees resulted from increased home purchase and refinance activity in a low interest rate environment.  Fee income decreased by $92,000, or 64.8%, to $50,000 in 2009 from $142,000 in 2008 resulting from decreased sales in insurance and other non-banking products by Oakleaf Services Corporation. There was a $57,000 other-than-temporary impairment charge in the Company’s investment in Freddie Mac common stock in 2008 with no such loss recorded in 2009.

Other Expense.  Other expense increased $481,000, or 10.3%, to $5.1 million in 2009 from $4.7 million in 2008.  The increased other expense was the result of increased FDIC premium expense of $315,000, salaries and employee benefits of $89,000, occupancy of $59,000, mortgage fees and taxes of $2,000, electronic banking of $9,000, data processing costs of $17,000, equipment expense of $40,000, and audit and tax services of $19,000, partially offset by decreases in directors fees of $7,000, miscellaneous other expenses of $15,000, and advertising of $47,000.  The increase in salaries and employee benefits was primarily attributable to annual cost of living increases, an increase in number of personnel with Webster staffing for approximately five months of 2009, partially offset by a decrease in employee benefits, including reduced annual employee bonuses and pension accruals as part of cost savings measures approved by the Company’s Board of Directors in 2009.  The increase in occupancy expense and equipment expense in 2009 compared to 2008 was primarily due to additional rent and equipment expenses associated with the Webster branch that opened in September 2009.  Despite the increase in FDIC expense, the Company has diligently managed and monitored its other operating expenses in 2009.

The Federal Deposit Insurance Corporation imposes an assessment against all depository institutions for deposit insurance. The FDIC premium expense increased by $315,000 to $341,000 in 2009 compared to $26,000 in 2008.  The increased FDIC insurance expense related to a significantly higher FDIC insurance assessment rate, including a $91,000 special assessment of five basis points on total assets minus tier 1 capital as of June 30, 2009, and to a lesser extent higher deposit levels.

 Income Tax Expense (Benefit).  Income tax benefit was $23,000 for 2009, a decrease of $67,000 compared to a tax expense of $44,000 for 2008.  The effective tax rate was (51.1%) in 2009 compared to 63.8% in 2008.  The reason for the tax benefit in 2009 was primarily the result of recognition of the recovery of Federal income tax by carry-back of the 2009 net operating loss generated for tax purposes to the earliest carry-back year 2008, where the rate of income tax recovery occurred at the highest Federal income tax rate of 39%.  The reason for a high effective tax rate in 2008 was the result of no tax benefit recognized for the $57,000 other than temporary securities impairment loss recorded in 2008 and the increase in the deferred tax valuation allowance related to state tax credits.  For tax purposes, this other-than-temporary loss was considered to be a capital loss.  The Company does not expect to have capital gains in future years that would allow for the use of the deferred tax asset associated with the impairment loss.

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

	For the Years Ended December 31,
	2009			2008
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Interest-earning assets:
Loans	$123,046	$6,976	5.67%	$130,321	$7,596	5.83%
Federal funds sold	5,525	6	0.11	3,920	106	2.70
Investment securities	43,830	1,439	3.28	28,532	1,356	4.75
Mortgage-backed securities	28,180	1,144	4.06	23,988	1,101	4.59
Total interest-earning assets	200,581	9,565	4.77	186,761	10,159	5.44
Noninterest-earning assets	4,936			5,302
Total assets	$205,517			$192,063

Interest-bearing liabilities:

NOW accounts	$8,333	56	0.67	$6,940	75	1.08
Passbook savings	17,392	146	0.84	13,897	134	0.96
Money market savings Individual retirement accounts	20,868	335	1.61	12,429	263	2.12
	17,681	649	3.67	16,362	709	4.33
Certificates of deposit	76,104	2,224	2.92	74,725	2,958	3.96
Federal Home Loan Bank advances	38,095	1,621	4.26	41,603	1,723	4.14
Total interest-bearing liabilities	178,473	5,031	2.82%	165,956	5,862	3.53%
Noninterest-bearing liabilities:
Demand deposits	3,620			3,256
Other	3,045			2,835
Total liabilities	185,138			172,047
Stockholders’ equity	20,379			20,016
Total liabilities and stockholders’ equity	$205,517			$192,063

Net interest income		$4,534			$4,297
Interest rate spread (1)			1.95%			1.91%
Net interest-earning assets (2)	$22,108			$20,805
Net interest margin (3)		2.26%			2.30%
Average interest-earning assets to average interest-bearing liabilities	112%			113%

(1)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by total interest-earning assets.

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

	For the Years Ended December 31, 2009 vs. 2008
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)

Interest-earning assets:
Loans	$(416)	$(204)	$(620)
Federal funds sold	74	(174)	(100)
Investment securities	196	(113)	83
Mortgage-backed securities	127	(84)	43
Total interest-earning assets	(19)	(575)	(594)

Interest-bearing liabilities:
NOW accounts	21	(40)	(19)
Passbook savings	24	(12)	12
Money market savings	112	(40)	72
Individual retirement accounts	67	(127)	(60)
Certificates of deposit	55	(789)	(734)
Federal Home Loan Bank advances	(149)	47	(102)
Total interest-bearing liabilities	130	(961)	(831)

Net change in net interest income	$(149)	$386	$237

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

(i)	invest in shorter to medium-term repricing and/or maturing securities whenever market allows;

(ii)	emphasize the marketing of our passbook, savings and checking accounts and increasing the duration of our certificates of deposit;

(iii)	sell a portion of our long-term, fixed-rate one-to-four family residential real estate mortgage loans; and

(iv)           maintain a strong capital position.

In 2009, we sold $13.9 million of our long-term, fixed-rate one-to-four family residential real estate mortgage loans to improve our interest rate risk position in the event of increases in market interest rates. We intend to continue to originate and, subject to market conditions, sell a portion of our long term fixed-rate one-to-four family residential real estate loans.

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

The table below sets forth, as of December 31, 2009, the Office of Thrift Supervision’s calculation of the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the United States Treasury yield curve.  Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

		Estimated Increase (Decrease) in NPV		NPV as a Percentage of Present Value of Assets (3)
Change in Interest Rates (basis points) (1)	Estimated NPV (2)			NPV Ratio (4)	Increase (Decrease) (basis points)

		Amount	Percent
(Dollars in thousands)
+300	$8,614	$(14,311)	(62)%	4.26%	(612)
+200	14,397	(8,528)	(37)	6.88	(350)
+100	19,505	(3,420)	(15)	9.03	(134)
+50	19,892	(3,033)	(13)	9.16	(121)
—	22,925	—	—	10.38	—
-50	22,182	(743)	(3)	10.04	(34)
-100	23,422	497	2	10.50	13

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

The table above indicates that at December 31, 2009, in the event of a 200 basis point increase in interest rates, we would experience a 37.0% decrease in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience a 2.0% increase in net portfolio value.

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

Additionally, because the majority of our assets are long-term fixed-rate mortgage loans that do not reprice as quickly as our deposits, we would experience a significant decrease in our net interest income in the event of continued inversion of the yield curve. We expect that our net interest income will be positively affected as our certificates of deposit mature and reprice at a lower cost to us.  We have $65.3 million in certificates of deposit accounts (including individual retirement accounts) that are scheduled to mature during 2010. If we retain these deposits it most likely will be at a lower cost to us than their current contractual rates.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature.  Our primary sources of funds consist of deposit inflows, loan repayments, advances from the Federal Home Loan Bank of New York, maturities and principal repayments of securities, and loan sales. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.  Our asset/liability management committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies.  We seek to maintain a liquidity ratio of 10.0% or greater.  For the year ended December 31, 2009, our liquidity ratio averaged 18.8%.  We believe that we have enough sources of liquidity to satisfy our short and long-term liquidity needs as of December 31, 2009.

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

Our most liquid assets are cash and cash equivalents.  The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At December 31, 2009, cash and cash equivalents totaled $6.0 million.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements.

At December 31, 2009, we had $2.5 million in loan commitments outstanding.  In addition to commitments to originate loans, we had $8.7 million in unused lines of credit to borrowers. Certificates of deposit, including individual retirement accounts comprised solely of certificates of deposits, due within one year of December 31, 2009 totaled $65.3 million, or 69.4% of our certificates of deposit (including individual retirement accounts) and 41.7% of total deposits.  If these deposits do not remain with us, we will be required to seek other sources of funds, including loan sales, other deposit products, including certificates of deposit, and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2009. We believe, however, based on past experience that a significant portion of such deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary desired investing activity is originating loans. During the year ended December 31, 2009, we originated $29.0 million of loans, and during the year ended December 31, 2008, we originated $30.6 million of loans.  However, in the lower interest rate environment of 2009, we sold 13.9 million in fixed-rate residential mortgage loans to help control interest rate risk.  To offset the decrease in loans and the excess funds relative to deposit growth, we purchased $102.0 million of available for sale while purchasing no securities held to maturity during the year ended December 31, 2009 as compared to $59.0 million of purchases of securities available for sale securities and $3.0 million of securities held to maturity during the year ended December 31, 2008.

Financing activities consist primarily of activity in deposit accounts.  We experienced a net increase in total deposits of $29.0 million for the year ended December 31, 2009 compared to a net increase of $8.3 million for the year ended December 31, 2008.  Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.

Liquidity management is both a daily and long-term function of business management.  If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of New York, which provides an additional source of funds.  Federal Home Loan Bank advances decreased by $10.9 million to $34.6 million for the year ended December 31, 2009, compared to a net increase of $19.9 million during the year ended December 31, 2008.  With the substantial deposit growth in 2009 we were able to replace Federal Home Loan Bank advances which were used primarily to fund loan demand and the mortgage backed securities leverage transaction in 2008.  At December 31, 2009, we had the ability to borrow approximately $87.4 million from the Federal Home Loan Bank of New York, of which $34.6 million had been advanced.

The Bank also has a repurchase agreement with Morgan Keegan providing an additional $10.0 million in liquidity.  Funds obtained under the repurchase agreement are secured by the Bank’s U.S Government and agency obligations.  There were no advances outstanding under the repurchase agreement at December 31, 2009 or 2008.

Fairport Savings Bank is subject to various regulatory capital requirements, including a risk-based capital measure.  The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories.  At December 31, 2009, Fairport Savings Bank exceeded all regulatory capital requirements.  Fairport Savings Bank is considered “well capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note 11 of the Notes to the Consolidated Financial Statements.

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

At December 31, 2009 and 2008, we had $2.5 million and $1.8 million, respectively, of commitments to grant loans, and $8.7 million and $8.2 million, respectively, of unfunded commitments under lines of credit.

For additional information, see Note 10 of the Notes to our Consolidated Financial Statements.

Recent Accounting Pronouncements

In January 2010, the FASB issued updated guidance on “Equity, Accounting for Distributions to Shareholders with Components of Stock and Cash”.  The amendments in this update clarify that the stock portion of a distribution to stockholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all stockholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend.  This update codifies the consensus reached in recent accounting guidance for Accounting for Stock Dividends, Including Distributions to Stockholders with Components of Stock and Cash.  This update is effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis.  The Company does not believe that the adoption of this guidance will have a material effect on our consolidated results of operations or financial position.

In January 2010, the FASB issued updated guidance on “Consolidation, Accounting and Reporting for Decreases in Ownership of a Subsidiary – A Scope Clarification”.  This update clarifies that the scope of the decrease in ownership provisions of Subtopic 810-10 and related guidance applies to a subsidiary or group of assets that is a business or nonprofit activity; a subsidiary that is a business or nonprofit activity that is transferred to an equity method investee or joint venture; and an exchange of a group of assets that constitutes a business or nonprofit activity for a non-controlling interest in an entity (including an equity method investee or joint venture).  This update also clarifies that the decrease in ownership guidance in Subtopic 810-10 does not apply to: (a) sales of in-substance real estate; and (b) conveyances of oil and gas mineral rights, even if these transfers involve businesses.  The amendments in this update expand the disclosure requirements about deconsolidation of a subsidiary or de-recognition of a group of assets to include the valuation techniques used to measure the fair value of any retained investment; the nature of any continuing involvement with the subsidiary or entity acquiring the group of assets; and whether the transaction that resulted in the deconsolidation or de-recognition was a related party or whether the former subsidiary or entity acquiring the assets will become a related party after the transaction.  This update is effective beginning in the period that the entity adopts the amendments to guidance on “Non-controlling Interests in Consolidated Financial Statements – an amendment of ARB 51)”.  If an entity has previously adopted this guidance, the amendments are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009.  The amendments in this update should be applied retrospectively to the first period that entity adopts the guidance on “Non-controlling Interests in Consolidated Financial Statements”.  The Company does not believe that the adoption of this guidance will have a material effect on our consolidated results of operations or financial position.

Impact of Inflation and Changing Prices

Our consolidated financial statements and related notes have been prepared in accordance with generally accepted accounting principles (“GAAP”).  GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation.  The impact of inflation is reflected in the increased cost of our operations.  Unlike industrial companies, our assets and liabilities are primarily monetary in nature.  As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

Market for Common Stock

FSB Community Bankshares, Inc.’s common stock is quoted on the OTC Bulletin Board under the trading symbol “FSBC.”

The following table sets forth the high and low trading prices for shares of our common stock for the periods indicated. Since the consummation of our initial stock offering on August 10, 2007 we have not paid any cash dividends to our stockholders.   As of December 31, 2009, there were 1,785,000 shares of our common stock issued and outstanding, of which 946,050 shares, or 53.0%, were held by FSB Community Bankshares, MHC, our mutual holding company. On such date our shares were held by approximately 178 holders of record.

Year Ended December 31, 2009	High	Low

Fourth quarter	$9.95	$7.50
Third quarter	9.90	5.65
Second quarter	5.65	5.00
First quarter	7.40	5.00

Year Ended December 31, 2008	High	Low

Fourth quarter	$9.10	$5.75
Third quarter	9.25	7.20
Second quarter	9.25	6.80
First quarter	8.62	7.31

STOCKHOLDER INFORMATION

ANNUAL MEETING The Annual Meeting of Stockholders will be held at 3:00 p.m., New York time on May 26, 2010 at the Perinton Community Center located at 1350 Turk Hill Road, Fairport, New York 14450.
TRANSFER AGENT

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016

If you have any questions concerning your stockholder account, please call our transfer agent, noted above, at (800) 525-7686. This is the number to call if you require a change of address or need records or information about lost certificates.

STOCK LISTING The Company’s Common Stock is quoted on the OTC Bulletin Board under the symbol “FSBC.”
ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Form 10-K for the year ended December 31, 2009 will be furnished without charge to stockholders as of the record date, upon written request to the Secretary, FSB Community Bankshares, Inc., 54 South Main Street, Fairport, New York 14450.

SPECIAL COUNSEL Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ParenteBeard LLC 115 Solar Street, Suite 100 Syracuse, New York 13204

FSB Community Bankshares, Inc.

 Table of Contents

December 31, 2009 and 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of FSB Community Bankshares, Inc.
Fairport, New York

We have audited the accompanying consolidated balance sheets of FSB Community Bankshares, Inc. and Subsidiary (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. FSB Community Bankshares, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FSB Community Bankshares, Inc. and Subsidiary as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC

Syracuse, New York
March 29, 2010

FSB Community Bankshares, Inc.

Consolidated Balance Sheets
December 31, 2009 and 2008

	2009	2008
	(Dollars in Thousands, Except Per Share Data)
Assets
Cash and due from banks	$3,385	$2,154
Interest bearing demand deposits	2,580	1,019

Cash and Cash Equivalents	5,965	3,173

Securities available for sale	75,483	43,925
Securities held to maturity (fair value 2009 $6,183; 2008 $7,091)	6,098	7,289
Investment in FHLB stock	1,886	2,312
Loans, net of allowance for loan losses (2009 $368; 2008 $345)	116,372	135,713
Bank owned life insurance	3,013	-
Accrued interest receivable	1,156	1,032
Premises and equipment, net	2,556	2,308
Foreclosed real estate	79	-
	383
Prepaid FDIC premium	793	22
Other assets	1,042	361

Total Assets	$214,443	$196,135

Liabilities and Stockholders’ Equity

Liabilities
Deposits:
Non-interest-bearing	$3,955	$3,487
Interest bearing	152,555	124,035

Total Deposits	156,510	127,522

Short-term borrowings	-	3,850
Long-term borrowings	34,590	41,631
Advances from borrowers for taxes and insurance	2,012	2,152
Official bank checks	432	348
Other liabilities	549	591

Total Liabilities	194,093	176,094

Stockholders’ Equity
Preferred stock, no par value; 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock; $0.10 par value; 10,000,000 shares authorized; 1,785,000 shares issued and outstanding	179	179
Paid-in capital	7,275	7,286
Retained earnings	13,317	13,249
Accumulated other comprehensive income (loss)	174	(43)
Unearned ESOP shares – at cost	(595)	(630)

Total Stockholders’ Equity	20,350	20,041

Total Liabilities and Stockholders’ Equity	$214,443	$196,135

FSB Community Bankshares, Inc.

Consolidated Statements of Income
Years Ended December 31, 2009 and 2008

	2009	2008
	(Dollars in Thousands, Except Per Share Data)
Interest and Dividend Income
Loans	$6,976	$7,596
Securities - taxable	1,439	1,356
Mortgage-backed securities	1,144	1,101
Other	6	106
Total Interest and Dividend Income	9,565	10,159
Interest Expense
Deposits	3,410	4,139
Borrowings:
Short-term	1	4
Long-term	1,620	1,719

Total Interest Expense	5,031	5,862

Net Interest Income	4,534	4,297
Provision for loan losses	28	24
Net Interest Income after Provision for loan losses	4,506	4,273
Other Income
Service fees	253	201
Fee income	50	142
Realized gain on sale of securities available for sale	92	—
Loss on impairment of securities	—	(57)
Increase in cash surrender value of bank owned life insurance	13	—
Realized gain on sale of loans	58	15
Other	211	152

Total Other Income	677	453
Other Expense
Salaries and employee benefits	2,524	2,435
Occupancy	523	464
Data processing costs	99	82
Advertising	204	251
Equipment	377	337
Electronic banking	79	70
Directors fees	107	114
Mortgage fees and taxes	243	241
FDIC premium expense	341	26
Audit and tax services	118	99
Other	523	538

Total Other Expense	5,138	4,657

Income before Income Taxes	45	69

Provision (Benefit) for Income Taxes	(23)	44

Net Income	$68	$25
Basic earnings per common share	$0.04	$0.01

FSB Community Bankshares, Inc.

Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2009 and 2008
(In Thousands)
	Common Stock	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unearned ESOP Shares	Total

Balance - December 31, 2007	$179	7,293	13,224	118	(665)	20,149

Comprehensive Loss:
Net income	-	-	25	-	-	25
Change in unrealized gain (loss) on securities available for sale, net of reclassification adjustment and taxes	-	-	-	(161)	-	(161)

Total Comprehensive Loss						(136)
ESOP shares committed to be released	-	(7)	-	-	35	28

Balance - December 31, 2008	179	7,286	13,249	(43)	(630)	20,041

Comprehensive Income:
Net income	-	-	68	-	-	68
Change in unrealized gain (loss) on securities available for sale, net of reclassification adjustment and taxes	-	-	-	217	-	217

Total Comprehensive Income						285

ESOP shares committed to be released	-	(11)	-	-	35	24

Balance - December 31, 2009	$179	$7,275	$13,317	$174	$(595)	$20,350

FSB Community Bankshares, Inc.

Consolidated Statements of Cash Flows
Years Ended December 31, 2009 and 2008

	2009	2008
	(In Thousands)
Cash Flows from Operating Activities
Net income	$68	$25
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Net amortization of premiums and discounts on investments	778	284
Gain on sale of securities available for sale	(92)	-
Impairment loss on securities available for sale	-	57
Gain on sale of loans to others	(58)	(20)
Proceeds from loans sold to others	13,899	-
Loans originated for sale	(13,841)	-
Amortization of net deferred loan origination costs	26	27
Depreciation and amortization	296	266
Provision for loan losses	28	24
Expense related to ESOP	24	28
Deferred income tax (expense) benefit	(7)	21
Earnings on investment in bank owned life insurance	(13)	-
Increase in accrued interest receivable	(124)	(160)
Increase in prepaid FDIC premium and other assets	(1,439)	(143)
Increase (decrease) in other liabilities	(160)	181

Net Cash Provided (Used) by Operating Activities	(615)	590

Cash Flows from Investing Activities
Purchases of securities available for sale	(102,032)	(58,971)
Proceeds from maturities and calls of securities available for sale	59,960	12,050
Proceeds from sales of securities available for sale	5,355	-
Proceeds from principal paydowns on securities available for sale	4,811	2,685
Purchases of securities held to maturity	-	(3,001)
Proceeds from maturities and calls of securities held to maturity	-	21,987
Proceeds from principal paydowns on securities held to maturity	1,182	2,245
Net (increase) decrease in loans	19,208	(14,315)
Proceeds from loans sold to others	-	2,897
Redemption (purchase) of Federal Home Loan Bank stock	426	(907)
Purchase of premises and equipment	(544)	(49)
Purchase of Bank Owned Life Insurance	(3,000)	-

Net Cash Used by Investing Activities	(14,634)	(35,379)

Cash Flows from Financing Activities
Net increase in deposits	28,988	8,364
Net increase (decrease) in short-term borrowings	(3,850)	3,850
Proceeds from long-term borrowings	1,000	22,000
Repayments on long-term borrowings	(8,041)	(5,950)
Net increase (decrease) in advances from borrowers for taxes and insurance	(140)	254
Net increase in official bank checks	84	-

Net Cash Provided by Financing Activities	18,041	28,518

Net Increase (Decrease) in Cash and Cash Equivalents	2,792	(6,271)

Cash and Cash Equivalents - Beginning	3,173	9,444

Cash and Cash Equivalents - Ending	$5,965	$3,173
Supplementary Cash Flows Information
Interest paid	$5,055	$5,805

Income taxes paid	$115	$1

Supplementary Schedule of Noncash Investing and Financing Activities
Transfer of loans to foreclosed real estate	$79	$-

FSB Community Bankshares, Inc.

Notes to Consolidated Financial Statements
December 31, 2009 and 2008

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

The Company provides a variety of financial services to individuals and corporate customers through its wholly-owned subsidiary, Fairport Savings Bank (the “Bank”). The Bank’s operations are conducted in four branches located in Monroe County, New York. The Company and the Bank are subject to the regulations of certain regulatory authorities and undergo periodic examinations by those regulatory authorities.

The Bank also provides non-deposit investment services to its customers through its wholly-owned subsidiary, Oakleaf  Services Corporation (“Oakleaf”). The results of operations of Oakleaf are not material to the consolidated financial statements.

On August 14, 2009 the Board of Directors of Fairport Savings Bank approved through resolution the formation of a wholly-owned subsidiary to be known as Fairport Mortgage Corp. (“Mortgage subsidiary”) in order to provide a wider array of residential loan products to a larger customer base within the Bank’s markets. The Bank expects to receive approval from all applicable regulatory agencies and begin supplementing our services and product offerings through Fairport Mortgage Corp. during the second quarter of 2010.

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

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses, the evaluation of other than temporary impairment of investment securities, and deferred tax assets.

FSB Community Bankshares, Inc.

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

Securities

The Company has classified as held to maturity, all mortgage-backed securities which it has the positive intent and ability to hold until maturity. These securities are carried at amortized cost. All other debt, equity, and mortgage-backed securities having readily determinable fair values are classified as available for sale and stated at fair value. Unrealized gains or losses related to securities available for sale are excluded from earnings and reported in other comprehensive income (loss) net of the related deferred income tax effect. The Company has no securities classified as trading securities.

Amortization of premiums and accretion of discounts are calculated using the interest method and included in interest income. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings.

When the fair value of a held to maturity or available for sale security is less than its amortized cost basis, an assessment is made at the balance sheet date as to whether other-than-temporary impairment (“OTTI”) is present.

The Company considers numerous factors when determining whether a potential OTTI exists and the period over which the debt security is expected to recover. The principal factors considered are (1) the length of time and the extent to which the fair value has been less than amortized cost basis, (2) the financial condition of the issuer (and guarantor, if any) and adverse conditions specifically related to the security industry or geographic area, (3) failure of the issuer of the security to make scheduled interest or principal payments, (4) any changes to the rating of a security by a rating agency, and (5) the presence of credit enhancements, in any, including the guarantee of the federal government or any of its agencies.

For debt securities, OTTI is considered to have occurred if (1) the Company intends to sell the security, (2) it is more likely than not the Company will be required to sell the security before recovery of its amortized cost basis, or (3) if the present value of expected cash flows is not sufficient to recover the entire amortized cost basis.

In determining whether OTTI has occurred for equity securities, the Company considers the applicable factors described above and  the intent and ability of the Company to retain its investment in the issuer for the period of time sufficient to allow for any anticipated recovery in fair value.

FSB Community Bankshares, Inc.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

For debt securities, credit-related OTTI is recognized in income while noncredit-related OTTI on securities not expected to be sold is recognized in other comprehensive income (loss). Credit-related OTTI is measured as the difference between the present value of an impaired security’s expected cash flows and its amortized cost basis. Noncredit-related OTTI is measured as the difference between the fair value of the security and its amortized costs less any credit-related losses recognized. For securities classified as held to maturity, the amount of OTTI recognized in other comprehensive income (loss) is accreted to the credit-adjusted expected cash flow amounts of the securities over future periods. For equity securities, the entire amount of OTTI is recognized in income.

Federal Home Loan Bank of New York

Federal law requires a member institution of the Federal Home Loan Bank System to hold stock of its district Federal Home Loan Bank (“FHLB”) according to a predetermined formula. This restricted stock is carried at cost.

Management evaluates the FHLB stock for impairment in accordance with FASB ASC Topic 942-10-15, Financial Services – Depository and Lending. Management’s determination of whether this investment is impaired is based on their assessment of the ultimate recoverability of its cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes of institutions and, accordingly, on the customer base of the FHLB.

No impairment charges were recorded related to the FHLB stock during 2009 or 2008.

Mortgage Loans Held for Sale

Mortgage loans held for sale in the secondary market are carried at the lower of cost or fair value. Separate determinations of fair value for residential and commercial loans are made on an aggregate basis. Fair value is determined based solely on the effect of changes in secondary market interest rates and yield requirements from the commitment date to the date of the financial statements. Realized gains and losses on sales are computed using the specific identification method. There were no loans held for sale at December 31, 2009 and 2008.

The Bank retains the servicing on loans sold and receives a fee based on the principal balance outstanding. Servicing rights were not material at December 31, 2009 and 2008.

Loans serviced for others totaled $16,779,757 and $5,386,780 at December 31, 2009 and 2008, respectively.

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

FSB Community Bankshares, Inc.

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

FSB Community Bankshares, Inc.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

Bank-Owned Life Insurance

During 2009, the Company purchased life insurance policies on a key executive. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Premises and Equipment

Premises and equipment are stated at cost. Depreciation and amortization are computed on the straight-line basis over the shorter of the estimated useful lives or lease terms of the related assets. Estimated useful lives are generally 20 to 50 years for premises and 3 to 10 years for furniture and equipment.

Foreclosed Real Estate

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value less estimated selling costs at the date of foreclosure. Any write-downs based on the asset’s fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, property held for sale is carried at the lower of the new basis or fair value less any costs to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to income, if necessary, to reduce the carrying value of the property to the lower of its cost or fair value less cost to sell.

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

FSB Community Bankshares, Inc.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the stockholders’ equity section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income (loss).

The components of other comprehensive income (loss) and related tax effects for the years ended December 31, 2009 and 2008 are as follows:

	2009	2008
	(In Thousands)

Unrealized holding gain (loss) on available for sale securities	$420	$(301)
Reclassification adjustment for realized gain included in net income	(92)	-
Realized loss on other than temporary impairment of securities	-	57

Net Unrealized Gain (Loss)	328	(244)

Tax effect	111	(83)

Net of Tax Amount	$217	$(161)

Earnings Per Common Share

Basic earnings per common share is calculated by dividing net income by the weighted-average number of common shares outstanding during the period. The Company has not granted any restricted stock awards or stock options and, during the years ended December 31, 2009 and 2008, had no potentially dilutive common stock equivalents. Unallocated common shares held by the ESOP are not included in the weighted-average number of common shares outstanding for purposes of calculating basic  earnings per common share until they are committed to be released. The average common shares outstanding were 1,724,220 and 1,722,025 for the years ended December 31, 2009 and December 31, 2008 respectively.

Reclassifications

Amounts in the prior year’s consolidated financial statements have been reclassified whenever necessary to conform to the current year’s presentation. Such reclassifications had no impact on stockholders’ equity or net income.

Recent Accounting Standards Issued

In January 2010, the FASB issued updated guidance on “Equity, Accounting for Distributions to Stockholders with Components of Stock and Cash”. The amendments in this update clarify that the stock portion of a distribution to stockholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all stockholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend. This update codifies the consensus reached in recent accounting guidance for Accounting for Stock Dividends, Including Distributions to Stockholders with Components of Stock and Cash. This update is effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The Company does not believe that the adoption of this guidance will have a material effect on its consolidated results of operations or financial position.

FSB Community Bankshares, Inc.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

In January 2010, the FASB issued updated guidance on “Consolidation, Accounting and Reporting for Decreases in Ownership of a Subsidiary – A Scope Clarification”. This update clarifies that the scope of the decrease in ownership provisions of Subtopic 810-10 and related guidance applies to a subsidiary or group of assets that is a business or nonprofit activity; a subsidiary that is a business or nonprofit activity that is transferred to an equity method investee or joint venture; and an exchange of a group of assets that constitutes a business or nonprofit activity for a non-controlling interest in an entity (including an equity method investee or joint venture). This update also clarifies that the decrease in ownership guidance in Subtopic 810-10 does not apply to: (a) sales of in-substance real estate; and (b) conveyances of oil and gas mineral rights, even if these transfers involve businesses. The amendments in this update expand the disclosure requirements about deconsolidation of a subsidiary or de-recognition of a group of assets to include the valuation techniques used to measure the fair value of any retained investment; the nature of any continuing involvement with the subsidiary or entity acquiring the group of assets; and whether the transaction that resulted in the deconsolidation or de-recognition was a related party or whether the former subsidiary or entity acquiring the assets will become a related party after the transaction. This update is effective beginning in the period that the entity adopts the amendments to guidance on “Non-controlling Interests in Consolidated Financial Statements – an amendment of ARB 51)”. If an entity has previously adopted this guidance, the amendments are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. The amendments in this update should be applied retrospectively to the first period that entity adopts the guidance on “Non-controlling Interests in Consolidated Financial Statements”. The Company does not believe that the adoption of this guidance will have a material effect on its consolidated results of operations or financial position.

Subsequent Events

The Company has evaluated events and transactions occurring subsequent to December 31, 2009, the date of the consolidated balance sheet, for items that should potentially be recognized or disclosed in the consolidated financial statements. The evaluation was conducted through the date these consolidated financial statements were issued.

FSB Community Bankshares, Inc.

Note 2 - Securities

The amortized cost and estimated fair value of securities with gross unrealized gains and losses at December 31, 2009 and 2008 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
December 31, 2009:
Available for Sale:
Equity securities	$9	$3	$-	$12
U.S. Government obligations	54,842	100	(313)	54,629
Mortgage-backed securities - residential	20,369	473	-	20,842

	$75,220	$576	$(313)	$75,483

Held to Maturity:
Mortgage-backed securities - residential	$6,098	$86	$(1)	$6,183

December 31, 2008:
Available for Sale:
Equity securities	$9	$-	$(3)	$6
U.S. Government obligations	22,196	82	(49)	22,229
Mortgage-backed securities - residential	21,785	38	(133)	21,690

	$43,990	$120	$(185)	$43,925

Held to Maturity:
Mortgage-backed securities - residential	$7,289	$-	$(198)	$7,091

Mortgage-backed securities consist of securities that are issued by FNMA, FHLMC, GNMA, and FFCB (Federal Farm Credit Bank) and are collateralized by residential mortgages.

The amortized cost and estimated fair value by contractual maturity of debt securities at December 31, 2009 are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	Available for Sale		Held to Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In Thousands)		(In Thousands)
Due in one year or less	$-	$-	$-	$-
Due after one year through five years	5,525	5,533	-	-
Due after five years through ten years	15,045	15,007	-	-
Due after ten years	34,272	34,089	-	-
Mortgage-backed securities	20,369	20,842	6,098	6,183

	$75,211	$75,471	$6,098	$6,183

FSB Community Bankshares, Inc.

Note 2 - Securities (Continued)

There was a $92,000 gross realized gain on sale and $0 losses on available for sale securities in 2009 resulting from proceeds of $5,355,000. There were no gross realized gains or losses on sales of securities available for sale in 2008.

No securities were pledged to secure public deposits or for any other purpose required or permitted by law at December 31, 2009 and 2008.

The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, at December 31, 2009 and 2008:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In Thousands)
2009:
U.S. Government obligations	$27,241	$313	$-	$-	$27,241	$313
Mortgaged-backed securities - residential	442	1	18	-	460	1

	$27,683	$314	$18	$-	$27,701	$314

2008:
Equity securities	$6	$3	$-	$-	$6	$3
U.S. Government obligations	3,354	49	-	-	3,354	49
Mortgaged-backed securities - residential	22,556	268	1,335	63	23,891	331

	$25,916	$320	$1,335	$63	$27,251	$383

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than the amortized cost basis, (2) the financial condition of the issuer (and guarantor, if any), and adverse conditions specifically related to the security, industry or geographic area, (3) failure of the issuer of the security to make scheduled interest or principal payments, (4) any changes to the rating of a security by a rating of a security by a rating agency, and (5) the presence of credit enhancements, if any, including the guarantee of the federal government or any of its agencies. In 2008, the Company recorded a $57,000 other-than-temporary impairment charge related to its investment in Federal Home Loan Mortgage Corporation (Freddie Mac) common stock. The impairment charge in the Company’s holdings of Freddie Mac common stock resulted from the decline in market value of these shares in connection with the federal government’s conservatorship of Freddie Mac in September 2008. The carrying value of the Company’s remaining Freddie Mac common stock at December 31, 2009 was $12,000. In 2009, the Company did not record an other-than-temporary impairment charge.

FSB Community Bankshares, Inc.

Note 2 - Securities (Continued)

At December 31, 2009, twenty-four debt securities have been in a continuous unrealized loss position for less than twelve months. One mortgage-backed security has been in a continuous unrealized loss position for more than twelve months. The debt securities and mortgage-backed securities were issued by U.S. government sponsored agencies and are paying in accordance with their terms with no deferrals of interest or defaults. As management believes the Company does not intend to sell and will not be required to sell these securities prior to recovery or maturity, no declines are deemed to be other-than-temporary.

Note 3 - Loans

Net loans at December 31, 2009 and 2008 consist of the following:

	2009	2008
	(In Thousands)

Real estate loans:
Secured by one to four family residences	$104,960	$123,880
Secured by five or more family residences	781	846
Construction	170	316
Commercial	1,809	2,119
Home equity lines of credit	8,496	8,214
Other	91	148

Total Loans	116,307	135,523

Net deferred loan origination costs	433	535
Allowance for loan losses	(368)	(345)

Net Loans	$116,372	$135,713
An analysis of activity in the allowance for loan losses for the years ended December 31, 2009 and 2008 is as follows:

	2009	2008
	(In Thousands)

Balance at January 1	$345	$319
Provision for loan losses	28	24
Loans charged-off	(5)	-
Recoveries	-	2

Balance at December 31	$368	$345

At December 31, 2009 and 2008, there were no loans considered to be impaired.

At December 31, 2009 and 2008, the Bank had nonaccrual loans of $23,000 and $146,000, respectively. There were no loans that were past due 90 days or more and still accruing interest at December 31, 2009 and 2008.

FSB Community Bankshares, Inc.

Note 3 – Loans (Continued)

For the year ended December 31, 2009, gross interest income that would have been recorded had non-accruing loans been current in accordance with their original terms was $543. Interest income recognized on such loans for the year ended December 31, 2009 was $790. For the year ended December 31, 2008, gross interest income that would have been recorded had non-accruing loans been current in accordance with their original terms was $2,751. Interest income recognized on such loans for the year ended December 31, 2008 was $6,402.

Note 4 - Premises and Equipment

Premises and equipment at December 31, 2009 and 2008 are summarized as follows:

	2009	2008
	(In Thousands)

Premise	$2,998	$2,763
Furniture, fixtures and equipment	1,817	1,556
Construction in process	5	12

	4,820	4,331
Accumulated depreciation and amortization	(2,264)	(2,023)

	$2,556	$2,308

At December 31, 2009, the Company was obligated under non-cancelable operating leases for existing branches in Penfield, Irondequoit, and Webster, New York and, for future branches of the Mortgage subsidiary in Canandaigua, Watertown, and Pittsford, New York. Future minimum rental payments under these leases for the next five years are as follows:

	Webster	Penfield	Irondequoit	Canandaigua	Watertown	Pittsford	Total
	(In Thousands)

2010	$68	$72	$55	$6	$8	$14	$223
2011	68	72	55	-	-	14	209
2012	68	72	63	-	-	14	217
2013	68	79	63	-	-	14	224
2014	68	79	63	-	-	14	224

	$340	$374	$299	$6	$8	$70	$1,097

Rent expense under the Penfield, Irondequoit, and Webster leases totaled $155,000 during 2009. Rent expense under the Penfield and Irondequoit leases totaled $127,000 during 2008.

FSB Community Bankshares, Inc.

Note 5 - Deposits

The components of deposits at December 31, 2009 and 2008 consist of the following:

	2009	2008
	(In Thousands)

Non-interest bearing	$3,955	$3,487
NOW accounts	9,141	7,582
Regular savings and demand clubs	26,682	13,457
Money market	22,588	15,685
Individual retirement accounts	17,996	16,812
Certificates of deposit	76,148	70,499

	$156,510	$127,522

As of December 31, 2009, individual retirement accounts and certificates of deposit have scheduled maturities as follows (in thousands):

2010	$65,345
2011	12,392
2012	10,954
2013	2,627
2014	2,826

$94,144

The aggregate amount of time deposits, each with a minimum denomination of $100,000 was $26,068,000 and $22,668,000  at December 31, 2009 and 2008, respectively. Generally, deposits in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation, however Congress has temporarily increased the FDIC insurance from $100,000 to $250,000 through December 31, 2013.

Interest expense on deposits for the years ended December 31, 2009 and 2008 is as follows:

	2009	2008
	(In Thousands)

NOW accounts	$56	$75
Regular savings and demand clubs	146	134
Money market	335	263
Individual retirement accounts	649	709
Certificates of deposit	2,224	2,958

	$3,410	$4,139

FSB Community Bankshares, Inc.

Note 6 - Short-Term and Long-Term Borrowings

Short-term and long-term borrowings consist of advances from the Federal Home Loan Bank of New York (FHLB).

The Bank has an overnight line of credit and a one-month overnight repricing line of credit with the FHLB. The maximum borrowing limit on each line was $10,631,000 at December 31, 2009. The lines expire on August 9, 2010 and are secured by one to four family residential mortgages. At December 31, 2009, the overnight line of credit rate was 0.34% and the overnight repricing line had an interest rate of 0.39%. There were no borrowings on the lines at December 31, 2009. Borrowings on the overnight line totaled $3,850,000 at December 31, 2008 with an interest rate of 0.46%.

The following table sets forth the contractual maturities of long-term borrowings with the FHLB:

Advance Date	Maturity Date	Current Rate	2009	2008
			(In Thousands)

11/29/04	11/30/09	3.94%	$-	$216
03/22/05	03/23/09	4.60%	-	750
03/22/05	03/22/10	4.73%	750	750
08/18/05	08/18/10	4.70%	1,000	1,000
09/06/05	09/06/11	4.53%	1,000	1,000
09/14/05	09/14/15	4.75%	789	844
11/01/05	11/02/09	5.05%	-	1,000
11/01/05	11/01/10	4.95%	220	430
11/16/05	11/18/13	5.19%	1,000	1,000
11/16/05	11/16/12	5.18%	1,000	1,000
11/16/05	11/16/10	5.11%	1,000	1,000
06/05/06	06/06/16	5.63%	1,000	1,000
06/05/06	06/05/14	5.60%	1,000	1,000
08/17/06	08/19/13	5.45%	1,000	1,000
08/17/06	08/17/15	5.50%	1,000	1,000
08/24/06	08/24/11	5.39%	381	583
09/08/06	09/09/13	5.32%	593	729
11/28/06	11/28/11	5.00%	1,000	1,000
10/25/07	10/25/10	4.52%	1,000	1,000
11/27/07	11/27/09	4.04%	-	1,000
11/27/07	11/27/12	4.46%	1,000	1,000
12/12/07	12/14/09	4.09%	-	1,000
12/12/07	12/12/11	4.36%	1,000	1,000
12/28/07	12/28/10	4.09%	1,000	1,000
01/04/08	01/04/11	3.71%	500	500
01/04/08	01/04/13	4.04%	500	500
01/15/08	01/18/11	3.45%	500	500
01/15/08	01/17/12	3.65%	500	500
01/15/08	01/15/13	3.81%	500	500
01/29/08	01/29/10	3.11%	1,000	1,000
01/29/08	01/31/11	3.37%	1,000	1,000
02/13/08	02/13/09	2.69%	-	1,000
02/13/08	02/16/10	2.39%	1,000	1,000
02/13/08	02/13/13	3.39%	2,007	2,582
02/19/08	02/19/09	2.78%	-	1,000
02/19/08	02/22/11	2.85%	2,000	2,000
02/19/08	02/21/12	3.73%	1,000	1,000
02/20/08	02/20/13	3.29%	2,000	2,000
06/12/08	06/12/13	4.36%	1,477	1,849
06/12/08	06/12/15	4.70%	1,647	1,898
11/21/08	11/21/13	4.48%	1,226	1,500
11/03/09	11/03/14	2.37%	1,000	-

			$34,590	$41,631

FSB Community Bankshares, Inc.

Note 6 - Short-Term and Long-Term Borrowings (continued)

Certain of the Company’s FHLB advances at December 31, 2009 are callable by the FHLB at one or more dates in the future. If an advance is called by the FHLB, the Company has the option to replace the called advance with a new advance at market terms or to repay the advance.

Long-term borrowings are secured by residential mortgages with a carrying amount of $99,075,000 at December 31, 2009  and the Bank’s investment in FHLB stock. As of December 31, 2009, $87,366,000 was available for long-term borrowings of which $34,590,000 was outstanding.

The following table sets forth the contractual maturities of all long-term FHLB borrowings and the next call dates of the callable borrowings at December 31, 2009 (dollars in thousands):

	Contractual Maturity	Weighted Average Rate	Next Call Date	Weighted Average Rate

2010	$6,970	4.10%	$2,000	2.85%
2011	7,381	3.87	2,000	3.29
2012	3,500	4.34	-	-
2013	10,303	4.18	-	-
2014	2,000	3.99	-	-
Thereafter	4,436	5.10	-	-

	$34,590	4.22%	$4,000	3.07%

The Company also has a repurchase agreement with Morgan Keegan providing an additional $10 million in liquidity collateralized by the Company’s U.S. Government obligations. There were no advances outstanding under the repurchase agreement at December 31, 2009.

Note 7 - Income Taxes

The provision (benefit) for income taxes for 2009 and 2008 consists of the following:

	2009	2008
	(In Thousands)
Current
Federal	$(17)	$23
State	-	-
Deferred	(6)	21
	$(23)	$44

FSB Community Bankshares, Inc.

Note 7 - Income Taxes (Continued)

The Company’s effective rate was (51)% and 64% in 2009 and 2008, respectively. Items that give rise to differences between income tax expense included in the consolidated statements of income and taxes computed by applying the statutory federal tax at a rate of 34% in 2009 or 2008 included the following (dollars in thousands):

	2009		2008
	Amount	% of Pre-tax Income	Amount	% of Pre- tax Loss

Federal Tax at a Statutory rate	$15	34%	$23	34%
State taxes, net of Federal provision	-	-	-	-
Change in valuation allowance	68	151%	107	155%
Other items	(106)	(236)	(86)	(125)
Income tax provision (benefit)	$(23)	(51)%	$44	64%

Deferred income tax assets and liabilities resulting from temporary differences are summarized as follows and are included in other assets or liabilities, as appropriate, in the accompanying consolidated balance sheets at December 31, 2009 and 2008:

	2009	2008
	(In Thousands)

Deferred tax assets:
Deferred loan origination fees	$14	$20
Pension expense	8	-
Allowance for loan losses - Federal	35	26
Charitable contributions	24	16
State tax credits	422	382
Depreciation	-	17
Supplemental Executive Retirement Plan	34	19
Other than temporary impairment loss on securities	22	22
Unrealized loss on securities available for sale	-	25
Other	2	2

	561	529
Valuation allowance	(454)	(386)
Total deferred tax assets, net of valuation allowance	107	143

Deferred tax liabilities:
Depreciation	(14)	-
Unrealized gain on securities available for sale	(90)	-
FDIC insurance	(21)	-
Other	(49)	(102)

Total deferred tax liabilities	(174)	(102)

Net deferred tax asset (liability)	$(67)	$41

FSB Community Bankshares, Inc.

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

Deferred tax liabilities have not been recognized with respect to the Federal base –year reserve of $1,518,000 and the New York State base-year reserve of $5,584,000 and $5,505,000 at December 31, 2009 and December 31, 2008 respectively since the Bank does not expect that these amounts will become taxable in the foreseeable future. The unrecognized deferred tax liability with respect to the Federal reserve was $516,000 at December 31, 2009 and December 31, 2008. The unrecognized deferred tax liability with respect to the New York State reserve, net of Federal income tax benefits was $262,000 and  $259,000 at December 31, 2009 and December 31, 2008 respectively.

Accounting for Uncertainty in Income Taxes guidance requires an entity to analyze each tax position taken in its tax returns and determine the likelihood that the position will be realized. Only tax positions that are “more-likely-than-not” to be realized can be recognized in an entity’s financial statements. For tax positions that do not meet this recognition threshold, an entity will record an unrecognized tax benefit for the difference between the position taken on the tax return and the amount recognized on the financial statements. The Company does not have any unrecognized tax benefits for the years ended December 31, 2009 or December 31, 2008. The Company’s policy is to recognize interest and penalties on unrecognized tax benefits in income tax expense in the Consolidated Statement of Income. The Company’s Federal and New York tax returns, constituting the returns of the major taxing jurisdictions, are subject to examination by the taxing authorities for 2006, 2007, and 2008, as prescribed by applicable statute. No waivers have been executed that would extend the period subject to examination beyond the period prescribed by statute.

No recognized tax benefits are expected to arise within the next twelve months.

FSB Community Bankshares, Inc.

Note 8 - Employee Benefit Plans

The Bank has a 401(k) plan for all eligible employees. Employees are eligible for participation in the 401(k) Plan after one year of service and attaining age 21. The 401(k) Plan allows employees to contribute 1% to 100% of their annual salary subject to statutory limitations. Matching contributions made by the Bank are 100% of the first 3% of compensation that an employee contributes to the 401(k) Plan. In addition, the Bank may make a discretionary contribution of up to 10% of each eligible employee’s annual base compensation including the ESOP. Matching contributions to the 401(k) Plan amounted to $51,000 and $46,000 for the years ended December 31, 2009 and 2008, respectively. Discretionary contributions to the 401(k) Plan were $121,000 and $133,000 for the years ended December 31, 2009 and 2008, respectively.

The Bank sponsors an Employee Stock Ownership Plan (ESOP) for eligible employees who have attained age 21 and completed one year of employment. The cost of unallocated ESOP shares is presented in the accompanying consolidated balance sheets as a reduction of stockholders’ equity. Allocations to individual accounts are based on participant compensation and years of service. As shares are committed to be released to participants, the Company reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings per share computations. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in-capital. Any dividends on allocated shares reduce retained earnings. Any dividends on unallocated ESOP shares reduce debt and accrued interest. In connection with establishing the ESOP in 2007, the ESOP borrowed $700,000 from the Company to purchase 69,972 common shares of the Company’s stock. The loan is being repaid in twenty equal annual installments through 2026. The loan bears interest at the prime rate plus 300 basis points. Shares are released to participants on a straight line basis as the loan is repaid and totaled 3,498 shares for each of the years ended December 31, 2009 and December 31, 2008. Total expense for the ESOP during 2009 and 2008 was $24,000 and $28,000 respectively. At December 31, 2009 the Company had 59,476 unearned ESOP shares having an aggregate market value of $591,788.

The Bank has a supplemental executive retirement plan (SERP) for one of its executives. In 2009 and 2008, the expense under the SERP totaled $39,000 and $35,000 respectively.

Note 9 - Related Party Transactions

Certain employees, executive officers and directors are engaged in transactions with the Bank in the ordinary course of business. It is the Bank’s policy that all related party transactions are conducted at “arms length” and all loans and commitments included in such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank and do not involve more than the normal risk of collectability or present other unfavorable terms.

As of December 31, 2009 and 2008, loans outstanding with related parties were $738,000 and $736,000, respectively. During 2009, loan advances and repayments totaled $172,000 and $170,000, respectively.

FSB Community Bankshares, Inc.

Note 10 - Commitments

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments summarized as follows at December 31, 2009 and 2008:

	2009	2008
	(In Thousands)

Commitments to extend credit:
Commitments to grant loans	$2,478	$1,832
Unfunded commitments under lines of credit	8,732	8,221

	$11,210	$10,053

Commitments to grant loans at fixed rates at December 31, 2009 totaled $2,478,000 and had interest rates that ranged from 4.375% to 7.00%.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 and tangible capital (as defined) to adjusted total assets (as defined). Management believes that, as of December 31, 2009 and 2008, the Bank met all capital adequacy requirements to which it was subject. As of December 31, 2009 the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s status as well capitalized.

FSB Community Bankshares, Inc.

Note 11 - Regulatory Matters (Continued)

The Bank’s actual capital amounts and ratios are presented in the table below.

	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in Thousands)
December 31, 2009:
Total risk-based capital (to risk-weighted assets)	$16,834	20.75%	$	≥6,490	≥8.0%	$	≥8,113	≥10.0%
Tier 1 capital (to risk-weighted assets)	16,466	20.30		≥3,245	≥4.0		≥4,868	≥6.0
Tier 1 capital (leveraged - to adjusted total assets)	16,466	7.80		≥8,445	≥4.0		≥10,556	≥5.0
Tangible capital (to adjusted total assets)	16,466	7.80		≥3,167	≥1.5		N/A	N/A

December 31, 2008:
Total risk-based capital (to risk-weighted assets)	$16,660	20.52%	$	>6,497	>8.0%	$	>8,121	>10.0%
Tier 1 capital (to risk-weighted assets)	16,315	20.09		>3,248	>4.0		>4,873	> 6.0
Tier 1 capital (leveraged - to adjusted total assets)	16,315	8.47		>7,707	>4.0		>9,633	> 5.0
Tangible capital (to adjusted total assets)	16,315	8.47		>2,890	>1.5		N/A	N/A

The following table presents a reconciliation of the Bank’s equity as determined using accounting principles generally accepted in the United States of America (“GAAP”) and its regulatory capital amounts as of December 31, 2009 and 2008.

	2009	2008
	(In Thousands)
Bank GAAP equity	$16,639	$16,272
Net unrealized (gains) losses on securities available for sale, net of income taxes	(173)	43

Tangible capital, core capital and Tier 1 risk-based capital	16,466	16,315

Allowance for loan losses	368	345

Total risk-based capital	$16,834	$16,660

At December 31, 2009 the Company’s consolidated equity totaled $20,350,000 compared to the Bank’s equity capital of $16,639,000. See Note 13 for details concerning the Company’s consolidated equity.

FSB Community Bankshares, Inc.

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

In September 2006, the Financial Accounting Standards Board (“FASB”) issued ASC Topic 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. ASC Topic 820 applies to other accounting pronouncements that require or permit fair value measurements.

ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC Topic 820 are as follows:

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

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used are as follows at December 31:

FSB Community Bankshares, Inc.

Note 12 - Fair Value Measurement and Fair Values of  Financial Instruments (continued)

	(In Thousands)

2009	Total	Level 1	Level 2	Level 3
Equity securities	$12	$12	$—	$—

U.S. Government obligations	54,629	—	54,629	—

Mortgage-backed securities	20,842	—	20,842	—

Total Available for Sale Securities	$75,483	$12	$75,471	$—

	(In Thousands)

2008	Total	Level 1	Level 2	Level 3
Equity securities	$6	$6	$—	$—

U.S. Government obligations	22,229	—	22,229	—

Mortgage-backed securities	21,690	—	21,690	—

Total Available for Sale Securities	$43,925	$6	$43,919	$—

No assets or liabilities have been measured on a non-recurring basis at December 31, 2009 or 2008.

FASB ASC Topic 825-10-50, Disclosure about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the defined fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. ASC Topic 825-10-50 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of certain of the Company’s assets and liabilities at December 31, 2009 and 2008.

Cash, Due from Banks, and Interest-Bearing Demand Deposits

The carrying amounts of these assets approximate their fair values.

FSB Community Bankshares, Inc.

Note 12 - Fair Value Measurement and Fair Values of  Financial Instruments (continued)

Investment Securities

The fair value of securities available for sale (carried at fair value) and held to maturity (carried at amortized cost) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices. For certain securities which are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence (Level 3). In the absence of such evidence, management’s best estimate is used. Management’s best estimate consists of both internal and external support on certain Level 3 investments. Internal cash flow models using a present value formula that includes assumptions market participants would use along with indicative exit pricing obtained from broker/dealers (where available) were used to support fair values of certain Level 3 investments. The Company had no Level 3 investment securities at December 31, 2009 or 2008.

Investment in FHLB Stock

The carrying value of FHLB stock approximates its fair value based on the redemption provisions of the FHLB stock.

Loans

The fair values of loans held to maturity are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

There were no loans held for sale at December 31, 2009 or 2008.

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

FSB Community Bankshares, Inc.

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

The carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2009 and 2008 are as follows:

	2009		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Financial assets:
Cash and due from banks	$3,385	$3,385	$2,154	$2,154
Interest bearing demand deposits	2,580	2,580	1,019	1,019
Securities available for sale	75,483	75,483	43,925	43,925
Securities held to maturity	6,098	6,183	7,289	7,091
FHLB stock	1,886	1,886	2,312	2,312
Loans, net	116,372	118,883	135,713	136,610
Accrued interest receivable	1,156	1,156	1,032	1,032

Financial liabilities:
Deposits	156,510	155,606	127,522	129,245
Short-term borrowings	—	—	3,850	3,850
Long-term borrowings	34,590	32,579	41,631	41,899
Accrued interest payable	129	129	153	153

Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—

FSB Community Bankshares, Inc.

Note 13 - FSB Community Bankshares, Inc. (Parent Company Only) Financial Information

Balance Sheets

	December 31
	2009	2008
	(In Thousands)
Assets
Cash and cash equivalents	$62	$155
Securities available for sale	3,013	3,018
Investment in banking subsidiary	16,639	16,272
ESOP Loan receivable	609	636
Accrued interest receivable	71	55
Total Assets	$20,394	$20,136

Liabilities & Stockholders’ Equity

Total Liabilities	$44	$95

Stockholders’ equity	20,350	20,041

Total Liabilities and Stockholders’ Equity	$20,394	$20,136

Statements of Income

	Year Ended December 31
	2009	2008
	(In Thousands)

Interest Income	$73	$142
Other Expense	(179)	(190)
Equity in undistributed earnings of banking subsidiary	174	73

Net Income	$68	$25

FSB Community Bankshares, Inc.

Note 13 - FSB Community Bankshares, Inc. (Parent Company Only) Financial Information (continued)

Statements of Cash Flows

	Year Ended December 31
	2009	2008
	(In Thousands)
Cash flows from operating activities
Net income	$68	$25
Adjustments to reconcile net income to net cash provided (used) by operating activities
Equity in undistributed earnings of banking subsidiary	(174)	(73)
Amortization of premium on securities available for sale	5	32
Increase in accrued interest receivable	(16)	(37)
Net increase (decrease) in other liabilities	(3)	95
Net cash provided (used) by operating activities	(120)	42

Cash flows from investing activities
Purchases of securities held to maturity	—	—
Proceeds from maturities and calls of securities held to maturity	—	3,050
Purchases of securities available for sale	(4,000)	(3,550)
Proceeds from maturities and calls of securities available for sale	4,000	500
Payments received on ESOP loan	27	17
Net cash provided by investing activities	27	17

Net increase (decrease) in cash and cash equivalents	(93)	59
Cash and cash equivalents - beginning	155	96

Cash and cash equivalents - ending	$62	$155