Form 10-K, Exhibit 13
period 2010-12-31
FSB Community Bankshares Inc
filed 2011-03-31
CIK 1389797

EXHIBIT 13

PORTIONS OF
ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

Our results of operations depend primarily on our net interest income and to a lesser degree other income.   Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities and other interest-earning assets (primarily cash equivalents), and the interest paid on our interest-bearing liabilities, consisting primarily of savings accounts, NOW accounts, money market accounts, time deposits and borrowings.  Other income consists primarily of fees and services charges from deposit products, fee income from our financial services subsidiary, realized gains on sale of loans and securities, earnings on Bank owned life insurance, mortgage fee income and miscellaneous other income.  Our results of operations also are affected by our provision for loan losses and other expense. Other expense consists primarily of salaries and employee benefits, occupancy expense, equipment expense, electronic banking, data processing costs, mortgage fees and taxes, advertising, directors’ fees, FDIC premium expense, audit and tax services, and other miscellaneous expenses.

Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, government policies and actions of regulatory authority.

In 2010 we had net income of $220,000 compared to net income of $68,000 in 2009.  Our financial performance in 2010 resulted primarily from an increase in net interest income, an increase in other income, and a decrease in provision for loan losses, partially offset by an increase in other expense and an increase in income taxes.  The increase in net interest income was generated through substantially lower deposit and borrowing costs, which offset a decline in the yield on interest-earning assets.  In 2010, we were able to increase other income due to an increase in realized gain on sale of available for sale securities, a realized gain on sale of loans due to increased secondary market mortgage loan sales, an increase in mortgage fee income, and an increase in cash surrender value of bank owned life insurance, partially offset by a decrease in revenue from deposit service fees in 2010 compared to 2009. A substantial portion of the increase in other income was attributable to realized gain on sale of loans and mortgage fees associated with the growth in mortgage loan production in 2010 from the contribution of our new loan origination offices opened in January 2010. The Company substantially increased secondary market mortgage sales with the increased volume of refinances and purchase home mortgage activity in the 2010 low interest rate environment to help mitigate our exposure to interest rate risk in a rising rate environment. The increase in other expense in 2010 compared to 2009 was primarily attributable to the new loan origination division with increased commissions generated by loan originations, salary costs associated with additional support staff required for loan growth, additional occupancy and equipment expenses. Also contributing to the increased salaries and benefits, occupancy, and equipment expenses was a full year of costs associated with the Webster branch that opened in the latter part of 2009.  Some of these increases were offset by decreased FDIC premium expense in 2010.  In 2009, the FDIC imposed premium expense at all depository institutions at a significantly higher assessment rate, along with a second quarter 2009 special assessment, to help mitigate the effects of recent bank failures on the Deposit Insurance Fund.  There was an increase in income tax expense in 2010 with higher net income compared to a tax benefit in 2009 due to the recognition of the recovery of Federal income tax by carry-back of the 2009 net operating loss generated for tax purposes to the earliest carry-back year 2008.

The credit quality of the Bank’s loan portfolio remains solid.  The Bank continues to have no involvement in, and has no exposure to, sub-prime lending activities.  The Bank ended 2010 with net loans receivable of $114.5 million and $342,000 in loans held for sale, with no non-performing loans.  At December 31, 2010 management has evaluated the Bank’s loan loss reserve and believes it is adequately funded based on the quality of the current loan portfolio. The emphasis on prudent lending standards and active management of customer relationships is proven by the exceptional credit quality of the Company’s loan portfolio.

The Company has reviewed its investment securities totaling $79.8 million at December 31, 2010, and does not expect to record any other-than-temporary impairment charges in the portfolio in 2011.  The Company does not hold any mortgage-backed securities collateralized by sub-prime mortgages, Freddie Mac or Fannie Mae preferred stock, trust preferred securities or common stock of other banks. The Bank continues to realize healthy deposit growth with success in attracting low-cost core deposits as well as modest time deposit increases reflective of the confidence and trust that our community continues to place in the Bank in the challenging economy.

Critical Accounting Policies

Critical accounting policies are defined as those that involve significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. We believe that the most critical accounting policies upon which our financial condition and results of operations depend, involve the most complex subjective decisions or assessments including our policies with respect to our allowance for loan losses, other-than-temporary impairment of investment securities, and deferred tax assets.

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

Other-Than-Temporary Impairment of Investment Securities. When the fair value of a held to maturity or available-for-sale security is less than its amortized cost basis, an assessment is made at the balance sheet date as to whether other-than-temporary impairment (“OTTI”) is present.

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

For debt securities, credit-related OTTI is recognized in income while non-credit-related OTTI on securities not expected to be sold is recognized in other comprehensive income (loss).  Credit-related OTTI is measured as the difference between the present value of an impaired security’s expected cash flows and its amortized cost basis.  Non-credit-related OTTI is measured as the difference between the fair value of the security and its amortized costs less any credit-related losses recognized.  For securities classified as held to maturity, the amount of OTTI recognized in other comprehensive income (loss) is accreted to the credit-adjusted expected cash flow amounts of the securities over future periods.  For equity securities, the entire amount of OTTI is recognized in income.

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

Business Summary

Our business has traditionally focused on originating one-to-four family residential real estate mortgage loans and home equity lines of credit for retention in our portfolio, and offering retail deposit accounts insured by the Federal Deposit Insurance Corporation. Our primary market area consists of Monroe County and the surrounding upstate New York counties of Livingston, Ontario, Orleans and Wayne.  In the low interest rate environments experienced throughout 2010 and 2009, management decided to sell a considerable number of fixed-rate residential real estate loans originated.  The sale of these loans helped the Bank to manage interest rate risk. The decrease in the portfolio mortgage loans outstanding in 2010 compared to 2009 has resulted in decreased loan interest income as well as lower yields on the loan portfolio due to a lower interest rate environment.  The decrease in investment securities, as well as lower yields in the investment securities portfolio, in 2010 compared to 2009, has resulted in decreased investment securities interest income.  Cash and cash equivalents, primarily interest-earning deposits at the Federal Reserve Bank and Federal Home Loan Bank, increased in 2010 compared to 2009.  The Bank continues to maintain a strong liquidity position, retaining significant cash and cash equivalent balances that will allow the Bank to capitalize on investment and lending opportunities that may arise in future periods. The yield on interest-earning assets decreased by 62 basis points to 4.15% for the year ended December 31, 2010 from 4.77% for the year ended December 31, 2009, while the cost of liabilities decreased 83 basis points to 1.99% at December 31, 2010 from 2.82% for the year ended December 31, 2009. Decreased short term interest rates have lowered our cost on deposits and borrowings at a faster rate than our long-term loans and investments, providing positive results in our net interest income in 2010.  Our average interest rate spread increased to 2.16% for the year ended December 31, 2010 from 1.95% for the year ended December 31, 2009, and our average net interest margin increased to 2.34% for the year ended December 31, 2010 from 2.26% for the year ended December 31, 2009.  The increase in net interest margin in 2010, reflective of an increase in net interest income, was the result of the Company’s ability to reduce the deposit and borrowing costs in a low interest rate environment, partly offset by decreased yields on interest-earning assets. If the Federal Reserve continues to maintain its target for Federal Funds Rate at 0.0%-0.25% throughout 2011, the decreased market rates will have a downward effect on yields in both interest-earning assets and interest-bearing liabilities.

Our loans receivable, net, decreased $1.9 million during 2010 to $114.5 million at December 31, 2010 from $116.4 million at December 31, 2009. In 2010, we originated $40.2 million in loans, primarily one-to-four-family residential mortgages.  A considerable number of the fixed-rate loan refinances and home purchases in 2010 were sold in order to address and improve our interest rate risk position.  We sold $10.4 million of our mortgage loan originations including $5.3 million of conventional fixed-rate residential mortgages on a servicing-retained basis, and $5.1 million of correspondent FHA mortgage loans on a servicing released basis.  The Bank also brokered $10.7 million of fixed-rate residential mortgage loans and FHA mortgage loans in 2010.  The $21.1 million of total sold and brokered residential mortgages and FHA mortgage loans in the secondary market generated a net gain of $398,000 which was recorded in other income.  The Bank ended December 31, 2010 with $19.1 million in mortgage loans sold and will realize servicing income on these loans as long as these loans have outstanding balances.  Based on the Bank’s business strategy and market conditions in 2010, we intend to continue to sell, on a selective basis, a portion of our fixed-rate residential mortgage loans and FHA mortgage loans.

Deposits increased $5.9 million to $162.4 million at December 31, 2010 from $156.5 million at December 31, 2009.  Deposits increased at the two newest branches of Fairport Savings Bank; our Irondequoit branch deposits increased $2.5 million and our Webster branch deposits increased by $6.8 million. In 2010, we were successful in attracting lower cost transaction deposits through our no fee checking account program, and Money Market promotions.  We were also able to increase our certificates of deposits by offering market competitive rates as long as the customer has a checking account at the Bank.  In 2010, we intend to continue to grow our deposits with competitive products and pricing, excellent customer service and targeted marketing activities.

Long term borrowings decreased by $7.3 million to $27.3 million at December 31, 2010 from $34.6 million at December 31, 2009. In July 2010, the Bank restructured a portion of its Federal Home Loan Bank advances by repaying $13.2 million of existing borrowings and replacing these borrowings with $13.2 million of new, lower cost FHLB advances. This transaction resulted in $638,000 of prepayment penalties that were deferred and will be recognized in interest expense as an adjustment to the cost of the Company’s new borrowings in future periods. Our balance sheet is highly liquid with cash and cash equivalents, mainly interest-earning deposits at the Federal Reserve Bank and Federal Home Loan Bank, increasing by $1.9 million to $7.8 million at December 31, 2010, from $6.0 million at December 31, 2009.

Business Strategy

Our business strategy is to operate as a well-capitalized community bank that is dedicated to providing exceptional personal service to our customers.  We will continue to focus our efforts to be the primary provider of financial services to families and individuals in our market area.

We intend to continue our branch presence throughout eastern Monroe County in strategic growth which we believe will contribute to our plan of profitable growth. In the fourth quarter of 2011, we intend to open a branch in Perinton, New York.

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

6

●
Managing Our Interest Rate Risk. To improve our interest rate risk, in recent years we have reduced the fixed-rate loan originations added to our loan portfolio by selling select fixed-rate mortgages in the secondary market, investing a portion of funds received from loan payments and repayments in shorter-term and intermediate term, liquid investment securities and securities classified as available for sale including US Government Agency and  mortgage-backed securities; emphasizing the marketing of our passbook, savings and checking accounts, money market accounts and increasing the duration whenever possible of our certificates of deposit; and longer duration Federal Home Loan Bank borrowings.

If short-term interest rates remain low in 2011, we expect a decrease in our cost of funds on deposits and borrowings. This would positively affect the average cost of our interest-bearing liabilities as our certificates of deposit and borrowings mature and reprice at a lower cost to us.  We have $55.4 million in certificate of deposit accounts (including individual retirement accounts) that are scheduled to mature during 2011.  If we retain these deposits, it will most likely be at a lower cost to us than their current contractual rate.

●
Emphasizing Residential Real Estate Lending.  Historically, we have emphasized the origination of one-to-four family residential loans within Monroe County and the surrounding counties of Livingston, Ontario, Orleans and Wayne. As of December 31, 2010, 89.3% of our loan portfolio consisted of one-to-four family residential loans, and 99.9% of our loan portfolio consisted of loans secured by real estate. The Bank intends to continue to emphasize aggressive, yet prudent originations of loans secured by one-to-four family residential real estate. The Bank opened three mortgage loan origination offices in January of 2010 located in Canandaigua, Pittsford, and Watertown, New York.

●
Maintaining High Asset Quality. We believe that our high asset quality is a result of conservative underwriting standards, the diligence of our loan collection personnel and the stability of the local economy.  At December 31, 2010, we had no non-performing loans; and accordingly, at December 31, 2010, our ratio of allowance for loan losses to non-performing loans was 0.00% and our ratio of allowance for loan losses to total loans was 0.34%.  Because 99.9% of our loans are secured by real estate, and our level of non-performing loans has been low in recent periods, we believe that our allowance for loan losses is adequate to absorb the probable losses inherent in our loan portfolio. The Bank is not involved in, and has no exposure to, sub-prime or Alt-A lending activities.  Management continues to actively monitor the performance of the loan portfolio during these difficult economic times.

Comparison of Financial Condition at December 31, 2010 and 2009

	At December 31, 2010	At December 31, 2009	At December 31, 2008
	(In thousands)
Selected Financial Condition Data:

Total assets	$212,407	$214,400	$196,105
Cash and cash equivalents	7,834	5,965	3,173
Securities available for sale	72,634	75,483	43,925
Securities held to maturity	7,183	6,098	7,289
Loans held for sale	342	-	-
Loans, net	114,477	116,372	135,713
Deposits	162,406	156,510	127,522
Federal Home Loan Bank advances	26,732	34,590	45,481
Stockholder’s equity	$20,492	$20,350	$20,041

	For the Year Ended December 31,
	2010	2009	2008
	(In thousands)
Selected Operating Data:

Interest and dividend income	$8,606	$9,565	$10,159
Interest expense	3,754	5,031	5,862
Net interest income	4,852	4,534	4,297
Provision for loan losses	21	28	24
Net interest income after provision for loan losses	4,831	4,506	4,273
Other income	1,302	677	453
Other expense	5,868	5,138	4,657
Income before income taxes	265	45	69
Provision (benefit) for income taxes	45	(23)	44
Net income	$220	$68	$25

	At or For the Year Ended December 31,
	2010	2009	2008

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets	0.10%	0.03%	0.01%
Return on average equity	1.06%	0.33%	0.12%
Interest rate spread (1)	2.16%	1.95%	1.91%
Net interest margin (2)	2.34%	2.26%	2.30%
Efficiency ratio (3)	95.35%	98.60%	98.04%
Other income to average total assets	0.60%	0.33%	0.24%
Other expense to average total assets	2.71%	2.50%	2.42%
Average interest-earning assets to average interest-bearing liabilities	110%	112%	113%

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.00%	0.05%	0.07%
Non-performing loans as a percent of total loans	0.00%	0.02%	0.11%
Allowance for loan losses as a percent of non-performing loans	0.00%	1600.0%	236.3%
Allowance for loan losses as a percent of total loans	0.34%	0.32%	0.25%

Capital Ratios:
Total risk-based capital (to risk-weighted assets)	20.16%	20.75%	20.52%
Tier 1 leverage (core) capital (to adjusted tangible assets)	8.01%	7.80%	8.47%
Tangible capital (to tangible assets)	8.01%	7.80%	8.47%
Tier 1 risk-based capital (to risk-weighted assets)	19.71%	20.30%	20.09%
Average equity to average total assets	9.59%	9.92%	10.42%

Other Data:
Number of full service offices	4	4	3

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents other expense divided by the sum of net interest income and other income.

Total Assets.  Total assets decreased $2.0 million, or 0.9%, to $212.4 million at December 31, 2010 from $214.4 million at December 31, 2009, reflecting decreases in securities classified as available for sale, net loans receivable, and prepaid FDIC premium, partially offset by increases in cash and cash equivalents, securities classified as held to maturity, loans held for sale, Bank Owned Life Insurance (“BOLI”), premises and equipment, and other assets. Securities available for sale decreased by $2.8 million, or 3.8%, to $72.6 million at December 31, 2010 from $75.5 million at December 31, 2009. The decrease is primarily due to purchases of $107.4 million, net of maturities of $93.1 million, $5.4 million in Agency securities sales, $2.7 million in mortgage-backed securities sales, $7.6 million in mortgage-backed securities principal repayments, $75,000 in SBA principal repayments, $986,000 net amortization of premium and discounts, and a $161,000 decrease in the fair value of securities available for sale.  Net loans receivable decreased $1.9 million, or 1.6%, to $114.5 million at December 31, 2009 from $116.4 million at December 31, 2009, primarily as a result of mortgage loan sales in the secondary market.  In 2010 we actively sold fixed-rate residential mortgage loans, both new originations and refinances, into the secondary market as an interest rate risk strategy.  The Company sold $10.4 million in fixed-rate residential loans and correspondent FHA mortgages in 2010.   The mortgage loans sold and serviced increased by $2.3 million to $19.1 million as of December 31, 2010 compared to $16.8 million as of December 31, 2009.  The bank owned life insurance cash surrender value increased by $131,000, or 4.3%, to $3.1 million at December 31, 2010 from $3.0 million at December 31, 2009.  The Bank’s prepaid FDIC premium decreased by $214,000, or 27.0%, to $579,000 at December 31, 2010 from $793,000 at December 31, 2009.  Accrued interest receivable decreased by $268,000 to $888,000 at December 31, 2010 from $1.2 million at December 31, 2009.  Other assets increased by $109,000, or 10.9% to $1.1 million at December 31, 2010 from $1.0 million at December 31, 2009 as a result of a decrease in principle receivable on Freddie Mac mortgage-backed securities at December 31, 2010.

Cash and cash equivalents increased by $1.9 million, or 31.3% to $7.8 million at December 31, 2010 from $6.0 million at December 31, 2009. Securities held to maturity increased $1.1 million or 17.8% to $7.2 million at December 31, 2010 from $6.1 million at December 31, 2009  due to purchases of $2.3 million in state and municipal securities, partially offset by $696,000 in mortgage-backed securities sales, $481,000 of principal repayments on mortgage-backed securities, and $5,000 in net amortization of premium and discounts.  Federal Home Loan Bank of New York stock decreased by $373,000 or 19.8% to $1.5 million at December 31, 2010, from $1.9 million at December 31, 2009 with the redemption of stock due to less FHLB borrowings in 2010. Premises and equipment, net, increased $149,000, or 5.8%, to $2.7 million at December 31, 2010 from $2.6 million a year earlier due to additional furniture, fixtures and equipment with the new mortgage origination offices that opened in January 2010.

Deposits and Borrowings. Total deposits increased $5.9 million, or 3.8% to $162.4 million at December 31, 2010 from $156.5 million at December 31, 2009.  The increase in our deposits reflected a $5.2 million increase in interest-bearing transaction accounts, a $918,000 million increase in certificates of deposit, including individual retirement accounts, and a decrease of $250,000 in non-interest checking accounts.  The $5.2 million increase in interest-bearing transaction accounts included an increase of $1.8 million in interest-bearing checking accounts, an increase of $5.3 million in Money Market accounts, and a decrease of $1.9 million in savings accounts.  Certificates of deposit (including our individual retirement accounts) increased $918,000 to $95.1 million at December 31, 2010 from $94.1 million at December 31, 2009. In 2010, we were successful in increasing balances and the number of no fee checking accounts by promoting additional service charge free ATM access, as a strategy to increase our lower cost deposits. With the moderate deposit growth in 2010, we were able to decrease long-term borrowings from the Federal Home Loan Bank of New York to $27.3 million at December 31, 2010 from $34.6 million at December 31, 2009.

Stockholders’ Equity. Stockholders’ equity increased $142,000 to $20.5 million at December 31, 2010 from $20.4 million at December 31, 2009.  The increase resulted from net income of $220,000, and a $29,000 increase from committed ESOP shares, partially offset by a decrease of $107,000 unrealized gain in securities available for sale, net of taxes.  The Bank’s capital ratios continue to classify Fairport Savings Bank as a well capitalized bank, the highest standard of capital rating as defined by the Bank’s regulators.

Comparison of Operating Results for the Years Ended December 31, 2010 and 2009

General.  Net income of $220,000 for the year ended December 31, 2010 is an increase in earnings of $152,000 from net income of $68,000 for the year ended December 31, 2009.  The increase in net income was primarily attributable to an increase in net interest income of $318,000, an increase in other income of $625,000, and a $7,000 decrease in provision for loan losses, partially offset by a $730,000 increase in other expense, and an increase in income taxes of $68,000.

Interest and Dividend Income.  Total interest and dividend income decreased $959,000 or 10.0%, to $8.6 million for the year ended December 31, 2010 from $9.6 million for the year ended December 31, 2009. The interest and dividend income decrease resulted from a 62 basis point decrease in the overall yield on interest-earning assets to 4.15% for 2010 from 4.77% for 2009 reflecting decreases in market interest rates in a lower interest rate environment partially offset by a $7.0 million increase in average interest-earning assets.

Interest income on loans, including fees, decreased $626,000, or 9.0%, to $6.4 million for 2010 from $7.0 million for 2009, reflecting a decrease in the average balance of loans to $115.5 million for 2010 from $123.0 million for 2009, and a 17 basis point lower average yield.  The average yield on loans decreased to 5.50% for 2010 from 5.67% for 2009, reflecting decreases in market interest rates on loan products primarily in a lower interest rate environment. Interest income on investment securities decreased $66,000 to $1.4 million in 2010 from $1.4 million in 2009.  The average balance of investment securities increased $9.2 million, or 21.0%, to $53.0 million from $43.8 million, while the average yield on investment securities decreased to 2.59% from 3.28%. Interest income on mortgage-backed securities decreased $287,000 to $857,000 in 2010, from $1.1 million in 2009.   The average balance of mortgage-backed securities increased $382,000, or 1.4%, to $28.6 million from $28.2 million, despite the decrease in the average yield on mortgage-backed securities of 106 basis points to 3.00% in 2010 from 4.06% in 2009. Interest income on federal funds sold increased by $9,000, to $15,000 for 2010 from $6,000 for 2009.    The average balance of federal funds sold increased by $4.4 million for the year, while the average yield increased by 4 basis points to 0.15% for 2010 from 0.11% for 2009. Interest income on state and municipal securities was $17,000 in 2010 with an average balance of $501,000 and a yield of 3.39%.  In 2009 we had no state and municipal securities.

Total Interest Expense.  Total interest expense decreased $1.3 million, or 25.4%, to $3.8 million for the year ended December 31, 2010 from $5.0 million for the year ended December 31, 2009. The decrease in total interest expense resulted from an 83 basis point decrease in the average cost of interest-bearing liabilities to 1.99% for 2010 from 2.82% for 2009, as a result of lower market interest rates paid on deposits and less interest paid in FHLB borrowings expense, partially offset by a $9.8 million increase in the average balance of interest-bearing liabilities.

Interest expense on deposits decreased $889,000, or 26.1%, to $2.5 million for 2010 from $3.4 million for the prior year period. The decrease resulted primarily from an 83 basis points decrease to 1.60% in the weighted average rate we paid on deposits for 2010 from 2.43% for 2009. We decreased rates on deposits in response to decreases in competitive market interest rates in response to lower interest rates in 2010.  The average balance in transaction accounts, traditionally our lower cost of deposit accounts, increased by $16.1 million to $62.6 million for 2010 from $46.6 million for 2009, with a decrease in average cost of transaction accounts by 35 basis points to 0.80% in 2010 from 1.15% in 2009.  Additionally, the average balance of certificates of deposit, including individual retirement accounts, traditionally our higher yielding deposit cost, increased by $1.6 million to $95.4 million in 2010 from $93.8 million in 2009, despite a decrease in the cost of certificates of deposit accounts by 94 basis points to 2.12% in 2010 from 3.06% in 2009.

At December 31, 2010, we had $55.4 million of certificates of deposits, including individual retirement accounts, which are scheduled to mature during 2011.  Based on current market interest rates, we expect that the cost of these deposits will decrease; however with additional growth projected in deposits necessary to fund projected mortgage loan growth in 2011, we expect our deposit interest expense to increase in 2011.

Interest expense on short-term and long-term Federal Home Loan Bank advances decreased $388,000, or 23.9%, to $1.2 million for 2010 from $1.6 million for the year ended December 31, 2009. The decreased interest expense was caused by a $7.9 million decrease in our average balance of short-term and long-term Federal Home Loan Bank advances totaling $30.2 million at December 31, 2010 compared to $38.1 million for 2009, with a decreased cost of these funds from 4.26% to 4.08%.

Net Interest Income.  Net interest income increased $318,000, or 7.0%, to $4.9 million for the year ended December 31, 2010 from $4.5 million for the year ended December 31, 2009. The increase in net interest income was primarily attributable to a 21 basis point increase in our interest rate spread to 2.16% for 2010 from 1.95% for 2009, and an increase in our net interest margin of 8 basis points to 2.34% for 2010 from 2.26% for 2009. The increase in our interest rate spread and net interest margin were the result of an increase in interest income with increased interest-earning assets and decreased interest expense on deposits, partially offset by decreased yields from interest-earning assets.  While these short-term market interest rates (used as a guide to price our deposits) have decreased, longer-term market interest rates (used as a guide to price our longer-term loans) have also decreased. In 2010, rates on our deposits and borrowings re-priced downward faster than the rates on our loans and investments. This resulted in a reduction in our cost of funds and positively impacted our interest rate spread which had a positive effect on our profitability.  Interest expense decreased as a result of lower market interest rates being paid on all deposit accounts and we experienced lower FHLB advance expense with a lower volume of borrowings replaced by lower cost deposits.

Provision for Loan Losses. We establish provisions for loan losses which are charged to operations in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses inherent in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loan losses, we consider past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of nonperforming and other classified loans.  The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change.  We assess the allowance for loan losses on a quarterly basis and make provisions for loan losses in order to maintain the allowance.

Based on our evaluation of the above factors, we recorded a $21,000 provision for loan losses for the year ended December 31, 2010 compared to a $28,000 provision for loan losses for the year ended December 31, 2009.  The rationale for the increase in 2010 was the result of additional general provisions deemed necessary due to a weaker economy. The allowance for loan losses was $384,000, or 0.34% of loans outstanding, at December 31, 2010 compared to $368,000, or 0.32% of net loans outstanding, at December 31, 2009.  In 2010, we had a $5,000 loss on a participation loan that was charged to the allowance for loan losses.

Other Income.  Other income increased by $625,000, or 92.3%, to $1.3 million for 2010 from $677,000 for 2009.  The increase was primarily attributable to an increase on realized gain on sale of securities, an increase in realized gain on sale of loans, an increase in BOLI income, an increase in mortgage fee income, and an increase in other income, partially offset by a decrease in service fee income, and a realized loss on sale of other real estate in 2010.   Gain on sale of loans increased $340,000 or 586.2% to $398,000 from $58,000 in 2009.  Gain on sale of securities increased $63,000 or 68.5% to $155,000 in 2010 from $92,000 in 2009.  We recorded an increase of $118,000 in BOLI earnings in 2010 to $131,000, with only one month of recorded income for $13,000 in 2009 due to the purchase of BOLI in November of 2009. Mortgage fee income increased by $117,000 or 110.4% to $223,000 in 2010 from $106,000 in 2009.  A substantial portion of the increase in other income was attributable to realized gain on sale of loans and mortgage fees associated with the growth in mortgage loan production in 2010 from the contribution of our new loan origination offices opened in January 2010.  Other income increased $22,000 or 21.0% to $127,000 from 105,000 in 2009 primarily due to additional ATM network fees associated with higher ATM/debit card usage in 2010 compared to 2009.  Service fee income decreased by $30,000, or 11.9%, to $223,000 in 2010 from $253,000 in 2009 resulting from decreased checking account service fees associated with overdraft protection fees.

Other Expense.  Other expense increased $730,000, or 14.2%, to $5.9 million in 2010 from $5.1 million in 2009.  The increase in other expense was the result of increases in salaries and employee benefits of $640,000, occupancy of $85,000, equipment of $53,000, electronic banking of $9,000, directors’ fees of $10,000, mortgage fees and taxes of $5,000 and other miscellaneous expense of $86,000.  The increase in other expense was partially offset by decreases in data processing costs of $2,000, advertising of $25,000, and FDIC premium expense of $111,000 and audit and taxes of $20,000.  This increase in other expense was primarily attributable to the new loan origination division with increased commissions generated by loan originations, salary costs associated with additional support staff required for loan growth, additional occupancy and equipment expenses. Also contributing to the increased salaries and benefits, occupancy, and equipment expenses was a full year of costs associated with the Webster branch that opened in the latter part of 2009. The Federal Deposit Insurance Corporation imposes an assessment against all depository institutions for deposit insurance. The FDIC premium expense decreased by $111,000 to $230,000 in 2010 compared to $341,000 in 2009.  The 2009 increased FDIC insurance expense related to a significantly higher FDIC insurance assessment rate, including a $91,000 special assessment of five basis points on total assets minus tier 1 capital as of June 30, 2009, and to a lesser extent higher deposit levels.

Income Tax Expense (Benefit).  Income tax expense was $45,000 for 2010, an increase of $68,000 compared to a tax benefit of $23,000 for 2009.  The effective tax rate was 17.0% in 2010 compared to (51.1%) in 2009.  The reason for the tax benefit in 2009 was primarily the result of recognition of the recovery of Federal income tax by carry-back of the 2009 net operating loss generated for tax purposes to the earliest carry-back year 2008, where the rate of income tax recovery occurred at the highest Federal income tax rate of 39%.

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

	For the Years Ended December 31,
	2010			2009			2008
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost

Interest-earning assets:
Loans	$115,502	$6,350	5.50%	$123,046	$6,976	5.67%	$130,321	$7,596	5.83%
Federal funds sold	9,952	15	0.15	5,525	6	0.11	3,920	106	2.70
Investment securities	53,023	1,373	2.59	43,830	1,439	3.28	28,532	1,356	4.75
Mortgage-backed securities	28,562	857	3.00	28,180	1,144	4.06	23,988	1,101	4.59
State and Municipal securities (1)	501	17	3.39	-	-	-	-	-	-
Total interest-earning assets	207,540	8,612	4.15	200,581	9,565	4.77	186,761	10,159	5.44
Noninterest-earning assets	8,847			4,936			5,302
Total assets	$216,387			$205,517			$192,063

Interest-bearing liabilities:
NOW accounts	$10,211	62	0.61	$8,333	56	0.67	$6,940	75	1.08
Passbook savings	26,466	199	0.75	17,392	146	0.84	13,897	134	0.96
Money market savings	25,970	239	0.92	20,868	335	1.61	12,429	263	2.12
Individual retirement accounts	18,171	508	2.80	17,681	649	3.67	16,362	709	4.33
Certificates of deposit	77,237	1,513	1.96	76,104	2,224	2.92	74,725	2,958	3.96
Federal Home Loan Bank advances	30,223	1,233	4.08	38,095	1,621	4.26	41,603	1,723	4.14
Total interest-bearing liabilities	188,278	3,754	1.99%	178,473	5,031	2.82%	165,956	5,862	3.53%
Noninterest-bearing liabilities:
Demand deposits	4,061			3,620			3,256
Other	3,301			3,045			2,835
Total liabilities	195,640			185,138			172,047
Stockholders’ equity	20,747			20,379			20,016
Total liabilities and stockholders’ equity	$216,387			$205,517			$192,063

Net interest income		$4,858			$4,534			$4,297
Interest rate spread (2)			2.16%			1.95%			1.91%
Net interest-earning assets (3)	$19,262			$22,108			$20,805
Net interest margin (4)		2.34%			2.26%			2.30%
Average interest-earning assets to average interest-bearing liabilities	110%			112%			113%

(1)	Tax-exempt interest income is presented on a tax equivalent basis using a 35% federal tax rate.
(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by total interest-earning assets.

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

	For the Years Ended December 31, 2010 vs. 2009			For the Years Ended December 31, 2009 vs. 2008
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)			(In thousands)

Interest-earning assets:
Loans	$(420)	$(206)	$(626)	$(416)	$(204)	$(620)
Federal funds sold	9	0	9	74	(174)	(100)
Investment securities	269	(335)	(66)	196	(113)	83
Mortgage-backed securities	16	(303)	(287)	127	(84)	43
State and Municipal securities	9	8	17	-	-	-
Total interest-earning assets	(117)	(836)	(953)	(19)	(575)	(594)

Interest-bearing liabilities:
NOW accounts	10	(4)	6	21	(40)	(19)
Passbook savings	67	(14)	53	24	(12)	12
Money market savings	128	(224)	(96)	112	(40)	72
Individual retirement accounts	19	(160)	(141)	67	(127)	(60)
Certificates of deposit	34	(745)	(711)	55	(789)	(734)
Federal Home Loan Bank advances	(316)	(72)	(388)	(149)	47	(102)
Total interest-bearing liabilities	(58)	(1219)	(1,277)	130	(961)	(831)

Net change in net interest income	$(59)	$383	$324	$(149)	$386	$237

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

In 2010 we sold $10.4 million of mortgage loan originations including $5.3 million of conventional conforming fixed-rate residential mortgages and $5.1 million of correspondent FHA mortgage loans to improve our interest rate risk position in the event of increases in market interest rates. We intend to continue to originate and, subject to market conditions, sell a portion of our long term fixed-rate one-to-four family residential real estate loans.

Additionally, shortening the average maturity of our interest-earning assets by increasing our investments in shorter term loans, as well as loans with variable rates of interest, helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates.  By following these strategies, we believe that we are better-positioned to react to changes in market interest rates.

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

The table below sets forth, as of December 31, 2010, the Office of Thrift Supervision’s calculation of the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the United States Treasury yield curve.  Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

				NPV as a Percentage of Present
				Value of Assets (3)
Change in Interest		Estimated Increase (Decrease) in			Increase
Rates (basis	Estimated	NPV		NPV	(Decrease)
points) (1)	NPV (2)	Amount	Percent	Ratio (4)	(basis points)
(Dollars in thousands)

+300	$14,203	$(10,777)	(43)%	6.95%	(443)
+200	18,923	(6,058)	(24)	8.99	(239)
+100	22,591	(2,390)	(10)	10.48	(90)
+50	23,552	(1,429)	(6)	10.84	(54)
—	24,981	—	—	11.38	—
-50	25,097	116	0	11.39	1
-100	25,712	731	3	11.61	23

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

The table above indicates that at December 31, 2010, in the event of a 200 basis point increase in interest rates, we would experience a 24.0% decrease in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience a 3.0% increase in net portfolio value.

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

Additionally, because the majority of our assets are long-term fixed-rate mortgage loans that do not reprice as quickly as our deposits, we would experience a significant decrease in our net interest income in the event of an inversion of the yield curve.  We expect that our net interest income will be positively affected as our certificates of deposit mature and reprice at a lower cost to us.  We have $55.4 million in certificates of deposit accounts (including individual retirement accounts) that are scheduled to mature during 2011.  If we retain these deposits it most likely will be at a lower average cost to us than their current contractual rates.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature.  Our primary sources of funds consist of deposit inflows, loan repayments, advances from the Federal Home Loan Bank of New York, maturities and principal repayments of securities, and loan sales. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.  Our asset/liability management committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies.  We seek to maintain a liquidity ratio of 10.0% or greater.  For the year ended December 31, 2010, our liquidity ratio averaged 22.1%.  We believe that we have enough sources of liquidity to satisfy our short and long-term liquidity needs as of December 31, 2010.

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

Our most liquid assets are cash and cash equivalents.  The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At December 31, 2010, cash and cash equivalents totaled $7.8 million.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements.

At December 31, 2010, we had $3.5 million in loan commitments outstanding.  In addition to commitments to originate loans, we had $8.5 million in unused lines of credit to borrowers. Certificates of deposit, including individual retirement accounts comprised solely of certificates of deposits, due within one year of December 31, 2010 totaled $55.4 million, or 58.3% of our certificates of deposit (including individual retirement accounts) and 34.1% of total deposits.  If these deposits do not remain with us, we will be required to seek other sources of funds, including loan sales, other deposit products, including certificates of deposit, and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2010. We believe, however, based on past experience that a significant portion of such deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary desired investing activity is originating loans. During the year ended December 31, 2010, we originated $40.1 million of loans, and during the year ended December 31, 2009, we originated $29.0 million of loans.  However, in the lower interest rate environment of 2010, we sold and brokered a total of $21.1 million in fixed-rate residential and FHA mortgage loans to help manage interest rate risk.  The decrease in loans and investment securities generated an increase in cash and cash equivalents, primarily interest-earning deposits at the Federal Reserve Bank and Federal Home Loan Bank.  The Bank continues to maintain a strong liquidity position, retaining significant cash and cash equivalent balances that will allow the Bank to capitalize on investment and lending opportunities that may arise in future periods.

Financing activities consist primarily of activity in deposit accounts.  We experienced a net increase in total deposits of $5.9 million for the year ended December 31, 2010 compared to a net increase of $29.0 million for the year ended December 31, 2009.  Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.

Liquidity management is both a daily and long-term function of business management.  If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of New York, which provides an additional source of funds.  Federal Home Loan Bank advances decreased by $7.3 million to $27.3 million for the year ended December 31, 2010, compared to a net decrease of $10.9 million during the year ended December 31, 2009.  At December 31, 2010, we had the ability to borrow approximately $81.6 million from the Federal Home Loan Bank of New York, of which $27.3 million had been advanced.

The Bank also has a repurchase agreement with Morgan Keegan providing an additional $10.0 million in liquidity.  Funds obtained under the repurchase agreement are secured by the Bank’s U.S Government and agency obligations.  There were no advances outstanding under the repurchase agreement at December 31, 2010 or 2009.

Fairport Savings Bank is subject to various regulatory capital requirements, including a risk-based capital measure.  The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories.  At December 31, 2010, Fairport Savings Bank exceeded all regulatory capital requirements.  Fairport Savings Bank is considered “well capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note 11 of the Notes to the Consolidated Financial Statements.

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

At December 31, 2010 and 2009, we had $3.5 million and $2.5 million, respectively, of commitments to grant loans, and $8.5 million and $8.7 million, respectively, of unfunded commitments under lines of credit.

For additional information, see Note 10 of the Notes to our Consolidated Financial Statements.

Recent Accounting Pronouncements

In January 2010, the FASB amended fair value measurement and disclosure guidance ASU No. 2010-6 to require disclosure of significant transfers in and out of Level 1 and Level 2 fair value measurements and the reasons for the transfers and to require separate presentation of information about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. The amended guidance also clarifies existing requirements that (a) fair value measurement disclosures should be disaggregated for each class of asset and liability and (b) disclosures about valuation techniques and inputs for both recurring and nonrecurring Level 2 and Level 3 fair value measurements should be provided. The Corporation has implemented this guidance, which became effective for interim and annual periods beginning after December 15, 2009 except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which are effective for fiscal years beginning after, December 15, 2010 and for interim periods within those years.  The adoption of this guidance did not impact the Company’s financial position or results of operations.

In April 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-18, Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset.  The amendments to the Codification provide that modifications of loans that are accounted for within a pool under Subtopic 310-30 do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. ASU 2010-18 does not affect the accounting for loans under the scope of Subtopic 310-30 that are not accounted for within pools. Loans accounted for individually under Subtopic 310-30 continue to be subject to the troubled debt restructuring accounting provisions within Subtopic 310-40.

          ASU 2010-18 is effective prospectively for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. Early application is permitted. Upon initial adoption of ASU 2010-18, an entity may make a one-time election to terminate accounting for loans as a pool under Subtopic 310-30. This election may be applied on a pool-by-pool basis and does not preclude an entity from applying pool accounting to subsequent acquisitions of loans with credit deterioration.  The Company’s adoption of this guidance will not have a material effect on its consolidated results of operations or financial position.

In July 2010, the FASB issued ASU No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, which will help investors assess the credit risk of a company’s receivables portfolio and the adequacy of its allowance for credit losses held against the portfolios by expanding credit risk disclosures.

This ASU requires more information about the credit quality of financing receivables in the disclosures to financial statements, such as aging information and credit quality indicators.  Both new and existing disclosures must be disaggregated by portfolio segment or class.  The disaggregation of information is based on how a company develops its allowance for credit losses and how it manages its credit exposure.

The amendments in this Update apply to all public and nonpublic entities with financing receivables.  Financing receivables include loans and trade accounts receivable.  However, short-term trade accounts receivable, receivables measured at fair value or lower of cost or fair value, and debt securities are exempt from these disclosure amendments.

The effective date of ASU 2010-20 differs for public and nonpublic companies.  For public companies, the amendments that require disclosures as of the end of a reporting period are effective for periods ending on or after December 15, 2010.  The amendments that require disclosures about activity that occurs during a reporting period are effective for periods beginning on or after December 15, 2010.  For nonpublic companies, the amendments are effective for annual reporting periods ending on or after December 15, 2011. The new disclosures are part of Note 3 of “Notes to Consolidated Financial Statements.” The adoption of this guidance did not impact the Company’s financial position or results of operations.

In January 2011, the FASB issued ASU No. 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings. The amendments in this Update temporarily delay the effective date of the disclosures about troubled debt restructurings in Update 2010-20 for public entities. Under the existing effective date in Update 2010-20, public-entity creditors would have provided disclosures about troubled debt restructurings for periods beginning on or after December 15, 2010. The delay is intended to allow the Board time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated. Currently, that guidance is anticipated to be effective for interim and annual periods ending after June 15, 2011. The deferral in this amendment is effective upon issuance.

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

The following table sets forth the high and low trading prices for shares of our common stock for the periods indicated. We did not pay any cash dividends to our stockholders in 2010 or in 2009.   As of December 31, 2010, there were 1,785,000 shares of our common stock issued and outstanding, of which 946,050 shares, or 53.0%, were held by FSB Community Bankshares, MHC, our mutual holding company. On such date our shares were held by approximately 166 holders of record.

Year Ended December 31, 2010	High	Low

Fourth quarter	$7.60	$6.95
Third quarter	8.00	7.50
Second quarter	9.00	8.00
First quarter	9.95	9.00

Year Ended December 31, 2009	High	Low

Fourth quarter	$9.95	$7.50
Third quarter	9.90	5.65
Second quarter	5.65	5.00
First quarter	7.40	5.00

STOCKHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 2:00 p.m., New York time on Wednesday May 25, 2011 at the Perinton Community Center located at 1350 Turk Hill Road, Fairport, New York 14450.

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

STOCK LISTING The Company’s Common Stock is quoted on the OTC Bulletin Board under the symbol “FSBC.”
ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Form 10-K for the year ended December 31, 2010 will be furnished without charge to stockholders as of the record date, upon written request to the Secretary, FSB Community Bankshares, Inc., 54 South Main Street, Fairport, New York 14450.

SPECIAL COUNSEL Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ParenteBeard LLC 115 Solar Street, Suite 100 Syracuse, New York 13204

FSB Community Bankshares, Inc.

 Table of Contents

December 31, 2010 and 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
FSB Community Bankshares, Inc.
Fairport, New York

We have audited the accompanying consolidated balance sheets of FSB Community Bankshares, Inc. and Subsidiary (the "Company") as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FSB Community Bankshares, Inc. and Subsidiary as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC

Syracuse, New York
March 31, 2011

FSB Community Bankshares, Inc.

Consolidated Balance Sheets
December 31, 2010 and 2009

	2010	2009
	(Dollars in Thousands, except share data)
Assets
Cash and due from banks	$4,533	$3,385
Interest bearing demand deposits	3,301	2,580

Cash and Cash Equivalents	7,834	5,965

Securities available for sale	72,634	75,483
Securities held to maturity (fair value 2010 $7,305; 2009 $6,183)	7,183	6,098
Investment in FHLB stock	1,513	1,886
Loans held for sale	342	-
Loans, net of allowance for loan losses (2010 $384; 2009 $368)	114,477	116,372
Bank owned life insurance	3,144	3,013
Accrued interest receivable	888	1,156
Premises and equipment, net	2,705	2,556
Foreclosed real estate	-	79
Prepaid FDIC premium	579	793
Other assets	1,108	999

Total Assets	$212,407	$214,400
Liabilities and Stockholders’ Equity

Liabilities
Deposits:
Non-interest-bearing	$3,705	$3,955
Interest bearing	158,701	152,555

Total Deposits	162,406	156,510

Long-term borrowings	26,732	34,590
Advances from borrowers for taxes and insurance	1,926	2,012
Official bank checks	363	432
Other liabilities	488	506

Total Liabilities	191,915	194,050

Stockholders’ Equity
Preferred stock, no par value; 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock; $0.10 par value; 10,000,000 shares authorized; 1,785,000 shares issued and outstanding	179	179
Paid-in capital	7,269	7,275
Retained earnings	13,537	13,317
Accumulated other comprehensive income	67	174
Unearned ESOP shares – at cost	(560)	(595)

Total Stockholders’ Equity	20,492	20,350
Total Liabilities and Stockholders’ Equity	$212,407	$214,400

FSB Community Bankshares, Inc.

Consolidated Statements of Income
Years Ended December 31, 2010 and 2009

	2010	2009
	(Dollars in Thousands,
	Except Per Share Data)
Interest and Dividend Income
Loans	$6,350	$6,976
Securities - taxable	1,373	1,439
Securities – tax exempt	11	-
Mortgage-backed securities	857	1,144
Other	15	6
Total Interest and Dividend Income	8,606	9,565
Interest Expense
Deposits	2,521	3,410
Borrowings:
Short-term	-	1
Long-term	1,233	1,620

Total Interest Expense	3,754	5,031

Net Interest Income	4,852	4,534
Provision for loan losses	21	28
Net Interest Income after Provision for loan losses	4,831	4,506
Other Income
Service fees	223	253
Fee income	50	50
Realized gain on sale of securities	155	92
Realized loss on sale of real estate owned	(5)	-
Increase in cash surrender value of bank owned life insurance	131	13
Realized gain on sale of loans	398	58
Mortgage fee income	223	106
Other	127	105

Total Other Income	1,302	677
Other Expense
Salaries and employee benefits	3,164	2,524
Occupancy	608	523
Data processing costs	97	99
Advertising	179	204
Equipment	430	377
Electronic banking	88	79
Directors fees	117	107
Mortgage fees and taxes	248	243
FDIC premium expense	230	341
Audit and tax services	98	118
Other	609	523

Total Other Expense	5,868	5,138

Income before Income Taxes	265	45
Provision (Benefit) for Income Taxes	45	(23)
Net Income	$220	$68
Basic earnings per common share	$0.13	$0.04

FSB Community Bankshares, Inc.

Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2010 and 2009
(In Thousands)

	Common Stock	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unearned ESOP Shares	Total

Balance - January 1, 2009	$179	$7,286	$13,249	$(43)	$(630)	$20,041

Comprehensive Income:
Net income	-	-	68	-	-	68
Change in unrealized gain (loss) on securities available for sale, net of reclassification adjustment and taxes	-	-	-	217	-	217

Total Comprehensive Income						285
ESOP shares committed to be released	-	(11)	-	-	35	24

Balance - December 31, 2009	179	7,275	13,317	174	(595)	20,350

Comprehensive Income:
Net income	-	-	220	-	-	220
Change in unrealized gain on securities available for sale, net of reclassification adjustment and taxes	-	-	-	(107)	-	(107)

Total Comprehensive Income						113
ESOP shares committed to be released	-	(6)	-	-	35	29

Balance - December 31, 2010	$179	$7,269	$13,537	$67	$(560)	$20,492

FSB Community Bankshares, Inc.

Consolidated Statements of Cash Flows
Years Ended December 31, 2010 and 2009

	2010	2009
	(In Thousands)
Cash Flows from Operating Activities
Net income	$220	$68
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Net amortization of premiums and discounts on investments	991	778
Net gain on sales of securities	(155)	(92)
Gain on sale of loans	(398)	(58)
Net loss on disposal of foreclosed real estate and repossessed property	5	-
Proceeds from loans sold	10,968	13,899
Loans originated for sale	(10,912)	(13,841)
Amortization of net deferred loan origination costs	13	26
Depreciation and amortization	290	296
Provision for loan losses	21	28
Expense related to ESOP	29	24
Deferred income tax benefit	(4)	(7)
Earnings on investment in bank owned life insurance	(131)	(13)
Decrease (increase) in accrued interest receivable	268	(124)
Decrease (increase) in prepaid FDIC premium and other assets	105	(1,439)
Increase (decrease) in other liabilities	40	(160)

Net Cash Provided (Used) by Operating Activities	1,350	(615)

Cash Flows from Investing Activities
Purchases of securities available for sale	(107,435)	(102,032)
Proceeds from maturities and calls of securities available for sale	93,100	59,960
Proceeds from sales of securities available for sale	8,552	5,355
Proceeds from principal paydowns on securities available for sale	7,650	4,811
Purchases of securities held to maturity	(2,267)	-
Proceeds from principal paydowns on securities held to maturity	481	1,182
Proceeds from sales of securities held to maturity	686	-
Net decrease in loans	1,861	19,208
Redemption of Federal Home Loan Bank stock	373	426
Purchase of premises and equipment	(439)	(544)
Purchase of Bank Owned Life Insurance	-	(3,000)
Proceeds from sales of foreclosed real estate	74	-

Net Cash Provided (Used) by Investing Activities	2,636	(14,634)

Cash Flows from Financing Activities
Net increase in deposits	5,896	28,988
Net decrease in short-term borrowings	-	(3,850)
Proceeds from long-term borrowings	14,329	1,000
Repayments on long-term borrowings	(22,187)	(8,041)
Net decrease in advances from borrowers for taxes and insurance	(86)	(140)
Net increase (decrease) in official bank checks	(69)	84

Net Cash Provided (Used) by Financing Activities	(2,117)	18,041

Net Increase in Cash and Cash Equivalents	1,869	2,792

Cash and Cash Equivalents - Beginning	5,965	3,173

Cash and Cash Equivalents - Ending	$7,834	$5,965

Supplementary Cash Flows Information
Interest paid	$3,815	$5,055

Income taxes paid	$-	$115

Supplementary Schedule of Noncash Investing and Financing Activities
Transfer of loans to foreclosed real estate	$-	$79

FSB Community Bankshares, Inc.

Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 1 - Nature of Operations and Summary of Significant Accounting Policies

Organization and Nature of Operations

On December 17, 2003, the Bank’s depositors approved a Plan of Reorganization (the “Plan“) from a Federal Mutual Savings Bank to a Federal Mutual Holding Company.  Under the Plan, effective January 14, 2005, FSB Community Bankshares, MHC (the “Mutual Company“) was incorporated under the laws of the United States as a mutual holding company.  Also under the Plan, FSB Community Bankshares, Inc. (the “Company“) was incorporated and became a wholly-owned subsidiary of the Mutual Company.  In addition, effective January 14, 2005, the Bank completed its reorganization whereby the Bank converted to a stock savings bank and became a wholly-owned subsidiary of the Company.

In August 2007, the Company completed its minority stock offering of 47% of the aggregate total voting stock of the Company pursuant to the laws of the United States of America and the rules and regulations of the Office of Thrift Supervision (“OTS“).  In connection with the minority stock offering, 1,785,000 shares of common stock were issued, of which 838,950 shares were sold, including 69,972 issued to the Company’s Employee Stock Ownership Plan (ESOP), at $10 per share raising net proceeds of $7.4 million.  The stock was offered to the Bank’s eligible depositors, the Bank’s ESOP, and the public.  Additionally, the Company issued 946,050 shares, or 53% of its common stock, to the Mutual Holding Company.

The Company provides a variety of financial services to individuals and corporate customers through its wholly-owned subsidiary, Fairport Savings Bank (the “Bank“).  The Bank’s operations are conducted in four branches located in Monroe County, New York.  The Company and the Bank are subject to the regulations of certain regulatory authorities and undergo periodic examinations by those regulatory authorities.

The Bank also provides non-deposit investment services to its customers through its wholly-owned subsidiary, Oakleaf  Services Corporation (“Oakleaf“).  The results of operations of Oakleaf are not material to the consolidated financial statements.

The Bank opened three mortgage loan origination offices in January of 2010 located in Canandaigua, Pittsford, and Watertown, New York.  Six additional mortgage loan originators and three support staff members were hired at these locations. The Bank intends to continue to emphasize aggressive, yet prudent originations of loans secured by one-to-four family residential real estate. The mortgage origination offices were established as Fairport Mortgage, a division of Fairport Savings Bank.   The primary responsibilities of the Fairport Mortgage origination team will be to originate mortgage loans to increase the Bank’s current mortgage loan portfolio, to originate loans for the Bank to close and sell as a correspondent to outside investors, and also to broker a select portion of residential mortgage loans directly to other investors.

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

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expense during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses, the evaluation of other-than-temporary impairment of investment securities, and deferred tax assets.

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

Securities

The Company has classified as held to maturity, all mortgage-backed securities and State and Municipal securities which it has the positive intent and ability to hold until maturity.  These securities are carried at amortized cost.  All other debt securities, mortgage-backed securities, and Small Business Association (SBA) pools having readily determinable fair values are classified as available for sale and stated at fair value.  Unrealized gains or losses related to securities available for sale are excluded from earnings and reported in other comprehensive income (loss) net of the related deferred income tax effect.  The Company has no securities classified as trading securities.

Amortization of premiums and accretion of discounts are calculated using the interest method and included in interest income.  Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings.

When the fair value of a held to maturity or available for sale security is less than its amortized cost basis, an assessment is made at the balance sheet date as to whether other-than-temporary impairment (“OTTI“) is present.

The Company considers numerous factors when determining whether  potential OTTI exists and the period over which the debt security is expected to recover.  The principal factors considered are (1) the length of time and the extent to which the fair value has been less than amortized cost basis, (2) the financial condition of the issuer (and guarantor, if any) and adverse conditions specifically related to the security industry or geographic area, (3) failure of the issuer of the security to make scheduled interest or principal payments, (4) any changes to the rating of a security by a rating agency, and (5) the presence of credit enhancements, if any, including the guarantee of the federal government or any of its agencies.

For debt securities, OTTI is considered to have occurred if (1) the Company intends to sell the security, (2) it is more likely than not the Company will be required to sell the security before recovery of its amortized cost basis, or (3) if the present value of expected cash flows is not sufficient to recover the entire amortized cost basis or carrying value.

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

For debt securities, credit-related OTTI is recognized in income while noncredit-related OTTI on securities not expected to be sold is recognized in other comprehensive income (loss).  Credit-related OTTI is measured as the difference between the present value of an impaired security’s expected cash flows and its amortized cost basis or carrying value.  Noncredit-related OTTI is measured as the difference between the fair value of the security and its amortized costs, or carrying value, less any credit-related losses recognized.  For securities classified as held to maturity, the amount of OTTI recognized in other comprehensive income (loss) is accreted to the credit-adjusted expected cash flow amounts of the securities over future periods.  For equity securities, the entire amount of OTTI is recognized in income.

Federal Home Loan Bank of New York

Federal law requires a member institution of the Federal Home Loan Bank System to hold stock of its district Federal Home Loan Bank (“FHLB“) according to a predetermined formula.  This restricted stock is carried at cost.

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

No impairment charges were recorded related to the FHLB stock during 2010 or 2009.

Loans Held for Sale

Mortgage loans held for sale in the secondary market are carried at the lower of cost or fair value.  Separate determinations of fair value for residential and commercial loans are made on an aggregate basis.  Fair value is determined based solely on the effect of changes in secondary market interest rates and yield requirements from the commitment date to the date of the financial statements. Realized gains and losses on sales are computed using the specific identification method.  There were $342,000 in loans held for sale at December 31, 2010 and no loans held for sale at December 31, 2009.

The Bank retains the servicing on most fixed-rate mortgage loans sold and receives a fee based on the principal balance outstanding.  Servicing rights were not material at December 31, 2010 and 2009.

Loans serviced for others totaled $19,111,803 and $16,779,757 at December 31, 2010 and 2009, respectively.

The Bank also sells correspondent FHA mortgage loans, servicing released.

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

The allowance consists of specific, general and unallocated components.  The specific component relates to loans that are classified as either loss, doubtful, substandard or special mention.  For such loans that are also classified as impaired, an allowance is generally established when the collateral value of the impaired loan is lower than the carrying value of that loan.  The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.  An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses.  The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

Premises and Equipment

Premises and equipment are stated at cost.  Depreciation and amortization are computed on the straight-line basis over the shorter of the estimated useful lives or lease terms (in the case of leasehold improvements) of the related assets.  Estimated useful lives are generally 20 to 50 years for premises and 3 to 10 years for furniture and equipment.

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

The components of other comprehensive income (loss) and related tax effects for the years ended December 31, 2010 and 2009 are as follows:

	2010	2009
	(In Thousands)

Unrealized holding gain on available for sale securities	$4	$420
Reclassification adjustment for realized gain included in net income	(165)	(92)

Net Unrealized Gain (Loss)	(161)	328

Tax effect	(54)	111

Net of Tax Amount	$(107)	$217

Earnings Per Common Share

Basic earnings per common share is calculated by dividing net income by the weighted-average number of common shares outstanding during the period. The Company has not granted any restricted stock awards or stock options and, during the years ended December 31, 2010 and 2009, had no potentially dilutive common stock equivalents. Unallocated common shares held by the ESOP are not included in the weighted-average number of common shares outstanding for purposes of calculating basic earnings per common share until they are committed to be released.  The average common shares outstanding were 1,727,719 and 1,724,220 for the years ended December 31, 2010 and December 31, 2009 respectively.

FSB Community Bankshares, Inc.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

Reclassifications

Amounts in the prior year’s consolidated financial statements have been reclassified whenever necessary to conform to the current year’s presentation.  Such reclassifications had no impact on stockholders’ equity or net income.

Recent Accounting Standards Issued

In January 2010, the Financial Accounting Standards Board (“FASB”) amended fair value measurement and disclosure guidance Accounting Standards Update (“ASU“) No. 2010-6 to require disclosure of significant transfers in and out of Level 1 and Level 2 fair value measurements and the reasons for the transfers and to require separate presentation of information about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. The amended guidance also clarifies existing requirements that (a) fair value measurement disclosures should be disaggregated for each class of asset and liability and (b) disclosures about valuation techniques and inputs for both recurring and nonrecurring Level 2 and Level 3 fair value measurements should be provided. The Corporation has implemented this guidance, which became effective for interim and annual periods beginning after December 15, 2009 except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which are effective for fiscal years beginning after, December 15, 2010 and for interim periods within those years.  The adoption of this guidance did not impact the Company’s financial position or results of operations.

In April 2010, the FASB issued ASU No. 2010-18, Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset.  The amendments to the Codification provide that modifications of loans that are accounted for within a pool under Subtopic 310-30 do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. ASU 2010-18 does not affect the accounting for loans under the scope of Subtopic 310-30 that are not accounted for within pools. Loans accounted for individually under Subtopic 310-30 continue to be subject to the troubled debt restructuring accounting provisions within Subtopic 310-40.

ASU 2010-18 is effective prospectively for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. Early application is permitted. Upon initial adoption of ASU 2010-18, an entity may make a one-time election to terminate accounting for loans as a pool under Subtopic 310-30. This election may be applied on a pool-by-pool basis and does not preclude an entity from applying pool accounting to subsequent acquisitions of loans with credit deterioration.  The Company’s adoption of this guidance will not have a material effect on its consolidated results of operations or financial position.

In July 2010, the FASB issued ASU No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, which will help investors assess the credit risk of a company’s receivables portfolio and the adequacy of its allowance for credit losses held against the portfolios by expanding credit risk disclosures.

This ASU requires more information about the credit quality of financing receivables in the disclosures to financial statements, such as aging information and credit quality indicators.  Both new and existing disclosures must be disaggregated by portfolio segment or class.  The disaggregation of information is based on how a company develops its allowance for credit losses and how it manages its credit exposure.

The amendments in this Update apply to all public and nonpublic entities with financing receivables.  Financing receivables include loans and trade accounts receivable.  However, short-term trade

FSB Community Bankshares, Inc.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

Recent Accounting Standards Issued (continued)

accounts receivable, receivables measured at fair value or lower of cost or fair value, and debt securities are exempt from these disclosure amendments.

The effective date of ASU 2010-20 differs for public and nonpublic companies.  For public companies, the amendments that require disclosures as of the end of a reporting period are effective for periods ending on or after December 15, 2010.  The amendments that require disclosures about activity that occurs during a reporting period are effective for periods beginning on or after December 15, 2010.  For nonpublic companies, the amendments are effective for annual reporting periods ending on or after December 15, 2011. The new disclosures are part of Note 3 of “Notes to Consolidated Financial Statements.“ The adoption of this guidance did not impact the Company’s financial position or results of operations.

In January 2011, the FASB issued ASU No. 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings. The amendments in this Update temporarily delay the effective date of the disclosures about troubled debt restructurings in Update 2010-20 for public entities. Under the existing effective date in Update 2010-20, public-entity creditors would have provided disclosures about troubled debt restructurings for periods beginning on or after December 15, 2010. The delay is intended to allow the Board time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated. Currently, that guidance is anticipated to be effective for interim and annual periods ending after June 15, 2011. This guidance will not affect the Company’s financial position or results of operations

Subsequent Events

The Company has evaluated events and transactions occurring subsequent to December 31, 2010, the date of the consolidated balance sheet, for items that should potentially be recognized or disclosed in the consolidated financial statements.  The evaluation was conducted through the date these consolidated financial statements were issued.

FSB Community Bankshares, Inc.

Note 2 - Securities

The amortized cost and estimated fair value of securities with gross unrealized gains and losses at December 31, 2010 and 2009 are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
December 31, 2010:
Available for Sale:

U.S. Government and agency obligations	$39,764	32	(460)	39,336
Mortgage-backed securities - residential	28,882	539	(60)	29,361
SBA pools	3,886	51	-	3,937

	$72,532	$622	$(520)	$72,634

Held to Maturity:
Mortgage-backed securities - residential	$4,918	$182	$-	$5,100
State and Municipal securities	2,265	-	(60)	2,205

	7,183	182	(60)	7,305

December 31, 2009:
Available for Sale:
Equity securities	$9	$3	$-	$12
U.S. Government and agency obligations	54,842	100	(313)	54,629
Mortgage-backed securities -residential	20,369	473	-	20,842

	$75,220	$576	$(313)	$75,483

Held to Maturity:
Mortgage-backed securities - residential	$6,098	$86	$(1)	$6,183

Mortgage-backed securities consist of securities that are issued by Fannie Mae (“FNMA”), Freddie Mac (“FHLMC”), Ginnie Mae (“GNMA”), and Federal Farm Credit Bank (“FFCB”) and are collateralized by residential mortgages.

The amortized cost and estimated fair value by contractual maturity of debt securities at December 31, 2010 are shown below.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

FSB Community Bankshares, Inc.

Note 2 - Securities (Continued)

	Available for Sale		Held to Maturity
	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value
	(In Thousands)		(In Thousands)

Due in one year or less	$-	$-	$-	$-
Due after one year through five years	5,513	5,518	947	926
Due after five years through ten years	18,074	18,048	1,318	1,279
Due after ten years	16,177	15,770	-	-
Mortgage-backed securities - residential	28,882	29,361	4,918	5,100
SBA pools	3,886	3,937	-	-

	$72,532	$72,634	$7,183	$7,305

There was a $165,000 gross realized gain on sale and no losses on securities available for sale in 2010 resulting from proceeds of $8,552,000. There were $92,000 in gross realized gains and no losses on sales of securities available for sale in 2009 resulting from proceeds of $5,355,000.

During 2010 there was a $10,573 gross realized loss on sale of mortgage-backed securities held to maturity resulting from proceeds of $686,000. There were no realized gains or losses on sales of securities  held to maturity in 2009.  In accordance with accounting guidance, the Company was able to sell securities classified as held to maturity after the Company had already collected a substantial portion (at least 85%) of the principal outstanding at acquisition due either to prepayments or to scheduled principal and interest payments on the debt securities.

No securities were pledged to secure public deposits or for any other purpose required or permitted by law at December 31, 2010 and 2009.

FSB Community Bankshares, Inc.

Note 2 - Securities (Continued)

The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, at December 31, 2010 and 2009:

	Less than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In Thousands)
2010:
Available for Sale
U.S. Government and agency obligations	$24,757	$460	$-	$-	$24,757	$460
Mortgaged-backed securities - residential	8,387	60	-	-	8,387	60
Held to Maturity
State and Municipal securities	1,875	60	-	-	1,875	60

	$35,019	$580	$-	$-	$35,019	$580

2009:
Available for Sale
U.S. Government and agency obligations	27,241	313	-	-	27,241	313
Held to Maturity
Mortgaged-backed securities - residential	442	1	-	-	442	1

	$27,683	$314	$-	$-	$27,683	$314

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.  Consideration is given to (1) the length of time and the extent to which the fair value has been less than the amortized cost basis, (2) the financial condition of the issuer (and guarantor, if any), and adverse conditions specifically related to the security, industry or geographic area, (3) failure of the issuer of the security to make scheduled interest or principal payments, (4) any changes to the rating of the security by a rating agency, and (5) the presence of credit enhancements, if any, including the guarantee of the federal government or any of its agencies.  In 2010 and 2009, the Company did not record an other-than-temporary impairment charge.

At December 31, 2010, twenty-two debt securities, five mortgage-backed securities and five state and municipal securities have been in a continuous unrealized loss position for less than twelve months.  There were no securities in a continuous unrealized loss position for more than twelve months. The debt securities and mortgage-backed securities were issued by U.S. government sponsored agencies and the state and municipal securities are general obligation (G.O.) bonds  backed by the full faith and credit of local municipalities.  There has never been a default of a New York G.O. in the history of the state. Historical performance does not guarantee future performance, but it does indicate that the risk of loss on default of a G.O. municipal bond for the Company is relatively low. All are paying in accordance with their terms with no deferrals of interest or defaults.  Because the decline in fair value is attributable to changes in interest rates, not credit quality, and because management does not intend to sell and will not be required to sell these securities prior to recovery or maturity, no declines are deemed to be other-than-temporary.

FSB Community Bankshares, Inc.

Note 3 – Loans and The Allowance for Loan Losses

Net loans at December 31, 2010 and 2009 consist of the following:

	2010	2009
	(In Thousands)

Real estate loans:
Secured by one to four family residences	$102,295	$104,960
Secured by five or more family residences	1,165	781
Construction	652	170
Commercial	1,395	1,809
Home equity lines of credit	8,900	8,496
Other	73	91

Total Loans	114,480	116,307

Net deferred loan origination costs	381	433
Allowance for loan losses	(384)	(368)

Net Loans	$114,477	$116,372

An analysis of activity in the allowance for loan losses for the years ended December 31, 2010 and 2009 is as follows:

	2010	2009
	(In Thousands)

Balance at January 1	$368	$345
Provision for loan losses	21	28
Loans charged-off	(5)	(5)
Recoveries	-	-

Balance at December 31	$384	$368

The loan portfolio is segmented into commercial and consumer loans. Commercial loans consist of the following class: commercial real estate. Consumer loans consist of the following classes: residential real estate, construction, home equity lines of credit, and other consumer.

 The Company’s primary lending activity is the origination of one-to-four-family residential real estate mortgage loans.  At December 31, 2010 $102.3 million, or 89.3%, of the total loan portfolio consisted of one-to-four-family residential real estate mortgage loans compared to $105.0 million, or 90.2%, of the total loan portfolio at December 31, 2009.  The Bank offers fixed-rate and adjustable-rate residential real estate mortgage loans with maturities of up to 30 years and maximum loan amounts generally of up to $750,000.

The Bank currently offers fixed-rate conventional mortgage loans with terms of up to 30 years that are fully amortizing with monthly loan payments, and adjustable-rate mortgage loans that provide an initial fixed interest rate for one, three, five, seven or ten years and that amortize over a period of up to 30 years.  The Bank originates fixed-rate mortgage loans with terms of less than 15 years, but at rates applicable to 15-year loans.  The Bank originates fixed-rate bi-weekly mortgage loans with terms of up to 30 years that are fully amortizing with bi-weekly loan payments, and “interest only“ loans where the borrower pays interest for an initial period (ten years) after which the loan converts to a fully amortizing loan.

FSB Community Bankshares, Inc.

Note 3 – Loans and The Allowance for Loan Losses (continued)

Management actively monitors the interest rate risk position to determine the desired level of investment in fixed-rate mortgages.  Depending on market interest rates and the Bank’s capital and liquidity position, all newly originated longer term fixed-rate residential mortgage loans may be retained, or, all or a portion of such loans may be sold in the secondary mortgage market to government sponsored entities such as Freddie Mac or other purchasers.

The Company originates residential, first mortgage loans with the assistance of computer-based underwriting engines licensed from Fannie Mae and/or Freddie Mac. Appraisals of real estate collateral are contracted directly with independent appraisers and not through appraisal management companies. The Bank’s appraisal management policy and procedure is in accordance with all rules and best practice guidance from the Bank’s primary regulator. Credit scoring, using FICO  is employed in the ultimate, judgmental credit decision by the Bank’s underwriting staff. The Bank does not use third party contract underwriting services. Residential mortgage loans include fixed and variable interest rate loans secured by one to four family homes generally located in Monroe, Ontario, and Wayne counties of New York State. The Bank’s ability to be repaid on such loans is closely linked to the economic and real estate market conditions in this region. Underwriting policies generally adhere to Fannie Mae and Freddie Mac guidelines for loan requests of conforming and non-conforming amounts. In deciding whether to originate each residential mortgage, the Bank considers the qualifications of the borrower as well as the value of the underlying property. During 2010 and 2009, the Bank elected to sell many of its fixed-rate loan originations due to the low level of market interest rates and the Bank’s desire to manage the credit and interest rate risk inherent in the balance sheet by minimizing the additions of such long-term, low-fixed-rate instruments.

Adjustable-rate mortgage loans generally present different credit risks than fixed-rate mortgage loans primarily because the underlying debt service payments of the borrowers increase as interest rates increase, thereby increasing the potential for default.  Interest-only loans present different credit risks than fully amortizing loans, as the principal balance of the loan does not decrease during the interest-only period.  As a result, the Bank’s exposure to loss of principal in the event of default does not decrease during this period.

The Company offers home equity lines of credit, which are primarily secured by a second mortgage on one-to-four-family residences. At December 31, 2010, home equity lines of credit totaled $8.9 million, or 7.8% of total loans receivable compared to $8.5 million, or 7.3% of total loans receivable at December 31, 2009.

The underwriting standards for home equity lines of credit include a determination of the applicant’s credit history, an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan.  The combined loan-to-value ratio (first and second mortgage liens) for home equity lines of credit is generally limited to 90%.  The Company originates home equity lines of credit without application fees or borrower-paid closing costs. Home equity lines of credit are offered with adjustable-rates of interest indexed to the prime rate, as reported in The Wall Street Journal.

Multi-family residential loans generally are secured by rental properties.  Multi-family real estate loans are offered with fixed and adjustable interest rates.  Loans secured by multi-family real estate totaled $1.2 million or 1.0%, of the total loan portfolio at December 31, 2010 compared to $781,000 or 0.7%, of the total loan portfolio at December 31, 2009.  Multi-family real estate loans are originated for terms of up to 20 years.  Adjustable-rate multi-family real estate loans are tied to the average yield on U.S. Treasury securities, subject to periodic and lifetime limitations on interest rate changes.

FSB Community Bankshares, Inc.

Note 3 – Loans and The Allowance for Loan Losses (continued)

Loans secured by multi-family real estate generally involve a greater degree of credit risk than one-to four-family residential mortgage loans and carry larger loan balances.  This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans.  Furthermore, the repayment of loans secured by multi-family real estate typically depends upon the successful operation of the real estate property securing the loans.  If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired.

The Company originates construction loans for the purchase of developed lots and for the construction of single-family residences.  At December 31, 2010, construction loans totaled $652,000, or 0.6% of total loans receivable compared to $170,000, or 0.1% at December 31, 2009.  At December 31, 2010, the additional unadvanced portion of these construction loans totaled $357,000 compared to $655,000 of additional unadvanced portion of construction loans at December 31, 2009. Construction loans are offered to individuals for the construction of their personal residences by a qualified builder (construction/permanent loans).

Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser.  We generally also review and inspect each property before disbursement of funds during the term of the construction loan.

Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate.  Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions.  If the estimate of construction cost proves to be inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property.  Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the loan.

Commercial real estate loans are secured by office buildings, mixed use properties, places of worship and other commercial properties.  At December 31, 2010, $1.4 million, or 1.2% of our total loan portfolio consisted of commercial real estate loans compared to $1.8 million, or 1.6% of our total loan portfolio consisted of commercial real estate loans at December 31, 2009.

The Company generally originates adjustable-rate commercial real estate loans with maximum terms of up to 15 years.  The maximum loan-to-value ratio of commercial real estate loans is 70%.

Loans secured by commercial real estate generally are larger than one-to-four-family residential loans and involve greater credit risk.  Commercial real estate loans often involve large loan balances to single borrowers or groups of related borrowers.  Repayment of these loans depends to a large degree on the results of operations and management of the properties securing the loans or the businesses conducted on such property, and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general.  Accordingly, the nature of these loans makes them more difficult for management to monitor and evaluate.

The Company offers a variety of other loans secured by property other than real estate.  At December 31, 2010, these other loans totaled $73,000, or 0.1% of the total loan portfolio compared to other loans totaling $91,000, or 0.1% of the total loan portfolio at December 31, 2009. These loans include automobile, passbook, overdraft protection and unsecured loans. Due to the relative immateriality of other loans, the Company’s risk associated with these loans is not considered significant.

FSB Community Bankshares, Inc.

Note 3 – Loans and The Allowance for Loan Losses (continued)

The following table sets forth the allowance for loan losses allocated by loan class and the activity in our allowance for loan losses for the year ending December 31, 2010. The allowance for loan losses allocated to each class is not necessarily indicative of future losses in any particular class and does not restrict the use of the allowance to absorb losses in other classes.

	Secured	Secured by
	by 1-4	more than 4
	family	family			Home	Other/
	residential	residential	Construction	Commercial	Equity	Unallocated	Total
Allowance for Loan Losses:
Beginning Balance	210	6	1	16	64	71	368
Charge Offs	(5)	-	-	-	-	-	(5)
Recoveries	-	-	-	-	-	-	-
Provisions	37	3	2	(2)	(9)	(10)	21
Ending Balance (1)	242	9	3	14	55	61	384

(1) All Loans are collectively evaluated for impairment.

The Company’s policies, consistent with regulatory guidelines, provide for the classification of loans that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.  Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.  Assets classified as doubtful have all of the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.  Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted.  Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention.

When the Company classifies assets as either, pass, substandard or doubtful, we allocate a portion of the related general loss allowances to such assets as we deem prudent.  The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date.  Our determination as to the classification of our assets and the amount of our loss allowances are subject to review by our principal federal regulator, the Office of Thrift Supervision, which can require that we establish additional loss allowances.  We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations.

At December 31, 2010 and 2009, there were no loans considered to be impaired. At December 31, 2010 and 2009 we had no restructured loans.

The following table presents the risk category of loans by class at December 31, 2010:

		Special
	Pass	Mention	Substandard	Doubtful	Total
One-to-four residential	$102,238	-	$57	-	$102,295
Home equity lines of credit	8,784	-	116	-	8,900
Multi-family residential	1,165	-	-	-	1,165
Construction	652	-	-	-	652
Commercial	1,395	-	-	-	1,395
Other loans	73	-	-	-	73
Total	$114,307	-	$173	-	$114,480

 FSB Community Bankshares, Inc.

Note 3 – Loans and The Allowance for Loan Losses (continued)

At December 31, 2010 the Bank had no nonaccrual loans and at December 31, 2009 had nonaccrual loans of $23,000.  There were no loans that were past due 90 days or more and still accruing interest at December 31, 2010 and 2009.  Interest on non-accrual loans that would have been earned if loans were accruing interest was immaterial for both 2010 and 2009.

Delinquent Loans. The following table sets forth our an analyses of the age of the loan delinquencies by type and by amount past due as of December 31, 2010 and December 31, 2009.

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable
			(Dollars in thousands)
At December 31, 2010
Real estate loans:
One-to-four-family residential	$57	$-	$-	$57	$102,238	$102,295
Home equity lines of credit	116	-	-	116	8,784	8,900
Multi-family residential	-	-	-	-	1,165	1,165
Construction	-	-	-	-	652	652
Commercial	-	-	-	-	1,395	1,395
Other loans	-	-	-	-	73	73
Total	$173	$-	$-	$173	$114,307	$114,480

At December 31, 2009
Real estate loans:
One-to-four-family residential	$224	$-	$-	$224	$104,736	$104,960
Home equity lines of credit	-	-	-	-	8,496	8,496
Multi-family residential	-	-	-	-	781	781
Construction	-	-	-	-	170	170
Commercial	-	-	-	-	1,809	1,809
Other loans	-	-	-	-	91	91
Total	$224	$-	$-	$224	$116,083	$116,307

Note 4 - Premises and Equipment

Premises and equipment at December 31, 2010 and 2009 are summarized as follows:

	2010	2009
	(In Thousands)
Premise	$3,076	$2,998
Furniture, fixtures and equipment	2,157	1,817
Construction in process	25	5
	5,258	4,820
Accumulated depreciation and amortization	(2,553)	(2,264)

	$2,705	$2,556

FSB Community Bankshares, Inc.

Note 4 - Premises and Equipment (continued)

At December 31, 2010, the Company was obligated under non-cancelable operating leases for existing branches in Penfield, Irondequoit, and Webster, New York, for a future branch in Perinton, New York,  and for three offices of the Mortgage division in Canandaigua, Watertown, and Pittsford, New York.  Rent expense under leases totaled $239,000 during 2010.  Rent expense under the Penfield, Irondequoit, and Webster leases totaled $155,000 during 2009. Future minimum rental payments under these leases for the next five years are as follows:

	Penfield	Irondequoit	Webster	Pittsford	Canandaigua	Watertown	Perinton	Total
	(In Thousands)
2011	$72	$55	$68	$58	$7	$8	$27	$295
2012	72	56	68	59	-	-	65	320
2013	76	63	68	60	-	-	65	332
2014	79	63	71	60	-	-	65	338
2015	79	63	74	45	-	-	65	326
Total	$378	$300	$349	$282	$7	$8	$287	$1,611

Note 5 - Deposits

The components of deposits at December 31, 2010 and 2009 consist of the following:

	2010	2009
	(In Thousands)
Non-interest bearing	$3,705	$3,955
NOW accounts	10,995	9,141
Regular savings and demand clubs	24,787	26,682
Money market	27,857	22,588
Individual retirement accounts	18,266	17,996
Certificates of deposit	76,796	76,148

	$162,406	$156,510

As of December 31, 2010, individual retirement accounts and certificates of deposit have scheduled maturities as follows (in thousands):

2011	$55,393
2012	23,050
2013	9,605
2014	2,721
2015	4,293

$95,062

The aggregate amount of time deposits, each with a minimum denomination of $100,000 was $27,552,000 and $26,068,000  at December 31, 2010 and 2009, respectively.  Under the Dodd-Frank Act, deposit insurance per account owner has been raised from $100,000 to $250,000.

FSB Community Bankshares, Inc.

Note 5 - Deposits (continued)

Interest expense on deposits for the years ended December 31, 2010 and 2009 is as follows:

	2010	2009
	(In Thousands)
NOW accounts	$62	$56
Regular savings and demand clubs	199	146
Money market	239	335
Individual retirement accounts	508	649
Certificates of deposit	1,513	2,224

	$2,521	$3,410

FSB Community Bankshares, Inc.

Note 6 - Long-Term Borrowings

Long-term borrowings consist of advances from the Federal Home Loan Bank of New York (FHLB).

The following table sets forth the contractual maturities of long-term borrowings with the FHLB:

Advance Date	Maturity Date	Current Rate	2010		2009
			(In Thousands)
03/22/05	03/22/10	4.73%	-		750
08/18/05	08/18/10	4.70%	-		1,000
09/06/05	09/06/11	4.53%	-	*	1,000
09/14/05	09/14/15	4.75%	732		789
11/01/05	11/01/10	4.95%	-		220
11/16/05	11/18/13	5.19%	1,000		1,000
11/16/05	11/16/12	5.18%	-	*	1,000
11/16/05	11/16/10	5.11%	-		1,000
06/05/06	06/06/16	5.63%	1,000		1,000
06/05/06	06/05/14	5.60%	1,000		1,000
08/17/06	08/19/13	5.45%	1,000		1,000
08/17/06	08/17/15	5.50%	1,000		1,000
08/24/06	08/24/11	5.39%	-	*	381
09/08/06	09/09/13	5.32%	-	*	593
11/28/06	11/28/11	5.00%	-	*	1,000
10/25/07	10/25/10	4.52%	-		1,000
11/27/07	11/27/12	4.46%	1,000		1,000
12/12/07	12/12/11	4.36%	-	*	1,000
12/28/07	12/28/10	4.09%	-		1,000
01/04/08	01/04/11	3.71%	-	*	500
01/04/08	01/04/13	4.04%	500		500
01/15/08	01/18/11	3.45%	500		500
01/15/08	01/17/12	3.65%	-	*	500
01/15/08	01/15/13	3.81%	500		500
01/29/08	01/29/10	3.11%	-		1,000
01/29/08	01/31/11	3.37%	-	*	1,000
02/13/08	02/16/10	2.39%	-		1,000
02/13/08	02/13/13	3.39%	-	*	2,007
02/19/08	02/22/11	2.85%	2,000		2,000
02/19/08	02/21/12	3.73%	-	*	1,000
02/20/08	02/20/13	3.29%	2,000		2,000
06/12/08	06/12/13	4.36%	-	*	1,477
06/12/08	06/12/15	4.70%	-	*	1,647
11/21/08	11/21/13	4.48%	-	*	1,226
11/03/09	11/03/14	2.37%	809		1,000
07/21/10	07/23/12	1.08%	1,000		-
07/21/10	01/22/13	1.26%	1,663		-
07/21/10	01/22/13	1.26%	1,000		-
07/21/10	01/22/13	1.26%	500		-
07/21/10	07/22/13	1.42%	258		-
07/21/10	07/22/13	1.42%	1,000		-
07/21/10	07/22/13	1.42%	1,000		-
07/21/10	01/21/14	1.66%	1,000		-
07/21/10	01/21/14	1.66%	500		-
07/21/10	01/21/14	1.66%	1,494		-
07/21/10	01/21/14	1.66%	1,061		-
07/21/10	07/21/14	1.89%	1,000		-
07/21/10	07/21/14	1.89%	1,252		-
07/21/10	01/21/15	2.07%	511		-
12/28/10	06/28/11	0.58%	1,000		-

			27,280		34,590
Deferred prepayment penalties			548		-
			$26,732		$34,590

FSB Community Bankshares, Inc.

Note 6 - Long-Term Borrowings (continued)

*In July 2010, the Company restructured a portion of its Federal Home Loan Bank advances by repaying $13.2 million of existing borrowings and replacing these borrowings with $13.2 million of new, lower cost FHLB advances. This transaction resulted in $638,000 in prepayment penalties that have been deferred and will be recognized in interest expense as an adjustment to the cost of the Company’s new borrowings in future periods. The refinanced borrowings were a combination of fixed-rate and amortizing advances with an average cost of 4.29% and an average duration of 1.47 years. The new borrowings are all fixed-rate borrowings with an average cost of 3.09% including the deferred adjustment to the carrying value of the new borrowings. The $13.2 million of new advances have an average duration of 3.11 years. The relevant accounting treatment for this transaction was an interpretation of the guidance provided in ASC 470-50. This transaction was executed as an earnings and interest rate risk strategy, resulting in lower FHLB advance costs and an extension of average duration.

Certain of the Company’s FHLB advances at December 31, 2010 are callable by the FHLB at one or more dates in the future.  If an advance is called by the FHLB, the Company has the option to replace the called advance with a new advance at market terms or to repay the advance without penalty.

Long-term borrowings are secured by residential mortgages with a carrying amount of $81,580,000 at December 31, 2010 and the Bank’s investment in FHLB stock.  As of December 31, 2010, $81,580,000 was available for long-term borrowings of which $27,280,000 was outstanding. As of December 31, 2010 there were no short-term borrowings.

The following table sets forth the contractual maturities of all long-term FHLB borrowings and the next call dates of the callable borrowings at December 31, 2010 (dollars in thousands):

	Contractual Maturity	Weighted Average Rate	Next Call 2/22/2011	Weighted Average Rate
2011	$3,500	2.29%	$2,000	3.29
2012	2,000	2.77	-	-
2013	10,421	2.72	-	-
2014	8,116	2.28	-	-
2015	2,243	4.47
Thereafter	1,000	5.63	-	-

	$27,280	2.79%	$2,000	3.29%

The Company also has a repurchase agreement with Morgan Keegan providing an additional $10 million in liquidity collateralized by the Company’s U.S. Government and agency obligations. There were no advances outstanding under the repurchase agreement at December 31, 2010.

FSB Community Bankshares, Inc.

Note 7 - Income Taxes

The provision (benefit) for income taxes for 2010 and 2009 consists of the following:

	2010	2009
	(In Thousands)
Current
Federal	$49	$(17)
State	-	-
Deferred	(4)	(6)
	$45	$(23)

The Company’s effective rate was 17% and (51)%  in 2010 and 2009, respectively. The effective tax rate reflects the impact of adjustment to provide an appropriate valuation allowance against future tax benefits.

Items that give rise to differences between income tax expense included in the consolidated statements of income and taxes computed by applying the statutory federal tax at a rate of 34% in 2010 or 2009 included the following (dollars in thousands):

	2010		2009
	Amount	% of Pre-tax Income	Amount	% of Pre-tax Loss
Federal Tax at a Statutory rate	$90	34%	$15	34%
State taxes, net of Federal provision	-	-	-	-
Actual rate differential – NOL carryback	-	-	(32)	(73)
Change in valuation allowance	154	58	68	151
Nontaxable interest and dividend income	(48)	(18)	(5)	(11)
Allowance for loan loss tax benefit subject to valuation allowance	(107)	(40)	-	-
Other items	(44)	(17)	(69)	(168)
Income tax provision (benefit)	$45	17%	$(23)	(51)%

FSB Community Bankshares, Inc.

Note 7 - Income Taxes (Continued)

Deferred income tax assets and liabilities resulting from temporary differences are summarized as follows and are included in other assets or liabilities, as appropriate, in the accompanying consolidated balance sheets at December 31, 2010 and 2009:

	2010	2009
	(In Thousands)

Deferred tax assets:
Deferred loan origination fees	$18	$14
Pension expense	-	8
Allowance for loan losses - Federal	149	35
Charitable contributions	29	24
State tax credits	482	422
Supplemental Executive Retirement Plan	53	34
Other-than-temporary impairment loss on securities	21	22
Other	2	2

	754	561
Valuation allowance	(608)	(454)
Total deferred tax assets, net of valuation allowance	146	107

Deferred tax liabilities:
Depreciation	(92)	(14)
Unrealized gain on securities available for sale	(35)	(90)
FDIC insurance	(27)	(21)
Other	-	(49)

Total deferred tax liabilities	(154)	(174)

Net deferred tax asset (liability)	$(8)	$(67)

The Company has recorded a valuation allowance for state tax deductions and mortgage recording tax credits since anticipated levels of state taxable income makes it more likely than not that all of these tax benefits will not be used. In addition, a deferred tax asset associated with a portion of the allowance for loan loss established before 2004 had not been recognized in the past as there was no expectation of achieving any tax benefit of this portion of the allowance. In 2010, that deferred tax asset was recorded, but because the future realization of the tax benefit remains unlikely to be realized, the valuation allowance was further increased to include this deferred tax asset. As a result of this item, there was no net impact on deferred taxes.

As a thrift institution, the Bank is subject to special provision in the Federal and New York State income tax laws regarding its allowable income tax bad debt deduction and related tax basis bad debt reserves.  These reserves consist of defined base-year amounts for Federal and New York State purposes. In accordance with ASC 740, “Accounting for Income Taxes”, deferred income tax liabilities are to be recognized with respect to any base-year reserves which are to become taxable (or “recaptured”) in the foreseeable future.

FSB Community Bankshares, Inc.

Note 7 - Income Taxes (Continued)

Under current income tax laws, the base-year reserves would be subject to recapture if the Bank pays a cash dividend in excess of earnings and profits or liquidates.  The New York State base-year reserves would be subject to recapture if the Bank failed to meet certain definitional tests, including maintaining a thrift charter.  The Bank does not expect to take any actions in the foreseeable future that would require the recapture of any Federal or New York State reserves.

Deferred tax liabilities have not been recognized with respect to the Federal base-year reserve of $1,518,000 and the New York State base-year reserve of $5,584,000 at December 31, 2010 and December 31, 2009, respectively, because the Bank does not expect that these amounts will become taxable in the foreseeable future.  The unrecognized deferred tax liability with respect to the Federal base-year reserve was $516,000 at December 31, 2010 and December 31, 2009.  The unrecognized deferred tax liability with respect to the New York State base-year reserve, net of Federal income tax benefits, was $262,000 at December 31, 2010 and December 31, 2009, respectively. It is more likely than not that these liabilities will never be incurred because, as noted above, the Bank does not expect to take any action in the future that would result in these liabilities being incurred.

Accounting for Uncertainty in Income Taxes guidance requires an entity to analyze each income tax position taken in its tax returns and determine the likelihood that the position will be realized.  Only tax positions that are “more-likely-than-not“ to be realized can be recognized in an entity‘s financial statements.  For tax positions that do not meet this recognition threshold, an entity will record an unrecognized tax benefit for the difference between the position taken on the tax return and the amount recognized on the financial statements. The Company does not have any unrecognized tax benefits at December 31, 2010 or for the tax year ended December 31, 2009.  The Company‘s policy is to recognize interest and penalties on unrecognized tax benefits in income tax expense in the Consolidated Statement of Operations.  The Company‘s Federal and New York State tax returns, constituting the returns of the major taxing jurisdictions, are subject to examination by the taxing authorities for 2007, 2008, and 2009 as prescribed by applicable statute.  No waivers have been executed that would extend the period subject to examination beyond the period prescribed by statute.

No recognized tax benefits are expected to arise within the next twelve months.

FSB Community Bankshares, Inc.

Note 8 - Employee Benefit Plans

The Bank has a 401(k) plan for all eligible employees.  Employees are eligible for participation in the 401(k) Plan after one year of service and attaining age 21.  The 401(k) Plan allows employees to contribute 1% to 100% of their annual salary subject to statutory limitations.  Matching contributions made by the Bank are 100% of the first 6% of compensation that an employee contributes to the 401(k) Plan.  In addition, the Bank may make a discretionary contribution as a percentage of each eligible employee’s annual base compensation including the ESOP.  Matching contributions to the 401(k) Plan amounted to $81,000 and $51,000 for the years ended December 31, 2010 and 2009, respectively.  Discretionary contributions to the 401(k) Plan were $71,000 and $121,000 for the years ended December 31, 2010 and 2009, respectively.

The Bank sponsors an Employee Stock Ownership Plan (ESOP) for eligible employees who have attained age 21 and completed one year of employment. The cost of unallocated ESOP shares is presented in the accompanying consolidated balance sheets as a reduction of stockholders’ equity.  Allocations to individual accounts are based on participant compensation and years of service. As shares are committed to be released to participants, the Company reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings per share computations. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in-capital. Any dividends on allocated shares reduce retained earnings. Any dividends on unallocated ESOP shares reduce debt and accrued interest.  In connection with establishing the ESOP in 2007, the ESOP borrowed $700,000 from the Company to purchase 69,972 common shares of the Company’s stock.  The loan is being repaid in twenty equal annual installments through 2026.  The loan bears interest at the prime rate plus 300 basis points.  Shares are released to participants on a straight line basis as the loan is repaid and totaled 3,498 shares for each of the years ended December 31, 2010 and December 31, 2009.  Total expense for the ESOP during 2010 and 2009 was $29,000 and $24,000 respectively.  At December 31, 2010 the Company had 55,978 unearned ESOP shares having an aggregate market value of $425,433.

The Bank has a supplemental executive retirement plan (SERP) for two of its executives.  In 2010 and 2009, the expense under the SERP totaled $49,000 and $39,000 respectively.

Note 9 - Related Party Transactions

Certain employees, executive officers and directors are engaged in transactions with the Bank in the ordinary course of business.  It is the Bank’s policy that all related party transactions are conducted at “arms length“ and all loans and commitments included in such transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank and do not involve more than the normal risk of collectability or present other unfavorable terms.

As of December 31, 2010 and 2009, loans outstanding with related parties were $359,000 and $738,000, respectively. During 2010, loan advances totaled $225,000, repayments totaled $259,000, and loans sold totaled $345,000.

FSB Community Bankshares, Inc.

Note 10 - Commitments

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit.  These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.  The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.  The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments summarized as follows at December 31, 2010 and 2009:

	2010	2009
	(In Thousands)

Commitments to extend credit:
Commitments to grant loans	$3,501	$2,478
Unfunded commitments under lines of credit	8,536	8,732

	$12,037	$11,210

Commitments to grant loans at fixed-rates at December 31, 2010 totaled $3,501,000 and had interest rates that ranged from 3.625% to 5.125%.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 and tangible capital (as defined) to adjusted total assets (as defined).  Management believes that, as of December 31, 2010 and 2009, the Bank met all capital adequacy requirements to which it was subject.  As of December 31, 2010 the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below.  There are no conditions or events since that notification that management believes have changed the Bank’s status as well capitalized.

FSB Community Bankshares, Inc.

Note 11 - Regulatory Matters (Continued)

The Bank’s actual capital amounts and ratios are presented in the table below.

	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in Thousands)
December 31, 2010:
Total risk-based capital (to risk- weighted assets)	$17,140	20.16%	$	>6,802	>8.0%	$	>8,502	>10.0%
Tier 1 capital (to risk-weighted assets)	16,756	19.71		>3,401	>4.0		>5,101	>6.0
Tier 1 capital (leveraged - to adjusted total assets)	16,756	8.01		>8,369	>4.0		>10,461	>5.0
Tangible capital (to adjusted total assets)	16,756	8.01		>3,138	>1.5		N/A	N/A

December 31, 2009:
Total risk-based capital (to risk- weighted assets)	$16,833	20.75%	$	>6,490	>8.0%	$	>8,113	>10.0%
Tier 1 capital (to risk-weighted assets)	16,465	20.30		>3,245	>4.0		>4,868	>6.0
Tier 1 capital (leveraged - to adjusted total assets)	16,465	7.80		>8,445	>4.0		>10,556	>5.0
Tangible capital (to adjusted total assets)	16,465	7.80		>3,167	>1.5		N/A	N/A

The following table presents a reconciliation of the Bank’s equity as determined using accounting principles generally accepted in the United States of America (“GAAP“) and its regulatory capital amounts as of December 31, 2010 and 2009.

	2010	2009
	(In Thousands)
Bank GAAP equity	$16,823	$16,639
Net unrealized (gains) losses on securities available for sale, net of income taxes	(67)	(174)

Tangible capital, core capital and Tier 1 risk-based capital	16,756	16,465

Allowance for loan losses	384	368

Total risk-based capital	$17,140	$16,833

At December 31, 2010 the Company’s consolidated equity totaled $20,492,000 compared to the Bank’s equity capital of $16,823,000. See Note 13 for details concerning the Company’s consolidated equity.

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

The FASB has issued ASC Topic 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements.  ASC Topic 820 applies to other accounting pronouncements that require or permit fair value measurements.

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

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used are as follows at December 31:

FSB Community Bankshares, Inc.

Note 12 - Fair Value Measurement and Fair Values of  Financial Instruments (continued)

(In Thousands)
2010	Total	Level 1	Level 2	Level 3
U.S. Government and agency obligations	$39,336	$8,014	$31,322	$-
Mortgage-backed securities	29,361	1,673	27,688	-
SBA Pools	3,937	-	3,937	-
Total Available for Sale Securities	$72,634	$9,687	$62,947	$-
(In Thousands)
2009	Total	Level 1	Level 2	Level 3
Equity securities	$12	$12	$-	$-
U.S. Government and agency obligations	54,629	-	54,629	-
Mortgage-backed securities	20,842	-	20,842	-
Total Available for Sale Securities	$75,483	$12	$75,471	$-

No assets or liabilities have been measured on a non-recurring basis at December 31, 2010 or 2009.

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

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities.  Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful.  The following methods and assumptions were used to estimate the fair values of certain of the Company’s assets and liabilities at December 31, 2010 and 2009.

Cash, Due from Banks, and Interest-Bearing Demand Deposits

The carrying amounts of these assets approximate their fair values.

FSB Community Bankshares, Inc.

Note 12 - Fair Value Measurement and Fair Values of  Financial Instruments (continued)

Investment Securities

The fair value of securities available for sale (carried at fair value) and held to maturity (carried at amortized cost) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the banking industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.  For certain securities which are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are based on observable market based assumptions (Level 3).  In the absence of such evidence, management’s best estimate is used.  Management’s best estimate consists of both internal and external support on certain Level 3 investments.  Internal cash flow models using a present value formula that includes assumptions market participants would use along with indicative exit pricing obtained from broker/dealers (where available) were used to support fair values of certain Level 3 investments. The Company had no Level 3 investment securities at December 31, 2010 or 2009.

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

Mortgage loans held for sale in the secondary market are carried at the lower of cost or fair value.  Separate determinations of fair value for residential and commercial loans are made on an aggregate basis.  Fair value is determined based solely on the effect of changes in secondary market interest rates and yield requirements from the commitment date to the date of the financial statements. Realized gains and losses on sales are computed using the specific identification method.  There were $342,000 in loans held for sale at December 31, 2010 and no loans held for sale at December 31, 2009.

Accrued Interest Receivable and Payable

The carrying amount of accrued interest receivable and payable approximates fair value.

Deposits

The fair values disclosed for demand deposits (e.g., NOW accounts, non-interest checking, regular savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts).  The carrying amounts for variable-rate certificates of deposit approximate their fair values at the reporting date.  Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

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

The carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2010 and 2009 are as follows:

	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)

Financial assets:
Cash and due from banks	$4,533	$4,533	$3,385	$3,385
Interest bearing demand deposits	3,301	3,301	2,580	2,580
Securities available for sale	72,634	72,634	75,483	75,483
Securities held to maturity	7,183	7,305	6,098	6,183
FHLB stock	1,513	1,513	1,886	1,886
Loans held for sale	342	342	-	-
Loans, net	114,477	116,350	116,372	118,883
Accrued interest receivable	888	888	1,156	1,156

Financial liabilities:
Deposits	162,406	161,165	156,510	155,606
Borrowings	26,732	25,107	34,590	32,579
Accrued interest payable	68	68	129	129

Off-balance sheet instruments:
Commitments to extend credit	-	-	-	-

FSB Community Bankshares, Inc.

Note 13 - FSB Community Bankshares, Inc. (Parent Company Only) Financial Information

Balance Sheets

	December 31
	2010	2009
	(In Thousands)

Assets
Cash and cash equivalents	$97	$62
Securities available for sale	3,017	3,013
Investment in banking subsidiary	16,823	16,639
ESOP Loan receivable	582	609
Accrued interest receivable	11	71
Total Assets	$20,530	$20,394

Liabilities & Stockholders’ Equity

Total Liabilities	$38	$44

Stockholders’ equity	20,492	20,350

Total Liabilities and Stockholders’ Equity	$20,530	$20,394

Statements of Income

	Year Ended December 31
	2010	2009
	(In Thousands)

Interest Income	$55	$73
Other Expense	(97)	(179)
Equity in undistributed earnings of banking subsidiary	262	174
Net Income	$220	$68

FSB Community Bankshares, Inc.

Note 13 - FSB Community Bankshares, Inc. (Parent Company Only) Financial Information (continued)

Statements of Cash Flows

	Year Ended December 31
	2010	2009
	(In Thousands)

Cash flows from operating activities
Net income	$220	$68
Adjustments to reconcile net income to net cash provided (used) by operating activities
Equity in undistributed earnings of banking subsidiary	(262)	(174)
Amortization of premium on securities available for sale	(4)	5
Decrease (increase) in accrued interest receivable	60	(16)
Net decrease in other liabilities	(6)	(3)
Net cash provided (used) by operating activities	8	(120)

Cash flows from investing activities
Purchases of securities available for sale	(5,000)	(4,000)
Proceeds from maturities and calls of securities available for sale	5,000	4,000
Payments received on ESOP loan	27	27
Net cash provided by investing activities	27	27

Net increase (decrease) in cash and cash equivalents	35	(93)
Cash and cash equivalents - beginning	62	155

Cash and cash equivalents - ending	$97	$62