Form 10-K, Exhibit 13
period 2011-12-31
FSB Community Bankshares Inc
filed 2012-03-28
CIK 1389797

EXHIBIT 13

PORTIONS OF
ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

Our results of operations depend primarily on our net interest income and, to a lesser degree, other income.   Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities and other interest-earning assets (primarily cash equivalents), and the interest paid on our interest-bearing liabilities, consisting primarily of savings accounts, NOW accounts, money market accounts, time deposits and borrowings.  Other income consists primarily of fees and services charges from deposit products, fee income from our financial services subsidiary, realized gains on sales of loans and securities, earnings on bank owned life insurance, mortgage fee income and miscellaneous other income.  Our results of operations also are affected by our provision for loan losses and other expense. Other expense consists primarily of salaries and employee benefits, occupancy expense, equipment expense, electronic banking, data processing costs, mortgage fees and taxes, advertising, directors’ fees, FDIC premium expense, audit and tax services, and other miscellaneous expenses.

Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, government policies and actions of regulatory authorities.

In 2011 we had a net loss of $72,000 compared to net income of $220,000 in 2010. The year over year reduction in earnings was attributable to an increase in other expense and an increase in provision for loan losses, partially offset by an increase in net interest income, an increase in other income, and an increase in benefit for income taxes. The increase in other expense was the result of increases in salaries and employee benefits, occupancy, data processing costs, advertising, equipment, directors’ fees, mortgage fees and taxes, audit and tax services and other miscellaneous expense, partially offset by decreases in electronic banking and FDIC premium expense. In addition to annual cost of living increases in salary and employee benefit expense for all staff in 2011, the increase in other expense was primarily attributable to the continued investment in the loan origination division with increased salary costs associated with additional staff and higher commissions generated by improved volume of loan originations, additional occupancy, equipment expenses and mortgage fees and taxes deemed necessary in order to successfully grow our loan portfolio to increase interest income and earnings. Also contributing to the increases in salaries and employee benefits, occupancy, advertising, equipment, and miscellaneous other expenses were additional costs associated with our newest branch in Perinton, New York that opened in October of 2011. The decrease in our FDIC premium expense in 2011 compared to 2010 resulted from changes made by the FDIC reflecting a lower rate in our deposit insurance assessment effective April 1, 2011 and applied beginning with the invoice payable on September 30, 2011. The increase in net interest income reflects the Company’s ability to lower deposit and borrowing costs, which offset a decline in interest income generated from interest earning assets.  The increase in other income resulted primarily from increases in Oakleaf fee income, the Bank’s wholly owned non-deposit investment services subsidiary, realized gain on sale of loans, and mortgage fee income, partially offset by decreases in deposit service fees, realized gain on sale of securities, and bank owned life insurance income. A substantial portion of the increase in other income was attributable to realized gain on sale of loans and mortgage fees associated with the growth in mortgage loan production in 2011. The Company’s lower effective tax rate for 2011 and 2010, compared to prior years, resulted from a reduction in income tax expense due to the cash surrender value of our bank-owned life insurance and municipal bond interest income, which are tax exempt for Federal income tax purposes.

The credit quality of the Company’s loan portfolio remains strong.  At December 31, 2011, the Company had one non-performing loan for $325,000 compared to no non-performing loans at December 31, 2010. We recorded a $30,000 provision for loan losses for the year ended December 31, 2011 compared to a $21,000 provision for loan losses for the year ended December 31, 2010. The allowance for loan losses was $411,000, or 0.32% of loans outstanding, at December 31, 2011 compared to $384,000, or 0.34% of loans outstanding, at December 31, 2010. Management has evaluated the Company’s loan loss reserve and believes it is adequately funded at December 31, 2011 based on the quality of the current loan portfolio.

The Company has reviewed its investment securities totaling $75.6 million at December 31, 2011, and does not expect to record any other-than-temporary impairment charges in the portfolio in 2012. The Company continues to realize healthy deposit growth with success in attracting low-cost core deposits as well as modest time deposit increases reflective of the confidence and trust that our community continues to place in the Company in the challenging economy.

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

The evaluation has specific, general, and unallocated components.  The specific component relates to loans that are classified as special mention, substandard, doubtful, or loss.  For such loans that are also classified as impaired, an allowance is generally established when the collateral value of the impaired loan is lower than the carrying value of that loan.  The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.  An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses.  The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

For debt securities, credit-related OTTI is recognized in earnings while non-credit-related OTTI on securities not expected to be sold is recognized in other comprehensive income (loss).  Credit-related OTTI is measured as the difference between the present value of an impaired security’s expected cash flows and its amortized cost basis.  Non-credit-related OTTI is measured as the difference between the fair value of the security and its amortized costs less any credit-related losses recognized.  For securities classified as held to maturity, the amount of OTTI recognized in other comprehensive income (loss) is accreted to the credit-adjusted expected cash flow amounts of the securities over future periods.  For equity securities, the entire amount of OTTI is recognized in earnings.

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

Business Summary

Our business has traditionally focused on originating one-to-four family residential real estate mortgage loans and home equity lines of credit for retention in our portfolio and offering retail deposit accounts insured by the Federal Deposit Insurance Corporation. Our primary market area consists of Monroe County and the surrounding upstate New York counties of Livingston, Ontario, Orleans and Wayne.  In the low interest rate environment experienced throughout 2011 and 2010, management decided to sell a portion of the fixed-rate residential real estate loans that we originated in order to manage interest rate risk. The low interest rate environment  in 2011 and 2010 has resulted in decreased loan interest income as well as lower yields on the loan portfolio.  The decrease in balances in investment securities, as well as lower yields in the overall investment securities portfolio in 2011 compared to 2010, has resulted in decreased investment securities interest income.  Despite an increase in the balance in cash and cash equivalents, primarily interest-earning deposits at the Federal Reserve Bank and Federal Home Loan Bank, in 2011 compared to 2010, income on interest-earning deposits decreased.  The Company continues to maintain a strong liquidity position, retaining significant cash and cash equivalent balances that will allow the Company to capitalize on investment and lending opportunities that may arise in future periods. The yield on interest-earning assets decreased by 23 basis points to 3.92% for the year ended December 31, 2011 from 4.15% for the year ended December 31, 2010, while the cost of liabilities decreased 49 basis points to 1.50% for the year ended December 31, 2011 from 1.99% for the year ended December 31, 2010. Decreased interest rates have lowered our cost on deposits and borrowings at a faster rate than our long-term loans and investments, providing positive results in our net interest income in 2011 and 2010.  Our average interest rate spread increased to 2.42% for the year ended December 31, 2011 from 2.16% for the year ended December 31, 2010, and our average net interest margin increased to 2.55% for the year ended December 31, 2011 from 2.34% for the year ended December 31, 2010.  The increase in net interest margin in 2011, reflective of an increase in net interest income, was the result of the Company’s ability to reduce the deposit and borrowing costs in a low interest rate environment, partly offset by decreased yields on interest-earning assets. If the Federal Reserve Board continues to maintain its target for Federal Funds Rate at 0.0%-0.25% throughout 2012, the decreased market rates should have a downward effect on yields in both interest-earning assets and interest-bearing liabilities.

Loans receivable, net, increased $12.3 million during 2011 to $126.7 million at December 31, 2011 from $114.5 million at December 31, 2010. In 2011, we originated $53.1 million in loans, primarily one-to-four-family residential mortgages, sold $11.8 million of our mortgage loan originations including $5.0 million of conventional fixed-rate residential mortgages on a servicing-retained basis and $6.8 million of correspondent FHA mortgage loans on a servicing-released basis.  The Company also brokered $7.0 million of FHA mortgage loans in 2011.  The $18.8 million of total sold and brokered residential mortgages and FHA mortgage loans in the secondary market generated a net gain of $430,000 which was recorded in other income.  The Company ended December 31, 2011 with $19.9 million in mortgage loans serviced for others and will realize servicing income on these loans as long as these loans have outstanding balances.  Based on the Company’s business strategy and market conditions in 2012, we intend to continue to sell, on a selective basis, a portion of our fixed-rate residential mortgage loans and FHA mortgage loans.

Deposits increased $12.7 million to $175.1 million at December 31, 2011 from $162.4 million at December 31, 2010.  The deposit increase was primarily at our newest branch in Perinton as a result of our grand opening promotional savings and certificate of deposit offerings in an effort to encourage new customers to experience our products and services.  In 2012, we intend to continue to grow our deposits with competitive products and pricing, excellent customer service and targeted marketing activities.

Borrowings decreased by $2.6 million to $24.2 million at December 31, 2011 from $26.7 million at December 31, 2010. Our balance sheet is highly liquid with cash and cash equivalents, mainly interest-earning deposits at the Federal Reserve Bank and Federal Home Loan Bank, increasing by $1.2 million to $9.0 million at December 31, 2011, from $7.8 million at December 31, 2010.

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

●
Managing Our Interest Rate Risk. To improve our interest rate risk, in recent years we have reduced the fixed-rate loan originations added to our loan portfolio by selling select fixed-rate mortgages in the secondary market, investing a portion of funds received from loan payments and repayments in shorter term and intermediate term, liquid investment securities and securities classified as available for sale including US Government agency debt obligations and mortgage-backed securities; emphasizing the marketing of our passbook, savings and checking accounts, money market accounts and increasing the duration whenever possible of our certificates of deposit; and taken longer duration Federal Home Loan Bank borrowings.

If short-term interest rates remain low in 2012, we expect a decrease in our cost of funds on deposits and borrowings. This would positively affect the average cost of our interest-bearing liabilities as our certificates of deposit and borrowings mature and reprice at a lower cost to us.  We have $51.0 million in certificate of deposit accounts (including individual retirement accounts) that are scheduled to mature during 2012.  If we retain these deposits, it will most likely be at a lower cost to us than their current contractual rate.

6

●
Emphasizing Residential Real Estate Lending.  Historically we have emphasized the origination of one-to-four family residential loans within Monroe County and the surrounding counties of Livingston, Ontario, Orleans and Wayne. As of December 31, 2011, 89.5% of our loan portfolio consisted of one-to-four family residential loans, and 99.9% of our loan portfolio consisted of loans secured by real estate. The Company intends to continue to emphasize aggressive, yet prudent originations of loans secured by one-to-four family residential real estate. In addition to our 5 full service branches, we operate three mortgage loan origination offices located in Canandaigua, Pittsford, and Watertown, New York.

●
Maintaining High Asset Quality. We believe that our high asset quality is a result of conservative underwriting standards, the diligence of our loan collection personnel and the stability of the local economy.  At December 31, 2011, we had one non-performing loan for $325,000, and at this date, our ratio of allowance for loan losses to non-performing loans was 126.6% and our ratio of allowance for loan losses to total loans was 0.32%.  Because 99.9% of our loans are secured by real estate, and our level of non-performing loans has been low in recent periods, we believe that our allowance for loan losses is adequate to absorb the probable losses inherent in our loan portfolio. Management continues to actively monitor the performance of the loan portfolio during these difficult economic times.

Comparison of Financial Condition at December 31, 2011, 2010 and 2009

	At December 31, 2011	At December 31, 2010	At December 31, 2009
	(In thousands)
Selected Financial Condition Data:

Total assets	$223,251	$212,407	$214,400
Cash and cash equivalents	9,037	7,834	5,965
Securities available for sale	68,410	72,634	75,483
Securities held to maturity	7,230	7,183	6,098
Loans held for sale	1,535	342	-
Loans, net	126,742	114,477	116,372
Deposits	175,102	162,406	156,510
Federal Home Loan Bank advances	24,178	26,732	34,590
Stockholder’s equity	20,843	20,492	20,350

	For the Year Ended December 31,
	2011	2010	2009
	(In thousands)
Selected Operating Data:

Interest and dividend income	$7,985	$8,606	$9,565
Interest expense	2,797	3,754	5,031
Net interest income	5,188	4,852	4,534
Provision for loan losses	30	21	28
Net interest income after provision for loan losses	5,158	4,831	4,506
Other income	1,367	1,302	677
Other expense	6,711	5,868	5,138
Income (loss) before income taxes	(186)	265	45
Provision (benefit) for income taxes	(114)	45	(23)
Net income (loss)	$(72)	$220	$68

	At or For the Year Ended December 31,
	2011	2010	2009

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets	(0.03)%	0.10%	0.03%
Return on average equity	(0.35)%	1.06%	0.33%
Interest rate spread (1)	2.42%	2.16%	1.95%
Net interest margin (2)	2.55%	2.34%	2.26%
Efficiency ratio (3)	102.38%	95.35%	98.60%
Other income to average total assets	0.64%	0.60%	0.33%
Other expense to average total assets	3.14%	2.71%	2.50%
Average interest-earning assets to average interest-bearing liabilities	110%	110%	112%

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.15%	0.00%	0.05%
Non-performing loans as a percent of total loans	0.26%	0.00%	0.02%
Allowance for loan losses as a percent of non-performing loans	126.60%	0.00%	1600.0%
Allowance for loan losses as a percent of total loans	0.32%	0.34%	0.32%

Capital Ratios:
Total risk-based capital (to risk-weighted assets)	19.45%	20.16%	20.75%
Tier 1 leverage (core) capital (to adjusted tangible assets)	7.63%	8.01%	7.80%
Tangible capital (to tangible assets)	7.63%	8.01%	7.80%
Tier 1 risk-based capital (to risk-weighted assets)	18.98%	19.71%	20.30%
Average equity to average total assets	9.66%	9.59%	9.92%

Other Data:
Number of full service offices	5	4	4

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents other expense divided by the sum of net interest income and other income.

Total Assets.  Total assets increased $10.8 million, or 5.1%, to $223.3 million at December 31, 2011 from $212.4 million at December 31, 2010, reflecting increases in net loans receivable, cash and cash equivalents, loans held for sale, premises and equipment, securities classified as held to maturity, and Bank Owned Life Insurance (“BOLI”), partially offset by decreases in securities classified as available for sale, investment in FHLB stock, prepaid FDIC premium, accrued interest receivable, and other assets. Net loans receivable increased $12.3 million, or 10.7%, to $126.7 million at December 31, 2011 from $114.5 million at December 31, 2010.  In 2011 we increased our fixed-rate residential mortgage loans in the portfolio as an earnings strategy, despite selling $11.8 million in fixed-rate residential loans and correspondent FHA mortgages in 2011 to reduce interest rate risk.   The mortgage loans service for others increased by $764,000 to $19.9 million at December 31, 2011 compared to $19.1 million at December 31, 2010.  Mortgage loans held for sale increased by $1.2 million to $1.5 million at December 31, 2011 compared to $342,000 at December 31, 2010. Securities available for sale decreased by $4.2 million, or 5.8%, to $68.4 million at December 31, 2011 from $72.6 million at December 31, 2010. The decrease is primarily due to purchases of $49.8 million and a $598,000 increase in the fair value of securities available for sale, net of maturities of $42.4 million, $1.5 million in agency securities sales, $1.4 million in mortgage-backed securities sales, $8.2 million in mortgage-backed securities principal repayments, $386,000 in SBA principal repayments, and $740,000 in net amortization of premiums and accretion of discounts. The bank owned life insurance cash surrender value increased by $121,000, or 3.9%, to $3.3 million at December 31, 2011 from $3.1 million at December 31, 2010.  The Bank’s prepaid FDIC premium decreased by $142,000, or 24.5%, to $437,000 at December 31, 2011 from $579,000 at December 31, 2010.  Accrued interest receivable decreased by $4,000, or 0.5%, to $884,000 at December 31, 2011 from $888,000 at December 31, 2010.  Other assets decreased by $452,000, or 40.8%, to $656,000 at December 31, 2011 from $1.1 million at December 31, 2010 as a result of a decrease in principal receivable on Freddie Mac mortgage-backed securities at December 31, 2011.

Cash and cash equivalents increased by $1.2 million, or 15.4%, to $9.0 million at December 31, 2011 from $7.8 million at December 31, 2010. Securities held to maturity increased $47,000 or 0.7%, to $7.2 million at December 31, 2011 from $7.2 million at December 31, 2010 due to purchases of $716,000 in state and municipal securities, partially offset by $653,000 of principal repayments on mortgage-backed securities, and $16,000 in net amortization of premiums and accretion of discounts.  Federal Home Loan Bank of New York stock decreased by $112,000 or 7.4%, to $1.4 million at December 31, 2011, from $1.5 million at December 31, 2010 with the redemption of stock due to less FHLB borrowings in 2011. Premises and equipment, net, increased $949,000, or 35.1%, to $3.7 million at December 31, 2011 from $2.7 million a year earlier due to an additional office building, along with additional furniture, fixtures and equipment for the new Perinton branch that opened in October 2011.

Deposits and Borrowings. Total deposits increased $12.7 million, or 7.8%, to $175.1 million at December 31, 2011 from $162.4 million at December 31, 2010.  The increase in our deposits reflected a $10.3 million increase in interest-bearing transaction accounts, a $1.6 million increase in certificates of deposit, including individual retirement accounts, and an increase of $818,000 in non-interest-bearing checking accounts.  The $10.3 million increase in interest-bearing transaction accounts included an increase of $2.5 million in interest-bearing checking accounts, an increase of $11.1 million in savings accounts, and a decrease of $3.3 million in money market accounts.  Certificates of deposit (including our individual retirement accounts) increased $1.6 million to $96.6 million at December 31, 2011 from $95.1 million at December 31, 2010. In 2011, we were successful in growing deposit balances at the Perinton branch to $18.8 million with grand opening promotional savings and certificate of deposit specials. With the deposit growth in 2011, we were able to decrease borrowings from the Federal Home Loan Bank of New York to $24.2 million at December 31, 2011 from $26.7 million at December 31, 2010.

Stockholders’ Equity. Stockholders’ equity increased $351,000 to $20.8 million at December 31, 2011 from $20.5 million at December 31, 2010.  The increase resulted from an increase of $395,000 in unrealized gain on securities available for sale, net of taxes and a $28,000 increase from committed ESOP shares, partially offset by a net loss of $72,000.  The Bank’s capital ratios continue to classify Fairport Savings Bank as a well capitalized bank, the highest standard of capital rating as defined by the Bank’s regulators.

Comparison of Operating Results for the Years Ended December 31, 2011 and 2010

General.  The net loss of $72,000 for the year ended December 31, 2011 is a decrease in earnings of $292,000 from net income of $220,000 for the year ended December 31, 2010.  The year over year reduction in earnings of $292,000 was attributable to an $843,000 increase in other expense and a $9,000 increase in provision for loan losses, partially offset by an increase in net interest income of $336,000, an increase in other income of $65,000, and an increase in benefit for income taxes of $159,000.

 Interest and Dividend Income.  Total interest and dividend income decreased $621,000, or 7.2%, to $8.0 million for the year ended December 31, 2011 from $8.6 million for the year ended December 31, 2010. The interest and dividend income decrease resulted from a 23 basis point decrease in the overall yield on interest-earning assets to 3.92% for 2011 from 4.15% for 2010 reflecting decreases in market interest rates in a lower interest rate environment and a $2.9 million decrease year over year in average interest-earning assets.

Interest income on loans, including fees, decreased $172,000, or 2.7%, to $6.2 million for 2011 from $6.4 million for 2010, reflecting a 34 basis point lower average yield, despite an increase in the average balance of loans to $119.8 million for 2011 from $115.5 million for 2010.  The average yield on loans decreased to 5.16% for 2011 from 5.50% for 2010, reflecting decreases in market interest rates on loan products. Interest income on investment securities decreased $476,000 to $897,000 in 2011 from $1.4 million in 2010.  The average balance of investment securities decreased $12.3 million, or 23.1%, to $40.8 million from $53.0 million, while the average yield on investment securities decreased to 2.20% from 2.59%. Interest income on mortgage-backed securities decreased $10,000 to $847,000 in 2011, from $857,000 in 2010, reflecting a decrease in the average yield on mortgage-backed securities of 49 basis points to 2.51% in 2011 from 3.00% in 2010, despite the average balance of mortgage-backed securities increase of $5.1 million, or 18.0%, to $33.7 million from $28.6 million.  Interest income on federal funds sold decreased by $4,000, to $11,000 for 2011 from $15,000 for 2010. The average balance of federal funds sold decreased by $2.2 million for the year, while the average yield decreased by 1 basis point to 0.14% for 2011 from 0.15% for 2010. Interest income on state and municipal securities increased $41,000 to $52,000 in 2011, from $11,000 in 2010.  The average balance of state and municipal securities increased by $2.1 million, or 412.6%, to $2.6 million from $501,000, while the average yield decreased by 31 basis points to 3.08% from 3.39% in 2010.

Total Interest Expense.  Total interest expense decreased $957,000, or 25.5%, to $2.8 million for the year ended December 31, 2011 from $3.8 million for the year ended December 31, 2010. The decrease in total interest expense resulted from a 49 basis point decrease in the average cost of interest-bearing liabilities to 1.50% for 2011 from 1.99% for 2010, as a result of lower market interest rates paid on deposits and less interest paid in FHLB borrowings expense, and a $2.2 million decrease in the average balance of interest-bearing liabilities.

Interest expense on deposits decreased $622,000, or 24.7%, to $1.9 million for 2011 from $2.5 million for the prior year. The decrease resulted primarily from a 42 basis points decrease to 1.18% in the weighted average rate we paid on deposits for 2011 from 1.60% for 2010 in response to lower market interest rates. The average balance in transaction accounts, traditionally our lower cost of deposit accounts, increased by $2.5 million to $69.2 million for 2011 from $66.7 million for 2010, with a decrease in average cost of transaction accounts of 31 basis points to 0.44% in 2011 from 0.75% in 2010.  Additionally, the average balance of certificates of deposit, including individual retirement accounts, traditionally our higher yielding deposit cost, increased by $180,000 to $95.6 million in 2011 from $95.4 million in 2010 with a decrease in the cost of certificates of deposit accounts by 45 basis points to 1.67% in 2011 from 2.12% in 2010.

At December 31, 2011, we had $51.0 million of certificates of deposits, including individual retirement accounts, which are scheduled to mature during 2012.  Based on current market interest rates, we expect that the cost of these deposits will continue to decrease.

Interest expense on Federal Home Loan Bank advances decreased $335,000, or 27.2%, to $898,000 for 2011 from $1.2 million for the year ended December 31, 2010. The decreased interest expense was caused by a $4.9 million decrease in our average balance of Federal Home Loan Bank advances totaling $25.4 million for 2011 compared to $30.2 million for 2010, with a decreased cost of these funds from 4.08% to 3.54%.

Net Interest Income.  Net interest income increased $336,000, or 6.9%, to $5.2 million for the year ended December 31, 2011 from $4.9 million for the year ended December 31, 2010. The increase in net interest income was primarily attributable to a 26 basis point increase in our interest rate spread to 2.42% for 2011 from 2.16% for 2010, and an increase in our net interest margin of 21 basis points to 2.55% for 2011 from 2.34% for 2010. The increase in our interest rate spread and net interest margin were the result of an increase in net interest income with decreased interest expense on deposits, partially offset by decreased yields from interest-earning assets.  While these short-term market interest rates (used as a guide to price our deposits) have decreased, longer-term market interest rates (used as a guide to price our longer-term loans) have also decreased. In 2011, rates on our deposits and borrowings re-priced downward faster than the rates on our loans and investments. This resulted in a reduction in our cost of funds and positively impacted our interest rate spread which had a positive effect on net interest income.  Interest expense decreased as a result of lower market interest rates being paid on all deposit accounts and we experienced lower FHLB advance expense with a lower volume of borrowings replaced by lower cost deposits.

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

Based on our evaluation of the above factors, we recorded a $30,000 provision for loan losses for the year ended December 31, 2011 compared to a $21,000 provision for loan losses for the year ended December 31, 2010.  The rationale for the increase in 2011 was the result of additional general provisions deemed necessary to support an increased balance of loans receivable as well as a potentially weaker economy. The allowance for loan losses was $411,000, or 0.32% of net loans outstanding, at December 31, 2011 compared to $384,000, or 0.34% of net loans outstanding, at December 31, 2010.  In 2011, we had a $3,000 loss on a participation loan that was charged to the allowance for loan losses compared to a $5,000 loss on a participation loan that was charged to the allowance for loan losses in 2010.

Other Income.  Other income increased by $65,000, or 5.0%, to $1.4 million for 2011 from $1.3 million for 2010.  The  increase in other income resulted primarily from increases in Oakleaf fee income, the Bank’s wholly owned non-deposit investment services subsidiary, realized gain on sale of loans, and mortgage fee income, partially offset by decreases in deposit service fees, realized gain on sale of securities, and bank owned life insurance income. A substantial portion of the increase in other income was attributable to realized gain on sale of loans and mortgage fees associated with the growth in mortgage loan production in 2011.  Gain on sale of loans increased $32,000 or 8.0% to $430,000 in 2011 from $398,000 in 2010.  Mortgage fee income increased by $78,000 or 35.0% to $301,000 in 2011 from $223,000 in 2010. Fee income from Oakleaf Services insurance/annuity and security sales increased by $12,000, or 24.0% to $62,000 in 2011 from $50,000 in 2010.  Service fee income decreased by $34,000, or 15.3%, to $189,000 in 2011 from $223,000 in 2010 resulting from decreased checking account service fees associated with overdraft protection fees.  Gain on sale of securities decreased $20,000 or 12.9% to $135,000 in 2011 from $155,000 in 2010.  We recorded a decrease of $10,000 in BOLI earnings in 2011 to $121,000, with recorded income of $131,000 in 2010. Other income increased $2,000 or 1.6% to $129,000 in 2011 from 127,000 in 2010 primarily due to additional ATM network fees associated with higher ATM/debit card usage in 2011 compared to 2010.  There were no sales of real estate owned for 2011 compared to a $5,000 loss on sale of real estate owned for 2010.

Other Expense.  Other expense increased $843,000, or 14.4%, to $6.7 million in 2011 from $5.9 million in 2010.  The $843,000 increase in other expense was the result of increases in salaries and employee benefits of $554,000, occupancy of $137,000, data processing costs of $3,000, advertising of $33,000, equipment of $99,000, directors’ fees of $22,000, mortgage fees and taxes of $14,000, audit and taxes of $35,000, and other miscellaneous expense of $40,000.  The increase in other expense was partially offset by decreases in electronic banking of $21,000 and FDIC premium expense of $73,000. In addition to annual cost of living increases in salary and employee benefit expense for all staff in 2011, the increase in other expense was primarily attributable to the continued investment in the loan origination division with increased salary costs associated with additional staff, and higher commissions generated by improved volume of loan originations, additional occupancy, equipment expenses and mortgage fees and taxes deemed necessary in order to successfully grow our loan portfolio to increase interest income and earnings. Also contributing to the increases in salaries and employee benefits, occupancy, advertising, equipment, and miscellaneous other expenses were additional costs associated with our newest branch in Perinton, New York that opened in October of 2011. The decrease in our FDIC premium expense in 2011 compared to 2010 resulted from changes made by the FDIC reflecting a lower rate in our deposit insurance assessment effective April 1, 2011 and applied beginning with the invoice payable on September 30, 2011.

Income Tax Expense (Benefit).  Income tax benefit was $114,000 for 2011, a decrease of $159,000 compared to a tax expense of $45,000 for 2010.  The effective tax rate was (61.3%) in 2011 compared to 17.0% in 2010.  The Company’s lower effective tax rate for 2011 and 2010, compared to prior years, resulted from a reduction in income tax expense due to the increase in cash surrender value of our bank-owned life insurance and municipal bond interest income, which are tax exempt for Federal income tax purposes.

Average balances and yields.  The following table sets forth average balance sheets, average yields and costs and certain other information at and for the years indicated.  All average balances are daily average balances.  Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield.  The yields set forth below include the effect of deferred fees, discounts and premiums that are accreted or amortized to interest income or interest expense.

	For the Years Ended December 31,
	2011			2010			2009
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost

Interest-earning assets:
Loans	$119,818	$6,178	5.16%	$115,502	$6,350	5.50%	$123,046	$6,976	5.67%
Federal funds sold	7,774	11	0.14	9,952	15	0.15	5,525	6	0.11
Investment securities	40,763	897	2.20	53,023	1,373	2.59	43,830	1,439	3.28
Mortgage-backed securities	33,706	847	2.51	28,562	857	3.00	28,180	1,144	4.06
State and Municipal securities (1)	2,568	79	3.08	501	17	3.39	-	-	-
Total interest-earning assets	204,629	8,012	3.92	207,540	8,612	4.15	200,581	9,565	4.77
Noninterest-earning assets	8,976			8,847			4,936
Total assets	$213,605			$216,387			$205,517

Interest-bearing liabilities:

NOW accounts	$12,459	45	0.36	$10,211	62	0.61	$8,333	56	0.67
Passbook savings	26,437	118	0.45	26,466	199	0.75	17,392	146	0.84
Money market savings	26,254	142	0.54	25,970	239	0.92	20,868	335	1.61
Individual retirement accounts	18,353	408	2.22	18,171	508	2.80	17,681	649	3.67
Certificates of deposit	77,235	1,186	1.18	77,237	1,513	1.96	76,104	2,224	2.92
Federal Home Loan Bank advances	25,355	898	3.54	30,223	1,233	4.08	38,095	1,621	4.26
Total interest-bearing liabilities	186,093	2,797	1.50%	188,278	3,754	1.99%	178,473	5,031	2.82%
Noninterest-bearing liabilities:
Demand deposits	4,046			4,061			3,620
Other	2,836			3,301			3,045
Total liabilities	192,975			195,640			185,138
Stockholders’ equity	20,630			20,747			20,379
Total liabilities and stockholders’ equity	$213,605			$216,387			$205,517

Net interest income		$5,215			$4,858			$4,534
Interest rate spread (2)			2.42%			2.16%			1.95%
Net interest-earning assets (3)	$18,536			$19,262			$22,108
Net interest margin (4)		2.55%			2.34%			2.26%
Average interest-earning assets to average interest-bearing liabilities	110%			110%			112%

(1)	Tax-exempt interest income is presented on a tax equivalent basis using a 34% federal tax rate.
(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by total interest-earning assets.

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

	For the Years Ended December 31, 2011 vs. 2010			For the Years Ended December 31, 2010 vs. 2009
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)			(In thousands)

Interest-earning assets:
Loans	$263	$(435)	$(172)	$(420)	$(206)	$(626)
Federal funds sold	(3)	(1)	(4)	9	0	9
Investment securities	(288)	(188)	(476)	269	(335)	(66)
Mortgage-backed securities	(107)	97	(10)	16	(303)	(287)
State and Municipal securities	42	(1)	41	9	8	17
Total interest-earning assets	(93)	(528)	(621)	(117)	(836)	(953)

Interest-bearing liabilities:
NOW accounts	20	(37)	(17)	10	(4)	6
Passbook savings	0	(81)	(81)	67	(14)	53
Money market savings	3	(100)	(97)	128	(224)	(96)
Individual retirement accounts	5	(105)	(100)	19	(160)	(141)
Certificates of deposit	0	(327)	(327)	34	(745)	(711)
Federal Home Loan Bank advances	(184)	(151)	(335)	(316)	(72)	(388)
Total interest-bearing liabilities	(156)	(801)	(957)	(58)	(1219)	(1,277)

Net change in net interest income	$63	$273	$336	$(59)	$383	$324

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

In 2011, we sold $11.8 million of mortgage loan originations including $5.0 million of conventional conforming fixed-rate residential mortgages and $6.8 million of correspondent FHA mortgage loans to improve our interest rate risk position in the event of increases in market interest rates. We intend to continue to originate and, subject to market conditions, sell a portion of our long term fixed-rate one-to-four family residential real estate loans.

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

Net Portfolio Value.  The Office of the Comptroller of the Currency requires the computation of amounts by which the net present value of an institution’s cash flow from assets, liabilities and off balance sheet items (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. Previously, the Office of Thrift Supervision provided all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. Institutions are now required to develop their own rate sensitivity analysis report, or contract with a third party vendor who specializes in the analysis of interest rate risk analysis.

The former Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of net portfolio value.  Historically, this model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments.  However, given the current relatively low level of market interest rates, an NPV calculation for an interest rate decrease of greater than 100 basis points has not been prepared.  A basis point equals one-hundredth of one percent, and 100 basis points equals one percent.  An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below.

The table below sets forth, as of December 31, 2011, the calculation of the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the United States Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

Change in Interest Rates (basis points) (1)		Estimated Increase (Decrease) in NPV		NPV as a Percentage of Present Value of Assets (3)
	Estimated NPV (2)	Amount	Percent	NPV Ratio (4)	Increase (Decrease) (basis points)
(Dollars in thousands)

+300	$15,692	$(10,012)	(39)%	7.24%	(388)
+200	25,244	(460)	(2)	11.08	(3)
+100	26,897	1193	5	11.65	54
+50	24,302	(1,401)	(5)	10.61	(51)
—	25,704	—	—	11.12	—
-50	22,904	-2,800	(11)	10.00	(112)
-100	24,174	-1,529	(6)	10.49	(63)

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

The table above indicates that at December 31, 2011, in the event of a 200 basis point increase in interest rates, we would experience a (2.0)% decrease in net portfolio value. In the event of a 100 basis point increase in interest rates, we would experience a 5.0% increase in net portfolio value.

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

Additionally, because the majority of our assets are long-term fixed-rate mortgage loans that do not reprice as quickly as our deposits, we would experience a significant decrease in our net interest income in the event of an inversion of the yield curve.  We expect that our net interest income will be positively affected as our certificates of deposit mature and reprice at a lower cost to us.  We have $51.0 million in certificates of deposit accounts (including individual retirement accounts) that are scheduled to mature during 2012.  If we retain these deposits it most likely will be at a lower average cost to us than their current contractual rates.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature.  Our primary sources of funds consist of deposit inflows, loan repayments, advances from the Federal Home Loan Bank of New York, maturities and principal repayments of securities, and loan sales. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.  Our asset/liability management committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies.  We seek to maintain a liquidity ratio of 20.0% or greater.  For the year ended December 31, 2011, our liquidity ratio averaged 57.0%.  We believe that we have enough sources of liquidity to satisfy our short and long-term liquidity needs as of December 31, 2011.

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

Our most liquid assets are cash and cash equivalents.  The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At December 31, 2011, cash and cash equivalents totaled $9.0 million.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements.

At December 31, 2011, we had $7.1 million in loan commitments outstanding.  In addition to commitments to originate loans, we had $9.1 million in unused lines of credit to borrowers. Certificates of deposit, including individual retirement accounts comprised solely of certificates of deposits, due within one year of December 31, 2011 totaled $51.0 million, or 52.7% of our certificates of deposit (including individual retirement accounts) and 29.1% of total deposits.  If these deposits do not remain with us, we will be required to seek other sources of funds, including loan sales, other deposit products, including certificates of deposit, and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2012. We believe, however, based on past experience that a significant portion of such deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary desired investing activity is originating loans. During the year ended December 31, 2011, we originated $53.1 million of loans, and during the year ended December 31, 2010, we originated $40.1 million of loans.  However, in the lower interest rate environment during 2011, we sold and brokered a total of $18.8 million in fixed-rate residential and FHA mortgage loans to help manage interest rate risk.  The decrease in loans and investment securities generated an increase in cash and cash equivalents, primarily interest-earning deposits at the Federal Reserve Bank and Federal Home Loan Bank.  The Company continues to maintain a strong liquidity position, retaining significant cash and cash equivalent balances that will allow the Company to capitalize on investment and lending opportunities that may arise in future periods.

Financing activities consist primarily of activity in deposit accounts.  We experienced a net increase in total deposits of $12.7 million for the year ended December 31, 2011 compared to a net increase of $5.9 million for the year ended December 31, 2010.  Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.

Liquidity management is both a daily and long-term function of business management.  If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of New York, which provides an additional source of funds.  Federal Home Loan Bank advances, gross of prepayment premiums, decreased by $2.6 million to $24.5 million for the year ended December 31, 2011, compared to a net decrease of $7.3 million to $27.3 million for the year ended December 31, 2010.  At December 31, 2011, we had the ability to borrow approximately $83.7 million from the Federal Home Loan Bank of New York, of which $24.5 million had been advanced.

The Company also has a repurchase agreement with Morgan Keegan providing an additional $10.0 million in liquidity.  Funds obtained under the repurchase agreement are secured by the Company’s U.S Government and agency obligations.  There were no advances outstanding under the repurchase agreement at December 31, 2011 or 2010.

Fairport Savings Bank is subject to various regulatory capital requirements, including a risk-based capital measure.  The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories.  At December 31, 2011, Fairport Savings Bank exceeded all regulatory capital requirements.  Fairport Savings Bank is considered “well capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note 11 of the Notes to the Consolidated Financial Statements.

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

At December 31, 2011 and 2010, we had $7.1 million and $3.5 million, respectively, of commitments to grant loans, and $9.1 million and $8.5 million, respectively, of unfunded commitments under lines of credit.

For additional information, see Note 10 of the Notes to our Consolidated Financial Statements.

Recent Accounting Standards Issued

Accounting Standards Update No. 2011-12: Comprehensive Income (Topic 220) – Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (ASU 2011-12).

Earlier this year, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (ASU 2011-05). ASU 2011-05 was intended to increase the prominence of other comprehensive income in financial statements and help financial statement users better understand the cause of a company’s change in financial position and results of operations. Stakeholders, however, recently raised concerns that new presentation requirements about the reclassification of items out of accumulated other comprehensive income would be costly for preparers and add unnecessary complexity to financial statements.  ASU 2011-12 defers the specific requirement to present items that are reclassified from accumulated other comprehensive income to net income separately with their respective components of net income and other comprehensive income. ASU 2011-12 did not defer the requirement to report comprehensive income either in a single continuous statement or in two separate but consecutive financial statements.

The amendments are effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2011. Management does not expect the adoption of this statement to have a material impact on the Company’s consolidated financial statements.

Accounting Standards Update No. 2011-04: Fair Value Measurement (Topic 820) – Amendments to Achieve Common Fair Value Measurement and Disclosures Requirements in U.S. GAAP and IFRS

The amendments of this Update are the result of work by the FASB and the International Accounting Standard Board (IASB) to develop common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards (“IFRS”).  Consequently, the amendments change the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements.  The amendment clarified the FASB’s intent about the application of existing fair value measurement and disclosure requirements and changed a particular principle for measuring fair value and for disclosing information about fair value measurements.

The amendments in this Update are to be applied prospectively.  For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011.  Early adoption by public entities is not permitted.  Management does not expect the adoption of this statement to have a material impact on the Company’s consolidated financial statements.

Accounting Standard Update 2011-02:  Receivables (Topic 310) – A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring

The FASB has issued this Update to clarify the accounting principles applied to loan modifications, as defined by FASB Accounting Standards Codification (ASC) Subtopic 310-40, Receivables – Troubled Debt Restructurings by Creditors. This guidance was prompted by the increased volume in loan modifications prompted by the recent economic downturn.  The Update clarifies guidance on a creditor’s evaluation of whether or not a concession has been granted, with an emphasis on evaluating all aspects of the modification rather than a focus on specific criteria, such as the effective interest rate test, to determine a concession. The Update goes on to provide guidance on specific types of modifications such as changes in the interest rate of the borrowing, and insignificant delays in payments, as well as guidance on the creditor’s evaluation of whether or not a debtor is experiencing financial difficulties.

For public entities, the amendments in the Update are effective for the first interim or annual periods beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. The entity should also disclose information required by ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, about Troubled Debt Restructurings in Update No. 2010-20, for interim and annual periods beginning on or after June 15, 2011.  The adoption of this statement did not have a material impact on the Company’s consolidated financial statements.

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

The following table sets forth the high and low trading prices for shares of our common stock for the periods indicated. We did not pay any cash dividends to our stockholders in 2011 or in 2010.   As of December 31, 2011, there were 1,785,000 shares of our common stock issued and outstanding, of which 946,050 shares, or 53.0%, were held by FSB Community Bankshares, MHC, our mutual holding company. On such date our shares were held by approximately 177 holders of record.

Year Ended December 31, 2011	High	Low

Fourth quarter	$9.00	$7.60
Third quarter	10.01	7.70
Second quarter	8.00	7.70
First quarter	7.75	6.60

Year Ended December 31, 2010	High	Low

Fourth quarter	$7.60	$6.95
Third quarter	8.00	7.50
Second quarter	9.00	8.00
First quarter	9.95	9.00

STOCKHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 2:00 p.m., New York time on Wednesday, May 23, 2012 at the Perinton Community Center located at 1350 Turk Hill Road, Fairport, New York 14450.

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

STOCK LISTING The Company’s Common Stock is quoted on the OTC Bulletin Board under the symbol “FSBC.”
ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Form 10-K for the year ended December 31, 2011 will be furnished without charge to stockholders as of the record date, upon written request to the Secretary, FSB Community Bankshares, Inc., 45 South Main Street, Fairport, New York 14450.

SPECIAL COUNSEL Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Bonadio & Co., LLP 115 Solar Street, Suite 100 Syracuse, New York 13204

Table of Contents

December 31, 2011 and 2010

FSB Community Bankshares, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
FSB Community Bankshares, Inc.

We have audited the accompanying consolidated balance sheet of FSB Community Bankshares, Inc. and Subsidiary (the Company) as of December 31, 2011, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of FSB Community Bankshares, Inc. and Subsidiary as of and for the year ended December 31, 2010, were audited by other auditors whose report dated March 31, 2011, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2011 consolidated financial statements referred to above present fairly, in all material respects, the financial position of FSB Community Bankshares, Inc. and Subsidiary as of December 31, 2011, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Bonadio & Co., LLP

Syracuse, New York
March 28, 2012

FSB Community Bankshares, Inc.

Consolidated Balance Sheets
December 31, 2011 and 2010

	2011	2010
	(Dollars in Thousands, except share data)
Assets
Cash and due from banks	$799	$561
Interest bearing demand deposits	8,238	7,273

Cash and Cash Equivalents	9,037	7,834

Securities available for sale	68,410	72,634
Securities held to maturity (fair value 2011 $7,499; 2010 $7,305)	7,230	7,183
Investment in FHLB stock	1,401	1,513
Loans held for sale	1,535	342
Loans, net of allowance for loan losses (2011 $411; 2010 $384)	126,742	114,477
Bank owned life insurance	3,265	3,144
Accrued interest receivable	884	888
Premises and equipment, net	3,654	2,705
Prepaid FDIC premium	437	579
Other assets	656	1,108

Total Assets	$223,251	$212,407

Liabilities and Stockholders’ Equity

Liabilities

Deposits:
Non-interest-bearing	$4,523	$3,705
Interest bearing	170,579	158,701

Total Deposits	175,102	162,406

Borrowings	24,178	26,732
Advances from borrowers for taxes and insurance	2,059	1,926
Official bank checks	342	363
Other liabilities	727	488

Total Liabilities	202,408	191,915

Stockholders’ Equity

Preferred stock, no par value; 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock; $0.10 par value; 10,000,000 shares authorized; 1,785,000 shares issued and outstanding	179	179
Paid-in capital	7,262	7,269
Retained earnings	13,465	13,537
Accumulated other comprehensive income	462	67
Unearned ESOP shares – at cost	(525)	(560)

Total Stockholders’ Equity	20,843	20,492

Total Liabilities and Stockholders’ Equity	$223,251	$212,407

FSB Community Bankshares, Inc.
Consolidated Statements of Income
Years Ended December 31, 2011 and 2010

	2011	2010
	(Dollars in Thousands, Except Per Share Data)
Interest and Dividend Income

Loans	$6,178	$6,350
Securities - taxable	897	1,373
Securities – tax exempt	52	11
Mortgage-backed securities	847	857
Other	11	15
Total Interest and Dividend Income	7,985	8,606
Interest Expense
Deposits	1,899	2,521
Borrowings	898	1,233

Total Interest Expense	2,797	3,754

Net Interest Income	5,188	4,852
Provision for loan losses	30	21
Net Interest Income after Provision for loan losses	5,158	4,831
Other Income
Service fees	189	223
Fee income	62	50
Realized gain on sale of securities	135	155
Realized loss on sale of real estate owned	-	(5)
Increase in cash surrender value of bank owned life insurance	121	131
Realized gain on sale of loans	430	398
Mortgage fee income	301	223
Other	129	127

Total Other Income	1,367	1,302
Other Expense
Salaries and employee benefits	3,718	3,164
Occupancy	745	608
Data processing costs	100	97
Advertising	212	179
Equipment	529	430
Electronic banking	67	88
Directors fees	139	117
Mortgage fees and taxes	262	248
FDIC premium expense	157	230
Audit and tax services	133	98
Other	649	609

Total Other Expense	6,711	5,868

Income (Loss) before Income Taxes	(186)	265
Provision (Benefit) for Income Taxes	(114)	45
Net Income (Loss)	(72)	$220
Basic earnings (loss) per common share	$(0.04)	$0.13

FSB Community Bankshares, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2011 and 2010
(In Thousands)

				Accumulated Other	Unearned
	Common	Paid-In	Retained	Comprehensive	ESOP
	Stock	Capital	Earnings	Income (Loss)	Shares	Total

Balance - January 1, 2010	$179	$7,275	$13,317	$174	(595)	$20,350

Comprehensive Income:
Net income	-	-	220	-	-	220
Change in unrealized gain on securities available for sale, net of reclassification adjustment and taxes	-	-	-	(107)	-	(107)

Total Comprehensive Income						113
ESOP shares committed to be released	-	(6)	-	-	35	29

Balance - December 31, 2010	179	7,269	13,537	67	(560)	20,492

Comprehensive Income:
Net loss	-	-	(72)	-	-	(72)
Change in unrealized gain on securities available for sale, net of reclassification adjustment and taxes	-	-	-	395	-	395

Total Comprehensive Income						323
ESOP shares committed to be released	-	(7)	-	-	35	28

Balance - December 31, 2011	$179	$7,262	$13,465	$462	$(525)	$20,843

FSB Community Bankshares, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2011 and 2010

	2011	2010
	(In Thousands)
Cash Flows from Operating Activities
Net income (loss)	$(72)	$220
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net amortization of premiums and accretion of discounts on investments	756	991
Net gain on sales of securities	(135)	(155)
Gain on sale of loans	(430)	(398)
Net loss on sale of real estate owned	-	5
Proceeds from loans sold	11,767	10,968
Loans originated for sale	(12,530)	(10,912)
Amortization of net deferred loan origination costs	15	13
Amortization of deferred prepayment penalties on FHLB advances	201	90
Deferred prepayment penalties on FHLB advances	-	(637)
Depreciation and amortization	434	290
Provision for loan losses	30	21
Expense related to ESOP	28	29
Deferred income tax benefit	(115)	(4)
Earnings on investment in bank owned life insurance	(121)	(131)
Decrease in accrued interest receivable	4	268
Decrease in prepaid FDIC premium and other assets	594	105
Increase in other liabilities	151	40

Net Cash Provided by Operating Activities	577	803

Cash Flows from Investing Activities
Purchases of securities available for sale	(49,844)	(107,435)
Proceeds from maturities and calls of securities available for sale	42,370	93,100
Proceeds from sales of securities available for sale	3,043	8,552
Proceeds from principal paydowns on securities available for sale	8,648	7,650
Purchases of securities held to maturity	(716)	(2,267)
Proceeds from principal paydowns on securities held to maturity	653	481
Proceeds from sales of securities held to maturity	-	686
Net (increase) decrease in loans	(12,310)	1,861

Redemption of Federal Home Loan Bank stock	112	373
Purchase of premises and equipment	(1,383)	(439)
Proceeds from sales of foreclosed real estate	-	74

Net Cash Provided (Used) by Investing Activities	(9,427)	2,636

Cash Flows from Financing Activities
Net increase in deposits	12,696	5,896
Proceeds from short-term borrowings	3,000	-
Repayments on short-term borrowings	(3,000)	-
Proceeds from long-term borrowings	1,000	14,238
Repayments on long-term borrowings	(3,755)	(21,549)
Net increase (decrease) in advances from borrowers for taxes and insurance	133	(86)
Net decrease in official bank checks	(21)	(69)

Net Cash Provided (Used) by Financing Activities	10,053	(1,570)

Net Increase in Cash and Cash Equivalents	1,203	1,869

Cash and Cash Equivalents - Beginning	7,834	5,965

Cash and Cash Equivalents - Ending	$9,037	$7,834

Supplementary Cash Flows Information
Interest paid	$2,806	$3,815

Income taxes paid	$-	$-

FSB Community Bankshares, Inc.

Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Note 1 - Nature of Operations and Summary of Significant Accounting Policies

Organization and Nature of Operations

On December 17, 2003, Fairport Savings Bank’s (the “Bank”) depositors approved a Plan of Reorganization (the “Plan”) from a Federal Mutual Savings Bank to a Federal Mutual Holding Company.  Under the Plan, effective January 14, 2005, FSB Community Bankshares, MHC (the “Mutual Holding Company”) was incorporated under the laws of the United States as a mutual holding company.  Also under the Plan, FSB Community Bankshares, Inc. (the “Company”) was incorporated and became a wholly-owned subsidiary of the Mutual Company.  In addition, effective January 14, 2005, the Bank completed its reorganization whereby the Bank converted to a stock savings bank and became a wholly-owned subsidiary of the Company.

In August 2007, the Company completed its minority stock offering of 47% of the aggregate total voting stock of the Company.  In connection with the minority stock offering, 1,785,000 shares of common stock were issued, of which 838,950 shares were sold, including 69,972 issued to the Company’s Employee Stock Ownership Plan (ESOP), at $10 per share raising net proceeds of $7.4 million.  The stock was offered to the Bank’s eligible depositors, the Bank’s ESOP, and the public.  Additionally, the Company issued 946,050 shares, or 53% of its common stock, to the Mutual Holding Company.

The Company provides a variety of financial services to individuals and corporate customers through its wholly-owned subsidiary, Fairport Savings Bank.  The Bank’s operations are conducted in five branches located in Monroe County, New York.  The Company and the Bank are subject to the regulations of certain regulatory authorities and undergo periodic examinations by those regulatory authorities.

The Bank also provides non-deposit investment services to its customers through its wholly-owned subsidiary, Oakleaf  Services Corporation (“Oakleaf”).  The results of operations of Oakleaf are not material to the consolidated financial statements.

The Company opened three mortgage loan origination offices in January of 2010 located in Canandaigua, Pittsford, and Watertown, New York.  The Company continues to emphasize aggressive, yet prudent originations of loans secured by one-to-four family residential real estate. The mortgage origination offices were established as Fairport Mortgage, a division of Fairport Savings Bank.   The primary responsibility of the Fairport Mortgage origination team is to originate mortgage loans to increase the Company’s current mortgage loan portfolio, to originate loans for the Company to close and sell as a correspondent to outside investors and to broker a select portion of residential mortgage loans directly to other investors.

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

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expense during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses, the evaluation of other-than-temporary impairment of investment securities, and deferred tax assets.

FSB Community Bankshares, Inc.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash, balances due from banks and interest-bearing demand deposits.

The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank based on a percentage of deposits. These reserve balances totaled $146,000 and $36,000 at December 31, 2011 and 2010, respectively.

Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers located within Monroe, Livingston, Ontario, Orleans, and Wayne Counties, New York.  Note 2 discusses the types of securities that the Company invests in.  The concentration of credit by type of loan is set forth in Note 3.  Although the Bank has a diversified loan portfolio, its debtors’ ability to honor their contracts is primarily dependent upon the real estate and general economic conditions in those areas.

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

For debt securities, credit-related OTTI is recognized in earnings while noncredit-related OTTI on securities not expected to be sold is recognized in other comprehensive income (loss).  Credit-related OTTI is measured as the difference between the present value of an impaired security’s expected cash flows and its amortized cost basis or carrying value.  Noncredit-related OTTI is measured as the difference between the fair value of the security and its amortized cost, or carrying value, less any credit-related losses recognized.  For securities classified as held to maturity, the amount of OTTI recognized in other comprehensive income (loss) is accreted to the credit-adjusted expected cash flow amounts of the securities over future periods.  For equity securities, the entire amount of OTTI is recognized in income.

Federal Home Loan Bank of New York

Federal law requires a member institution of the Federal Home Loan Bank System to hold stock of its district Federal Home Loan Bank (“FHLB”) according to a predetermined formula.  This restricted stock is carried at cost.

Management’s determination of whether this investment is impaired is based on their assessment of the ultimate recoverability of its cost rather than by recognizing temporary declines in value.  The determination of whether a decline affects the ultimate recoverability of cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

No impairment charges were recorded related to the FHLB stock during 2011 or 2010.

Loans Held for Sale

Mortgage loans held for sale in the secondary market are carried at the lower of cost or fair value.  Separate determinations of fair value for residential and commercial loans are made on an aggregate basis.  Fair value is determined based solely on the effect of changes in secondary market interest rates and yield requirements from the commitment date to the date of the consolidated financial statements. Realized gains and losses on sales are computed using the specific identification method.

Loan Servicing Rights

The Company retains the servicing on most fixed-rate mortgage loans sold and receives a fee based on the principal balance outstanding.

Loans serviced for others totaled $19,876,000 and $19,112,000 at December 31, 2011 and 2010, respectively.

The Company also sells correspondent FHA mortgage loans, servicing released.

Loan servicing rights are recorded when loans are sold with servicing rights retained. The fair value of the mortgage servicing rights (“MSRs”) is determined using a method which utilizes servicing income, discount rates, and prepayment speeds relative to the Bank’s portfolio for MSRs. MSRs amounted to $32,000 at December 31, 2011.

FSB Community Bankshares, Inc.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and net deferred origination fees and costs.  Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method over the estimated life of the loan.

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

Allowance for Loan Losses

The allowance for loan losses (the “Allowance”) is established as losses are estimated to have occurred in the loan portfolio.  The allowance for loan losses is recorded through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the loan is uncollectable.  Subsequent recoveries, if any, are credited to the allowance.

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

The allowance consists of specific, general and unallocated components.  The specific component relates to loans that are deemed impaired and classified as either special mention, substandard, doubtful, or loss.  For such loans that are also classified as impaired, an allowance is generally established when the collateral value of the impaired loan is lower than the carrying value of that loan.  The general component covers non-classified loans and is based on historical loss experience adjusted for the following qualitative factors: effects of changes in lending policies; national and/or local economic trends and conditions; trends in volume and terms of loans; experience, ability, and depth of management; levels and trends of delinquencies, non-accruals and classified loans; quality of institutions loan review system; collateral value for collateral dependent loans; concentrations of credit; and competition, legal and regulatory requirements on level of estimated credit losses. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses.  The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures unless subject to a troubled debt restructuring.

Bank Owned Life Insurance

The Company holds life insurance policies on a key executive. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Premises and Equipment

Premises and equipment are stated at cost.  Depreciation and amortization are computed on the straight-line basis over the shorter of the estimated useful lives or lease terms (in the case of leasehold improvements) of the related assets.  Estimated useful lives are generally 20 to 50 years for premises and 3 to 10 years for furniture and equipment.

Foreclosed Real Estate

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value less estimated selling costs at the date of foreclosure.  Any write-downs based on the asset’s fair value at date of acquisition are charged to the allowance for loan losses.  After foreclosure, property held for sale is carried at the lower of the new basis or fair value less any costs to sell.  Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed.  Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to earnings, if necessary, to reduce the carrying value of the property to the lower of its cost or fair value less cost to sell. The Company had no foreclosed real estate at December 31, 2011 and 2010.

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

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit.  Such financial instruments are recorded in the consolidated balance sheets when they are funded.

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

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in earnings.  Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the stockholders’ equity section of the consolidated balance sheets, such items, along with net income (loss), are components of comprehensive income (loss).

The components of other comprehensive income (loss) and related tax effects for the years ended December 31, 2011 and 2010 are as follows:

	2011	2010
	(In Thousands)
Unrealized holding gain on available for sale securities	$733	$4
Reclassification adjustment for realized gain on available for sale securities included in net income	(135)	(165)

Net Unrealized Gain (Loss)	598	(161)

Tax effect	203	(54)

Net of Tax Amount	$395	$(107)

Earnings Per Common Share

Basic earnings (loss) per common share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. The Company has not granted any restricted stock awards or stock options and, during the years ended December 31, 2011 and 2010, had no potentially dilutive common stock equivalents. Unallocated common shares held by the ESOP are not included in the weighted-average number of common shares outstanding for purposes of calculating basic earnings per common share until they are committed to be released.  The average common shares outstanding were 1,731,217 and 1,727,719 for the years ended December 31, 2011 and December 31, 2010 respectively.

FSB Community Bankshares, Inc.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

Reclassifications

Amounts in the prior year’s consolidated financial statements have been reclassified whenever necessary to conform to the current year’s presentation.  Such reclassifications had no impact on stockholders’ equity or net income (loss).

Recent Accounting Standards Issued

Accounting Standards Update No. 2011-12: Comprehensive Income (Topic 220) – Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (ASU 2011-12).

Earlier this year, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (ASU 2011-05). ASU 2011-05 was intended to increase the prominence of other comprehensive income in financial statements and help financial statement users better understand the cause of a company’s change in financial position and results of operations. Stakeholders, however, recently raised concerns that new presentation requirements about the reclassification of items out of accumulated other comprehensive income would be costly for preparers and add unnecessary complexity to financial statements.  ASU 2011-12 defers the specific requirement to present items that are reclassified from accumulated other comprehensive income to net income separately with their respective components of net income and other comprehensive income. ASU 2011-12 did not defer the requirement to report comprehensive income either in a single continuous statement or in two separate but consecutive financial statements.

The amendments are effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2011. Management does not expect the adoption of this statement to have a material impact on the Company’s consolidated financial statements.

Accounting Standards Update No. 2011-04: Fair Value Measurement (Topic 820) – Amendments to Achieve Common Fair Value Measurement and Disclosures Requirements in U.S. GAAP and IFRS

The amendments of this Update are the result of work by the FASB and the International Accounting Standard Board (IASB) to develop common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards (“IFRS”).  Consequently, the amendments change the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements.  The amendment clarified the FASB’s intent about the application of existing fair value measurement and disclosure requirements and changed a particular principle for measuring fair value and for disclosing information about fair value measurements.

The amendments in this Update are to be applied prospectively.  For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011.  Early adoption by public entities is not permitted.  Management does not expect the adoption of this statement to have a material impact on the Company’s consolidated financial statements.

Accounting Standard Update 2011-02:  Receivables (Topic 310) – A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring

The FASB has issued this Update to clarify the accounting principles applied to loan modifications, as defined by FASB Accounting Standards Codification (ASC) Subtopic 310-40, Receivables – Troubled Debt Restructurings by Creditors. This guidance was prompted by the increased volume in loan modifications prompted by the recent economic downturn.  The Update clarifies guidance on a creditor’s evaluation of whether or not a concession has been granted, with an emphasis on evaluating all aspects of the modification rather than a focus on specific criteria, such as the effective interest rate test, to determine a concession. The Update goes on to provide guidance on specific types of modifications such as changes in the interest rate of the borrowing, and insignificant delays in payments, as well as guidance on the creditor’s evaluation of whether or not a debtor is experiencing financial difficulties.

FSB Community Bankshares, Inc.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

For public entities, the amendments in the Update are effective for the first interim or annual periods beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. The entity should also disclose information required by ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, about Troubled Debt Restructurings in Update No. 2010-20, for interim and annual periods beginning on or after June 15, 2011.  The adoption of this statement did not have a material impact on the Company’s consolidated financial statements.

Subsequent Events

The Company has evaluated events and transactions occurring subsequent to December 31, 2011, the date of the consolidated balance sheet, for items that should potentially be recognized or disclosed in the consolidated financial statements.

Note 2 - Securities

The amortized cost and estimated fair value of securities with gross unrealized gains and losses at December 31, 2011 and 2010 are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
December 31, 2011:
Available for Sale:
U.S. Government and agency obligations	$33,688	$179	$(15)	$33,852
Mortgage-backed securities - residential	30,578	525	(48)	31,055
SBA pools	3,444	59	-	3,503

	$67,710	$763	$(63)	$68,410
Held to Maturity:
Mortgage-backed securities - residential	$4,260	$160	$-	$4,420
State and Municipal securities	2,970	109	-	3,079

	$7,230	$269	$-	$7,499

December 31, 2010:
Available for Sale:
U.S. Government and agency obligations	$39,764	$32	$(460)	$39,336
Mortgage-backed securities - residential	28,882	539	(60)	29,361
SBA pools	3,886	51	-	3,937

	$72,532	$622	$(520)	$72,634
Held to Maturity:
Mortgage-backed securities - residential	$4,918	$182	$-	$5,100
State and Municipal securities	2,265	-	(60)	2,205

	$7,183	$182	$(60)	$7,305

FSB Community Bankshares, Inc.

Note 2 - Securities (Continued)

Mortgage-backed securities consist of securities that are issued by Fannie Mae (“FNMA”), Freddie Mac (“FHLMC”), Ginnie Mae (“GNMA”), and Federal Farm Credit Bank (“FFCB”) and are collateralized by residential mortgages.

The amortized cost and estimated fair value by contractual maturity of debt securities at December 31, 2011 are shown below.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	Available for Sale		Held to Maturity
	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value
	(In Thousands)

Due in one year or less	$-	$-	$-	$-
Due after one year through five years	2,500	2,537	1,623	1,648
Due after five years through ten years	14,373	14,461	1,347	1,431
Due after ten years	16,815	16,854	-	-
Mortgage-backed securities - residential	30,578	31,055	4,260	4,420
SBA pools	3,444	3,503	-	-

	$67,710	$68,410	$7,230	$7,499

There were $135,000 of gross realized gains and no losses on sales of securities available for sale in 2011 resulting from proceeds of $3,043,000. There were $165,000 of gross realized gains and no losses on sales of securities available for sale in 2010 resulting from proceeds of $8,552,000.

There were no realized gains or losses on sales of securities held to maturity in 2011. During 2010 there was a $10,000 gross realized loss on the sale of mortgage-backed securities held to maturity resulting from proceeds of $686,000. In accordance with accounting guidance, the Company was able to sell securities classified as held to maturity after the Company had already collected a substantial portion (at least 85%) of the principal outstanding at acquisition due either to prepayments or to scheduled principal and interest payments on the debt securities.

No securities were pledged to secure public deposits or for any other purpose required or permitted by law at December 31, 2011 and 2010.

FSB Community Bankshares, Inc.

Note 2 - Securities (Continued)

The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, at December 31, 2011 and 2010:

	Less than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In Thousands)
2011:
Available for Sale
U.S. Government and agency obligations	$6,059	$14	$1,300	$1	$7,359	$15
Mortgage-backed securities - residential	9,474	44	792	4	10,266	48

	$15,533	$58	$2,092	$5	$17,625	$63

2010:
Available for Sale
U.S. Government and agency obligations	$24,757	$460	$-	$-	$24,757	$460
Mortgage-backed securities - residential	8,387	60	-	-	8,387	60
Held to Maturity
State and Municipal securities	1,875	60	-	-	1,875	60

	$35,019	$580	$-	$-	$35,019	$580

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.  Consideration is given to (1) the length of time and the extent to which the fair value has been less than the amortized cost basis, (2) the financial condition of the issuer (and guarantor, if any), and adverse conditions specifically related to the security, industry or geographic area, (3) failure of the issuer of the security to make scheduled interest or principal payments, (4) any changes to the rating of the security by a rating agency, and (5) the presence of credit enhancements, if any, including the guarantee of the federal government or any of its agencies.  In 2011 and 2010, the Company did not record an other-than-temporary impairment charge.

At December 31, 2011, six debt securities and seven mortgage-backed securities have been in a continuous unrealized loss position for less than twelve months.  There were two debt securities and one mortgage-backed security in a continuous unrealized loss position for more than twelve months. The debt securities and mortgage-backed securities were issued by U.S. government sponsored agencies. All are paying in accordance with their terms with no deferrals of interest or defaults.  Because the decline in fair value is attributable to changes in interest rates, not credit quality, and because management does not intend to sell and will not be required to sell these securities prior to recovery or maturity, no declines are deemed to be other-than-temporary.

FSB Community Bankshares, Inc.

Note 3 – Loans and The Allowance for Loan Losses

Net loans at December 31, 2011 and 2010 consist of the following:

	2011	2010
	(In Thousands)
Real estate loans:
Secured by one-to-four-family residences	$113,538	$102,295
Secured by multi-family residences	1,333	1,165
Construction	938	652
Commercial	1,489	1,395
Home equity lines of credit	9,425	8,900
Other loans	64	73

Total Loans	126,787	114,480

Net deferred loan origination costs	366	381
Allowance for loan losses	(411)	(384)
Net Loans	$126,742	$114,477

The loan portfolio is segmented into commercial and consumer loans. Commercial loans consist of a commercial real estate class. Consumer loans consist of the following classes: residential real estate secured by one-to-four-family residences, residential real estate secured by multi-family residences, construction, home equity lines of credit, and other loans.

The Company’s primary lending activity is the origination of one-to-four-family residential real estate mortgage loans.  At December 31, 2011 $113.5 million, or 89.5%, of the total loan portfolio consisted of one-to-four-family residential real estate mortgage loans compared to $102.3 million, or 89.3%, of the total loan portfolio at December 31, 2010.  The Bank offers fixed-rate and adjustable-rate residential real estate mortgage loans with maturities of up to 30 years and maximum loan amounts generally of up to $750,000.

The Company currently offers fixed-rate conventional mortgage loans with terms of up to 30 years that are fully amortizing with monthly loan payments, and adjustable-rate mortgage loans that provide an initial fixed interest rate for one, three, five, seven or ten years and that amortize over a period of up to 30 years.  The Company originates fixed-rate mortgage loans with terms of less than 15 years, but at rates applicable to 15-year loans.  The Company originates fixed-rate bi-weekly mortgage loans with terms of up to 30 years that are fully amortizing with bi-weekly loan payments, and “interest only” loans where the borrower pays interest for an initial period (ten years) after which the loan converts to a fully amortizing loan.

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

FSB Community Bankshares, Inc.

Note 3 – Loans and The Allowance for Loan Losses (continued)

The Company originates residential, first mortgage loans with the assistance of computer-based underwriting engines licensed from Fannie Mae and/or Freddie Mac. Appraisals of real estate collateral are contracted directly with independent appraisers and not through appraisal management companies. The Bank’s appraisal management policy and procedure is in accordance with all rules and best practice guidance from the Bank’s primary regulator. Credit scoring, using FICO is employed in the ultimate, judgmental credit decision by the Bank’s underwriting staff. The Company does not use third party contract underwriting services. Residential mortgage loans include fixed and variable interest rate loans secured by one-to-four-family homes generally located in Monroe, Ontario, and Wayne Counties of New York State. The Bank’s ability to be repaid on such loans is closely linked to the economic and real estate market conditions in this region. Underwriting policies generally adhere to Fannie Mae and Freddie Mac guidelines for loan requests of conforming and non-conforming amounts. In deciding whether to originate each residential mortgage, the Bank considers the qualifications of the borrower as well as the value of the underlying property. During 2011 and 2010, the Bank elected to sell many of its fixed-rate loan originations due to the low level of market interest rates and the Bank’s desire to manage the credit and interest rate risk inherent in the balance sheet by minimizing the additions of such long-term, low-fixed-rate instruments.

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

The Company offers home equity lines of credit, which are primarily secured by a second mortgage on one-to-four-family residences. At December 31, 201, home equity lines of credit totaled $9.4 million, or 7.4%, of total loans receivable compared to $8.9 million, or 7.8%, of total loans receivable at December 31, 2010.

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

Multi-family residential loans generally are secured by rental properties.  Multi-family real estate loans are offered with fixed and adjustable interest rates.  Loans secured by multi-family real estate totaled $1.3 million or 1.1%, of the total loan portfolio at December 31, 2011 compared to $1.2 million or 1.0%, of the total loan portfolio at December 31, 2010.  Multi-family real estate loans are originated for terms of up to 20 years.  Adjustable-rate multi-family real estate loans are tied to the average yield on U.S. Treasury securities, subject to periodic and lifetime limitations on interest rate changes.

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

The Company originates construction loans for the purchase of developed lots and for the construction of single-family residences.  At December 31, 2011, construction loans totaled $938,000, or 0.7%, of total loans receivable compared to $652,000, or 0.6%, at December 31, 2010.  At December 31, 2011 the additional unadvanced portion of these construction loans totaled $350,000 compared to $357,000 at December 31, 2010. Construction loans are offered to individuals for the construction of their personal residences by a qualified builder (construction/permanent loans).

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

Commercial real estate loans are secured by office buildings, mixed use properties, places of worship and other commercial properties.  Loans  secured by commercial real estate totaled $1.5 million, or 1.2%, of our total loan portfolio at December 31, 2011 compared to $1.4 million, or 1.2%, of our total loan portfolio at December 31, 2010.

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

The Company offers a variety of other loans secured by property other than real estate.  At December 31, 2011 these other loans totaled $64,000, or 0.1%, of the total loan portfolio compared to other loans totaling $73,000, or 0.1%, of the total loan portfolio at December 31, 2010. These loans include automobile, passbook, overdraft protection and unsecured loans. Due to the relative immateriality of other loans, the Company’s risk associated with these loans is not considered significant.

FSB Community Bankshares, Inc.

Note 3 – Loans and The Allowance for Loan Losses (continued)

The following table sets forth the allowance for loan losses allocated by loan class and the activity in the allowance for loan losses for the years ending December 31, 2011 and 2010. The allowance for loan losses allocated to each class is not necessarily indicative of future losses in any particular class and does not restrict the use of the allowance to absorb losses in other classes.

	Secured	Secured by
	by 1-4	more than
	family	4 family			Home	Other/
	residential	residential	Construction	Commercial	Equity	Unallocated	Total
	(In Thousands)
At December 31, 2011
Beginning Balance	$242	$9	$3	$14	$55	$61	$384
Charge Offs	(3)	-	-	-	-	-	(3)
Recoveries	-	-	-	-	-	-	-
Provisions	50	1	2	1	(8)	(16)	30
Ending Balance (1)	$289	$10	$5	$15	$47	$45	$411

At December 31, 2010
Beginning Balance	$210	$6	$1	$16	$64	$71	$368
Charge Offs	(5)	-	-	-	-	-	(5)
Recoveries	-	-	-	-	-	-	-
Provisions	37	3	2	(2)	(9)	(10)	21
Ending Balance (1)	$242	$9	$3	$14	$55	$61	$384

(1)All Loans are collectively evaluated for impairment.

The Company’s policies, consistent with regulatory guidelines, provide for the classification of loans that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.  Substandard assets include those assets characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.  Assets classified as doubtful have all of the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.  Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted.  Assets that do not expose the Company to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve close attention, are required to be designated as special mention.

When the Company classifies assets as pass a portion of the related general loss allowances is allocated to such assets as deemed prudent.  The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date.  The Company’s determination as to the classification of its assets and the amount of its loss allowances are subject to review by its principal federal regulator, the Office of the Comptroller of the Currency (“OCC”), which can require that the Company establish additional loss allowances.  The Company regularly reviews its asset portfolio to determine whether any assets require classification in accordance with applicable regulations.

At December 31, 2011 and 2010, there were no loans considered to be impaired and no troubled debt restructurings.

FSB Community Bankshares, Inc.

Note 3 – Loans and The Allowance for Loan Losses (continued)

The following table presents the risk category of loans by class at December 31, 2011 and December 31, 2010:

	Pass	Special Mention	Substandard	Doubtful	Total
2011	(In Thousands)
One-to-four-family residential	$113,213	-	$325	-	$113,538
Home equity lines of credit	9,425	-	-	-	9,425
Multi-family residential	1,333	-	-	-	1,333
Construction	938	-	-	-	938
Commercial	1,489	-	-	-	1,489
Other loans	64	-	-	-	64
Total	$126,462	-	$325	-	$126,787

2010
One-to-four-family residential	$102,238	-	$57	-	$102,295
Home equity lines of credit	8,784	-	116	-	8,900
Multi-family residential	1,165	-	-	-	1,165
Construction	652	-	-	-	652
Commercial	1,395	-	-	-	1,395
Other loans	73	-	-	-	73
Total	$114,307	-	$173	-	$114,480

At December 31, 2011 the Company had one nonaccrual loan for $325,000 and at December 31, 2010 had no nonaccrual loans.  There were no loans that were past due 90 days or more and still accruing interest at December 31, 2011 and 2010.  Interest on non-accrual loans that would have been earned if loans were accruing interest was immaterial for both 2011 and 2010.

Delinquent Loans. The following table sets forth the Company’s analysis of the age of the loan delinquencies by type and by amount past due as of December 31, 2011 and 2010.

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable
	(In thousands)
2011
Real estate loans:
One-to-four-family residential	$-	$-	$325	$325	$113,213	$113,538
Home equity lines of credit	-	-	-	-	9,425	9,425
Multi-family residential	-	-	-	-	1,333	1,333
Construction	-	-	-	-	938	938
Commercial	-	-	-	-	1,489	1,489
Other loans	-	-	-	-	64	64
Total	$-	$-	$325	$325	$126,462	$126,787

2010
Real estate loans:
One-to-four-family residential	$57	$-	$-	$57	$102,238	$102,295
Home equity lines of credit	116	-	-	116	8,784	8,900
Multi-family residential	-	-	-	-	1,165	1,165
Construction	-	-	-	-	652	652
Commercial	-	-	-	-	1,395	1,395
Other loans	-	-	-	-	73	73
Total	$173	$-	$-	$173	$114,307	$114,480

FSB Community Bankshares, Inc.

Note 4 - Premises and Equipment

Premises and equipment at December 31, 2011 and 2010 are summarized as follows:

	2011	2010
	(In Thousands)
Premises	$3,951	$3,076
Furniture, fixtures and equipment	2,690	2,157
Construction in process	-	25

	6,641	5,258
Accumulated depreciation and amortization	(2,987)	(2,553)

	$3,654	$2,705

At December 31, 2011, the Company was obligated under non-cancelable operating leases for existing branches in Penfield, Irondequoit, Webster, and Perinton, New York and for three offices of the Mortgage division in Canandaigua, Watertown, and Pittsford, New York.  Rent expense under leases totaled $318,000 during 2011.  Rent expense under the same non-cancelable operating leases totaled $239,000 during 2010. Future minimum rental payments under these leases for the next five years and thereafter are as follows (in thousands):

Years ending December 31,
2012	$371
2013	356
2014	356
2015	342
2016	297
Thereafter	7,823
Total	$9,545

 Note 5 - Deposits

The components of deposits at December 31, 2011 and 2010 consist of the following:

	2011	2010
	(In Thousands)

Non-interest bearing	$4,523	$3,705
NOW accounts	13,518	10,995
Regular savings and demand clubs	35,922	24,787
Money market	24,498	27,857
Individual retirement accounts	17,486	18,266
Certificates of deposit	79,155	76,796

	$175,102	$162,406

FSB Community Bankshares, Inc.

Note 5 – Deposits (continued)

As of December 31, 2011, individual retirement accounts and certificates of deposit have scheduled maturities as follows (in thousands):

2012	$50,951
2013	30,068
2014	5,776
2015	5,234
2016	4,612

$96,641

The aggregate amount of time deposits, each with a minimum denomination of $100,000 was $30,7987,000 and $27,552,000 at December 31, 2011 and 2010, respectively.  Under the Dodd-Frank Act, deposit insurance per account owner has been raised from $100,000 to $250,000.

Interest expense on deposits for the years ended December 31, 2011 and 2010 is as follows:

	2011	2010
	(In Thousands)

NOW accounts	$45	$62
Regular savings and demand clubs	118	199
Money market	142	239
Individual retirement accounts	408	508
Certificates of deposit	1,186	1,513

	$1,899	$2,521

FSB Community Bankshares, Inc.

Note 6 - Borrowings

Borrowings consist of advances from the Federal Home Loan Bank of New York (FHLB).

The following table sets forth the contractual maturities of borrowings with the FHLB:

Advance	Maturity	Current
Date	Date	Rate	2011	2010
			(In Thousands)

09/14/05	09/14/15	4.75%	$672	$732
11/16/05	11/18/13	5.19%	1,000	1,000
06/05/06	06/06/16	5.63%	1,000	1,000
06/05/06	06/05/14	5.60%	1,000	1,000
08/17/06	08/19/13	5.45%	1,000	1,000
08/17/06	08/17/15	5.50%	1,000	1,000
11/27/07	11/27/12	4.46%	1,000	1,000
01/04/08	01/04/13	4.04%	500	500
01/15/08	01/18/11	3.45%	-	500
01/15/08	01/15/13	3.81%	500	500
02/19/08	02/22/11	2.85%	-	2,000
02/20/08	02/20/13	3.29%	2,000	2,000
11/03/09	11/03/14	2.37%	614	809
07/21/10	07/23/12	1.08%	1,000	1,000
07/21/10	01/22/13	1.26%	1,663	1,663
07/21/10	01/22/13	1.26%	1,000	1,000
07/21/10	01/22/13	1.26%	500	500
07/21/10	07/22/13	1.42%	258	258
07/21/10	07/22/13	1.42%	1,000	1,000
07/21/10	07/22/13	1.42%	1,000	1,000
07/21/10	01/21/14	1.66%	1,000	1,000
07/21/10	01/21/14	1.66%	500	500
07/21/10	01/21/14	1.66%	1,494	1,494
07/21/10	01/21/14	1.66%	1,061	1,061
07/21/10	07/21/14	1.89%	1,000	1,000
07/21/10	07/21/14	1.89%	1,252	1,252
07/21/10	01/21/15	2.07%	511	511
12/28/10	06/28/11	0.58%	-	1,000
02/22/11	02/22/12	0.65%	1,000	-

			24,525	27,280
Deferred prepayment penalties			347	548
			$24,178	$26,732

In July 2010, the Company restructured a portion of its Federal Home Loan Bank advances by repaying $13.2 million of existing borrowings and replacing these borrowings with $13.2 million of new, lower cost FHLB advances. This transaction resulted in $638,000 in prepayment penalties that were deferred and are being recognized in interest expense as an adjustment to the cost of the Company’s new borrowings over the repayment period of these new borrowings. The refinanced borrowings were a combination of fixed-rate and amortizing advances with an average cost of 4.29% and an average duration of 1.47 years. The new borrowings are all fixed-rate borrowings with an average cost of 3.09% including the deferred adjustment to the carrying value of the new borrowings. The $13.2 million of new advances have an average duration of 3.11 years. This transaction was executed as an earnings and interest rate risk strategy, resulting in lower FHLB advance costs and an extension of average duration.  At December 31, 2011, there was $347,000 remaining in deferred prepayment penalties that will be recognized in interest expense as an adjustment to the Company’s borrowings in future periods.

FSB Community Bankshares, Inc.

Note 6 - Borrowings (continued)

Certain of the Company’s FHLB advances at December 31, 2011 are callable by the FHLB at one or more dates in the future.  If an advance is called by the FHLB, the Company has the option to replace the called advance with a new advance at market terms or to repay the advance without penalty.

Borrowings are secured by residential mortgages with a carrying amount of $83,591,000 at December 31, 2011 and the Company’s investment in FHLB stock.  As of December 31, 2011, $83,591,000 was available for borrowings of which $24,525,000 was outstanding.

The following table sets forth the contractual maturities of all FHLB borrowings and the next call dates of the callable borrowings at December 31, 2011 (dollars in thousands):

	Contractual	Weighted	Next Call	Weighted
	Maturity	Average Rate	2/20/2012	Average Rate
2012	$3,000	2.06%	$2,000	3.29%
2013	10,421	2.72	-	-
2014	7,921	2.28	-	-
2015	2,183	4.47
2016	1,000	5.63	-	-

	$24,525	3.10%	$2,000	3.29%

The Company also has a repurchase agreement with Morgan Keegan providing an additional $10 million in liquidity collateralized by the Company’s U.S. Government and agency obligations. There were no advances outstanding under the repurchase agreement at December 31, 2011 and 2010.

Note 7 - Income Taxes

The provision (benefit) for income taxes for 2011 and 2010 consists of the following:

	2011	2010
	(In Thousands)
Current
Federal	$-	$49
State	1	-
Deferred	(115)	(4)
	$(114)	$45

The Company’s effective tax rate was (61)% and 17% in 2011 and 2010, respectively. The effective tax rate primarily reflects the impact of adjustment to provide an appropriate valuation allowance against future tax benefits.

FSB Community Bankshares, Inc.

Note 7 - Income Taxes (Continued)

Items that give rise to differences between income tax expense included in the consolidated statements of income and taxes computed by applying the statutory federal tax at a rate of 34% in 2011 or 2010 included the following (dollars in thousands):

	2011		2010
	Amount	% of Pre-tax Income	Amount	% of Pre-tax Loss
Federal Tax at a Statutory rate	$(63)	(34)%	$90	34%
State taxes, net of Federal provision	1	1	-	-
Change in valuation allowance	104	56	154	58
Nontaxable interest and dividend income	(58)	(31)	(48)	(18)
Allowance for loan loss tax benefit subject to valuation allowance	(104)	(56)	(107)	(40)
Other items	6	3	(44)	(17)
Income tax provision (benefit)	$(114)	(61)%	$45	17%

Deferred income tax assets and liabilities resulting from temporary differences are summarized as follows and are included in other liabilities in the accompanying consolidated balance sheets at December 31, 2011 and 2010:

	2011	2010
	(In Thousands)

Deferred tax assets:
Deferred loan origination fees	$19	$18
Allowance for loan losses - Federal	159	149
Charitable contributions carry forward	35	29
State tax credits	591	482
Supplemental Executive Retirement Plan	77	53
Other-than-temporary impairment loss on securities	21	21
Net operating loss carry forwards	152	-
Other	11	2

	1,065	754
Valuation allowance	(712)	(608)
Total deferred tax assets, net of valuation allowance	353	146

Deferred tax liabilities:
Depreciation	(171)	(92)
Unrealized gain on securities available for sale	(238)	(35)
FDIC insurance	(28)	(27)
Mortgage servicing rights	(13)	-

Total deferred tax liabilities	(450)	(154)

Net deferred tax liability	$(97)	$(8)

FSB Community Bankshares, Inc.

Note 7 - Income Taxes (Continued)

The Company has recorded a valuation allowance for state tax deductions and mortgage recording tax credits since anticipated levels of future state taxable income makes it more likely than not that all of these tax benefits will not be used. In addition, a deferred tax asset associated with a portion of the allowance for loan loss established before 2004 had not been recognized in the past as there was no expectation of achieving any tax benefit of this portion of the allowance. In 2010, that deferred tax asset was recorded, but because the future realization of the tax benefit remains unlikely to be realized, the valuation allowance was further increased to include this deferred tax asset. As a result of this item, there was no net impact on deferred taxes.

As a thrift institution, the Bank is subject to special provisions in the income tax laws regarding its allowable income tax bad debt deduction and related tax basis bad debt reserves.  Deferred income tax liabilities are to be recognized with respect to any base-year reserves which are to become taxable (or “recaptured”) in the foreseeable future.

Under current income tax laws, the base-year reserves would be subject to recapture if the Company pays a cash dividend in excess of earnings and profits or liquidates.  The New York State base-year reserves would be subject to recapture if the Bank failed to meet certain definitional tests, including maintaining a thrift charter.  The Bank does not expect to take any actions in the foreseeable future that would require the recapture of any Federal or New York State reserves.

A deferred tax liability has not been recognized with respect to the Federal and New York State base-year reserve of $1,518,000 at December 31, 2011 and 2010, because the Bank does not expect that this amount will become taxable in the foreseeable future. The unrecognized deferred tax liability with respect to the Federal and New York State base-year reserve was $516,000 at December 31, 2011 and 2010. It is more likely than not that this liability will never be incurred because, as noted above, the Bank does not expect to take any action in the future that would result in this liability being incurred.

Accounting for uncertainty in income taxes guidance requires an entity to analyze each income tax position taken in its tax returns and determine the likelihood that the position will be realized.  Only tax positions that are “more-likely-than-not” to be realized can be recognized in an entity’s financial statements.  For tax positions that do not meet this recognition threshold, an entity will have an unrecognized tax benefit for the difference between the position taken on the tax return and the amount recognized on the financial statements. The Company does not have any unrecognized tax benefits at December 31, 2011 or 2010.  The Company’s policy is to recognize interest and penalties in income tax expense in the consolidated statement of income. The Company’s Federal and New York State tax returns, constituting the returns of the major taxing jurisdictions, are subject to examination by the taxing authorities for 2008, 2009, and 2010 as prescribed by applicable statute.  No waivers have been executed that would extend the period subject to examination beyond the period prescribed by statute.

No unrecognized tax benefits from uncertain tax positions are expected to arise within the next twelve months.

FSB Community Bankshares, Inc.

Note 8 - Employee Benefit Plans

The Bank has a 401(k) plan for all eligible employees.  Employees are eligible for participation in the 401(k) Plan after one year of service and attaining age 21.  The 401(k) Plan allows employees to contribute 1% to 100% of their annual salary subject to statutory limitations.  Matching contributions made by the Bank are 100% of the first 6% of compensation that an employee contributes to the 401(k) Plan.  In addition, the Bank may make a discretionary contribution as a percentage of each eligible employee’s annual base compensation including the value of ESOP shares allocated.  Matching contributions to the 401(k) Plan amounted to $104,000 and $81,000 for the years ended December 31, 2011 and 2010, respectively.  Discretionary contributions to the 401(k) Plan were $97,000 and $71,000 for the years ended December 31, 2011 and 2010, respectively.

The Bank sponsors an Employee Stock Ownership Plan (ESOP) for eligible employees who have attained age 21 and completed one year of employment. The cost of shares not committed to be released is presented in the accompanying consolidated balance sheets as a reduction of stockholders’ equity.  Allocations to individual accounts are based on participant compensation and years of service. As shares are committed to be released to participants, the Company reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings per share computations. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in-capital. Any dividends on allocated shares reduce retained earnings. Any dividends on unallocated ESOP shares reduce debt and accrued interest.  In connection with establishing the ESOP in 2007, the ESOP borrowed $700,000 from the Company to purchase 69,972 common shares of the Company’s stock.  The loan is being repaid in twenty equal annual installments through 2026.  The loan bears interest at the prime rate plus 300 basis points.  Shares are released to participants on a straight line basis as the loan is repaid and totaled 3,498 shares for each of the years ended December 31, 2011 and December 31, 2010.  Total expense for the ESOP during 2011 and 2010 was $28,000 and $29,000 respectively.  At December 31, 2011, the Company had 52,479 unearned ESOP shares having an aggregate market value of $353,708.

The Bank has a supplemental executive retirement plan (SERP) for two of its executives.  All benefits provided under the SERP are unfunded and, as these executives retire, the Company will make payments to participants. The Company has recorded $237,000 and $173,000 at December 31, 2011 and 2010 respectively, for the SERP in other liabilities. In 2011 and 2010, the expense under the SERP totaled $63,000 and $49,000 respectively.

Note 9 - Related Party Transactions

Certain employees, executive officers and directors are engaged in transactions with the Bank in the ordinary course of business.  It is the Bank’s policy that all related party transactions are conducted at “arms length” and all loans and commitments included in such transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank and do not involve more than the normal risk of collectability or present other unfavorable terms.

As of December 31, 2011 and 2010, loans outstanding with related parties were $481,000 and $359,000, respectively. During 2011, loan advances totaled $387,000 and repayments totaled $265,000.

FSB Community Bankshares, Inc.

Note 10 - Commitments

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit.  These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.  The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.  The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments summarized as follows at December 31, 2011 and 2010:

	2011	2010
	(In Thousands)

Commitments to extend credit:
Commitments to grant loans	$7,055	$3,501
Unfunded commitments under lines of credit	9,074	8,536

	$16,129	$12,037

Commitments to grant loans at fixed-rates at December 31, 2011 totaled $7,055,000 and had interest rates that ranged from 3.25% to 4.875%.

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

Note 11 - Regulatory Matters

The Bank is subject to various regulatory capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 and tangible capital (as defined) to adjusted total assets (as defined).  Management believes that, as of December 31, 2011 and 2010, the Bank met all capital adequacy requirements to which it was subject.  As of December 31, 2011 the most recent notification categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below.

FSB Community Bankshares, Inc.

Note 11 - Regulatory Matters (Continued)

There are no conditions or events since that notification that management believes have changed the Bank’s status as well capitalized.

The Bank’s actual capital amounts and ratios are presented in the table below.

	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in Thousands)

December 31, 2011:
Total risk-based capital (to risk- weighted assets)	$17,179	19.45%	$	≥7,066	≥8.0%	$	≥8,832	≥10.0%
Tier 1 capital (to risk-weighted assets)	16,768	18.98		≥3,533	≥4.0		≥5,299	≥ 6.0
Tier 1 capital (leveraged - to adjusted total assets)	16,768	7.63		≥8,788	≥4.0		≥10,985	≥ 5.0
Tangible capital (to adjusted total assets)	16,768	7.63		≥3,295	≥1.5		N/A	N/A

December 31, 2010:
Total risk-based capital (to risk- weighted assets)	$17,140	20.16%	$	≥6,802	≥8.0%	$	≥8,502	≥10.0%
Tier 1 capital (to risk-weighted assets)	16,756	19.71		≥3,401	≥4.0		≥5,101	≥ 6.0
Tier 1 capital (leveraged - to adjusted total assets)	16,756	8.01		≥8,369	≥4.0		≥10,461	≥ 5.0
Tangible capital (to adjusted total assets)	16,756	8.01		≥3,138	≥1.5		N/A	N/A

The following table presents a reconciliation of the Bank’s equity as determined using accounting principles generally accepted in the United States of America (“GAAP”) and its regulatory capital amounts as of December 31, 2011 and 2010.

	2011	2010
	(In Thousands)
Bank GAAP equity	$17,230	$16,823
Net unrealized (gains) losses on securities available for sale, net of income taxes	(462)	(67)

Tangible capital, core capital and Tier 1 risk-based capital	16,768	16,756

Allowance for loan losses	411	384

Total risk-based capital	$17,179	$17,140

At December 31, 2011 the Company’s consolidated equity totaled $20,843,000 compared to the Bank’s equity capital of $17,230,000. See Note 13 for details concerning the Company’s consolidated equity.

FSB Community Bankshares, Inc.

Note 11 - Regulatory Matters (Continued)

The FRB has issued a policy guidance regarding the payment of dividends by bank holding companies that it has made applicable to savings and loan holding companies as well.  In general, the FRB’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition.  FRB guidance provides for prior regulatory review of capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition.  The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized.  These regulatory policies could affect the ability of FSB Community Bankshares to pay dividends or otherwise engage in capital distributions.

Note 12 - Fair Value Measurement and Fair Values of  Financial Instruments

Management uses its best judgment in estimating the fair value of the Company’s assets and liabilities; however, there are inherent weaknesses in any estimation technique.  Therefore, for substantially all assets and liabilities, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated.  The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates.  As such, the estimated fair values of assets and liabilities subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

Accounting guidance establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

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

FSB Community Bankshares, Inc.

Note 12 - Fair Value Measurement and Fair Values of  Financial Instruments (continued)

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used are as follows at December 31:

(In Thousands)
2011	Total	Level 1	Level 2	Level 3

U.S. Government and agency obligations	$33,852	-	$33,852	-

Mortgage-backed securities	31,055	-	31,055	-

SBA Pools	3,503	-	3,503	-

Total Available for Sale Securities	$68,410	$-	$68,410	$-

(In Thousands)

2010	Total	Level 1	Level 2	Level 3

U.S. Government and agency obligations	$39,336	$8,014	$31,322	-

Mortgage-backed securities	29,361	1,673	27,688	-

SBA Pools	3,937	-	3,937	-

Total Available for Sale Securities	$72,634	$9,687	$62,947	-

There was one mortgage-backed security for $1.7 million transferred out of level 1 securities available for sale to level 2 securities available for sale during the twelve months ended December 31, 2011, as a result of the lack of availability of observable market data used in the securities’ pricing obtained through independent pricing services or dealer market participants. There were six U.S. Government and agency obligations for $8.0 million called during the twelve months ended December 31, 2011 that were measured as level 1 securities available for sale at December 31, 2010.  No assets or liabilities have been measured on a non-recurring basis at December 31, 2011 or 2010.

Required disclosures include fair value information about financial instruments, whether or not recognized in the consolidated balance sheets, for which it is practicable to estimate that value.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  In that regard, the fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.  Certain financial instruments and all non-financial instruments are excluded from the disclosure requirements.  Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful.  The following methods and assumptions were used to estimate the fair values of certain of the Company’s assets and liabilities at December 31, 2011 and 2010.

Cash, Due from Banks, and Interest Bearing Demand Deposits

The carrying amounts of these assets approximate their fair values.

FSB Community Bankshares, Inc.

Note 12 - Fair Value Measurement and Fair Values of  Financial Instruments (continued)

Investment Securities

The fair value of securities available for sale (carried at fair value) and held to maturity (carried at amortized cost) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the banking industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.  For certain securities which are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are based on observable market based assumptions (Level 3).  In the absence of such evidence, management’s best estimate is used.  Management’s best estimate consists of both internal and external support on certain Level 3 investments.  Internal cash flow models using a present value formula that includes assumptions market participants would use along with indicative exit pricing obtained from broker/dealers (where available) are used to support fair values of certain Level 3 investments. The Company had no Level 3 investment securities at December 31, 2011 or 2010.

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

FSB Community Bankshares, Inc.

Note 12 - Fair Value Measurement and Fair Values of  Financial Instruments (continued)

Off-Balance Sheet Instruments

The fair values for off-balance sheet financial instruments (lending commitments and lines of credit) are estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present credit worthiness of the counterparties. Such fees were not material at December 31, 2011 and 2010.

The carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2011 and 2010 are as follows:

	2011		2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)

Financial assets:
Cash and due from banks	$799	$799	$561	$561
Interest bearing demand deposits	8,238	8,238	7,273	7,273
Securities available for sale	68,410	68,410	72,634	72,634
Securities held to maturity	7,230	7,499	7,183	7,305
Investment in FHLB stock	1,401	1,401	1,513	1,513
Loans held for sale	1,535	1,535	342	342
Loans, net	126,742	136,550	114,477	116,350
Accrued interest receivable	884	884	888	888

Financial liabilities:
Deposits	175,102	174,046	162,406	161,165
Borrowings	24,178	23,669	26,732	25,107
Accrued interest payable	59	59	68	68

Off-balance sheet instruments:
Commitments to extend credit	-	-	-	-

FSB Community Bankshares, Inc.

Note 13 - FSB Community Bankshares, Inc. (Parent Company Only) Financial Information

Balance Sheets

	December 31
	2011	2010
	(In Thousands)

Assets
Cash and cash equivalents	$55	$97
Securities available for sale	3,018	3,017
Investment in banking subsidiary	17,230	16,823
ESOP loan receivable	554	582
Accrued interest receivable	24	11
Total Assets	$20,881	$20,530

Liabilities and Stockholders’ Equity

Total Liabilities	$38	$38

Stockholders’ equity	20,843	20,492

Total Liabilities and Stockholders’ Equity	$20,881	$20,530

Statements of Income

	Year Ended December 31
	2011	2010
	(In Thousands)

Interest Income	$55	$55
Other Expense	(110)	(97)
Equity in (net loss) undistributed earnings of banking subsidiary	(17)	262

Net Income (loss)	$(72)	$220

FSB Community Bankshares, Inc.

Note 13 - FSB Community Bankshares, Inc. (Parent Company Only) Financial Information (continued)

Statements of Cash Flows

	Year Ended December 31
	2011	2010
	(In Thousands)

Cash flows from operating activities
Net income (loss)	$(72)	$220
Adjustments to reconcile net income (loss) to net cash provided
(used) by operating activities
Equity in (net loss) undistributed earnings of banking subsidiary	17	(262)
Amortization of premiums on securities available for sale	13	15
Decrease (increase) in accrued interest receivable	(13)	60
Net decrease in other liabilities	-	(6)
Net cash provided (used) by operating activities	(55)	27

Cash flows from investing activities
Purchases of securities available for sale	(2,515)	(5,019)
Proceeds from maturities and calls of securities available for sale	2,500	5,000
Payments received on ESOP loan	28	27
Net cash provided by investing activities	13	8

Net increase (decrease) in cash and cash equivalents	(42)	35
Cash and cash equivalents - beginning	97	62

Cash and cash equivalents - ending	$55	$97